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Filed pursuant to Rule 424(b)(3)
Registration No. 333-75804

South Dakota Soybean Processors

100 Caspian Avenue
P.O. Box 500
Volga, South Dakota 57071
(605) 627-9240

Information Statement/Prospectus

Proposed Reorganization—Your Vote Is Very Important!

Dear South Dakota Soybean Processors Member:

        We cordially invite you to attend a special meeting of members of South Dakota Soybean Processors on June 20, 2002, at 1:00 p.m., local time, at the Brookings Inn, located at the intersection of I-29 and Hwy. 14 in Brookings, South Dakota. At this special meeting we are asking you to vote on the adoption of a Plan of Reorganization that has been approved by the Board. If the Plan of Reorganization is adopted, all our members will become holders of capital units of Soybean Processors, LLC, a new limited liability company formed for the purpose of completing the reorganization described in this document. We encourage you to vote by submitting the enclosed ballot as directed. Your vote is very important.

        The primary reason for the reorganization is to avoid double taxation of non-patronage income from our operations and investments so that we can maximize potential dividend payments to our members. If we complete the reorganization, your percentage equity interest in the new LLC will be the same as it is now in the Cooperative, and your voting rights and rights to cash distributions will be very similar. You will no longer have a soybean delivery requirement and members will no longer have to be agricultural producers.

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  The reorganization will be a taxable transaction, and members may recognize a gain or loss as a result. We expect that most members will incur a small capital loss; however, the amount of gain or loss that you will incur as a member will depend upon a number of factors and some members may incur a capital gain. You should read this document carefully to determine how to calculate the tax effect on you.

  •
  After the reorganization, the new LLC's income will be allocated to you in proportion to your capital unit ownership whether or not cash distributions are actually made to you. Because the new LLC is not required to distribute all of its earnings, you may have to pay income taxes on a portion of its income even if you do not receive any cash distributions, which is the same as it has been with the Cooperative.

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  The new LLC's capital units will not be listed on any national securities exchange, The Nasdaq Stock Market or any over-the-counter market. The transferability of the new LLC's capital units will be significantly restricted by the new LLC's Operating Agreement to preserve the new LLC's partnership taxation status. Specifically, the new LLC's Board of Managers will only approve "private transfers," such as sales or gifts to qualified family members and transfers upon death; certain other qualified redemptions and repurchases; and limited other exempt sales.

  •
  There may be conflicts of interest in our new structure.

        We cannot complete the reorganization unless we receive the approval of at least 75% of the common stock that is voted at the special meeting either in person or by written ballot. As of May 14, 2002, which is the record date for determining who is eligible to vote at the meeting, there were 2,097 shares of common stock and 14,129,250 shares of non-voting equity stock issued and outstanding. Each member has one share of voting common stock. We will issue a total of 14,129,250 LLC capital units in the reorganization.

        Please see "Risk Factors" beginning on page 8 to read about important factors you should consider before voting.

        The attached Notice of Special Meeting and Information Statement/Prospectus provide detailed information about the special meeting, the proposed reorganization and the new LLC. You should carefully review this entire document in considering how to vote. Information on our Web site is not part of this document, and we have not authorized anyone to provide you with any different information.

        The Board of Directors of South Dakota Soybean Processors unanimously recommends that you vote "FOR" the adoption of the proposed Plan of Reorganization on the enclosed ballot.

Paul Casper
President, South Dakota Soybean Processors
President, Soybean Processors, LLC

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Soybean Processors, LLC capital units to be issued in the reorganization or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated May 24, 2002, and is being first mailed to members on or about May 31, 2002.

South Dakota Soybean Processors

100 Caspian Avenue
P.O. Box 500
Volga, South Dakota 57071
(605) 627-9240

Notice Of Special Meeting Of Members
To Be Held On June 20, 2002

To South Dakota Soybean Processors Members:

        This is a notice of a special meeting of South Dakota Soybean Processors, a South Dakota cooperative corporation, to be held on June 20, 2002, at 1:00 p.m., local time, at the Brookings Inn, located at the intersection of I-29 and Hwy. 14 in Brookings, South Dakota, for the following purpose:

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  To consider and vote upon a proposal to approve a Plan of Reorganization in the form set forth as Appendix A to this Information Statement/Prospectus between the Cooperative and Soybean Processors, LLC, a recently formed South Dakota limited liability company.

        If this proposal is adopted, the Cooperative will be dissolved and all our members will become holders of capital units in the new LLC. This proposal is described in the Information Statement/Prospectus included with this notice. You should carefully review this document in considering how to vote.

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  The close of business on May 14, 2002 has been fixed as the record date for determining those members entitled to vote at the special meeting and any adjournments or postponements of the meeting. Only members of record on that date will be entitled to vote.

  •
  You may vote only by using the enclosed ballot. No additional ballots will be distributed at the special meeting.

  •
  You may either send your ballot to us by mail before the special meeting or submit it in person at the special meeting.

  •
  You may revoke your ballot or change your vote at any time until we have tallied the votes at the special meeting.

        The record date for determining who is eligible to vote at the special meeting is May 14, 2002. On May 14, 2002, there were 2,097 members entitled to vote. Each member has one share of voting common stock. If at least 110 members are present or represented by mail ballot at the special meeting, a quorum will exist.

        The Board of Directors of South Dakota Soybean Processors unanimously recommends that you vote "FOR" the approval of the proposed Plan of Reorganization on the enclosed ballot.

        You are cordially invited to attend the special meeting. If you are unable to attend, please complete and return the enclosed mail ballot to the Cooperative in the envelope provided as soon as possible to assure that we receive it prior to the special meeting so that your vote is counted.

By Order of the Board of Directors

Paul Casper
President, South Dakota Soybean Processors

May 24, 2002
Volga, South Dakota

BUSINESS	43
Overview	43
Products	43
Plant and Description of Process	44
Product Storage	44
Loading, Transportation and Delivery	46
Utilities	47
Raw Materials and Suppliers	47
Sales, Marketing and Customers	48
Price Risk and Hedging	51
Competition	51
Strategic Alliances	51
Employees	53
Government Regulation and Environmental Matters	53
Legal Proceedings	54
MANAGEMENT	55
Soybean Processors, LLC Board of Managers	55
Committees of the Soybean Processors, LLC Board of Managers	61
Compensation of Soybean Processors, LLC Board Members	61
Executive Officers of Soybean Processors, LLC	61
Compensation of Executive Officers	62
Relationships Between Board Members, Executive Officers and Key Employees	63
Ownership by Management	64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	66
DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT	67
Issuance of Capital Units	67
Member Qualifications	67
Rights of Members	68
Management	70
Indemnification	71
Disposition of Capital Units; Restrictions on Transfer	72
Bankruptcy of a Member	72
Redemption	72
Capital Accounts	72
Liability of Members	73
Sinking Fund Provisions	73
Further Calls or Assessments	73
Liquidation upon Dissolution	74
COMPARISON OF RIGHTS OF EQUITY OWNERS	74
FEDERAL INCOME TAX CONSEQUENCES	84
Reorganization of South Dakota Soybean Processors into a Limited Liability Company	84
Tax Consequences of the Reorganization to South Dakota Soybean Processors	84
Federal Tax Consequences of the Reorganization to Members	85
Importance of the Appraisal Report to South Dakota Soybean Processors and its Members	86
IRS Information Reporting Requirements	86
Federal Income Tax Consequences of Capital Unit Ownership	86
Tax Treatment of Soybean Processors, LLC's Operations	88
Initial Tax Basis of Units and Periodic Basis Adjustments	89
Tax Consequences of Disposition of Capital Units	91
Other Tax Matters	92

PLAN OF DISTRIBUTION	94
LEGAL MATTERS	95
WHERE YOU CAN FIND MORE INFORMATION	95

APPENDIX A—PLAN OF REORGANIZATION

APPENDIX B—ARTICLES OF ORGANIZATION AND FORM OF OPERATING AGREEMENT

APPENDIX C—FINANCIAL STATEMENTS

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transaction fully and for a complete description of the legal terms of the reorganization, please read this entire document and the appendices.

General

        South Dakota Soybean Processors is a South Dakota cooperative corporation formed in 1993 to build and operate a soybean processing plant in Volga, South Dakota. The soybean processing plant began production in late 1996. Originally designed to crush 50,000 bushels of soybeans per day, our capacity has been expanded to crush more than 80,000 bushels of soybeans per day.

        Our primary business is processing locally grown soybeans into soybean meal, crude soybean oil and soybean hulls. Our soybean meal is primarily sold to resellers, feed mills, and local livestock producers as high protein livestock feed, our crude soybean oil is mostly sold to refineries for further processing into food products and for some industrial uses, and our soybean hulls are either blended back into the soybean meal or sold separately, either pelleted or loose, as a fiber source in livestock diets.

        Soybean processing is a mature and highly competitive industry. We plan to maintain our competitive position in the market place by producing a high quality product and operating a highly efficient operation at the lowest possible cost. Our primary business objective is to maximize cash dividends to our members from the profits generated through our soybean processing operations. At the same time, our management recognizes the need to maintain our financial strength and to consider and implement growth strategies that will allow us to continue meeting these objectives over time. Upon careful consideration of the various factors involved, the Board of Directors has determined that implementing the reorganization described in this prospectus is critical to our future ability to achieve these objectives.

        The executive offices of South Dakota Soybean Processors and Soybean Processors, LLC are located at 100 Caspian Avenue, Post Office Box 500, Volga, South Dakota 57071, and our telephone number is (605) 627-9240.

The Reorganization

        The purpose of this special meeting is to consider the adoption of the Plan of Reorganization that is being recommended by the Cooperative's Board of Directors. If adopted, the Cooperative will be reorganized as a limited liability company.

        Summary.    Due to potentially costly long-term tax consequences to our members of continuing to operate as a cooperative corporation, the Board of Directors is recommending that we reorganize our business as a limited liability company, or LLC. The primary reason for this is to avoid double taxation of non-patronage income from our operations and investments.

        If the reorganization is approved and implemented, it will have the following effects on you:

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  You will receive one capital unit of the new LLC for every equity unit of the Cooperative that you own now, so your percentage equity interest in the new LLC will be the same as it is currently in the Cooperative.

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  Your voting rights and rights to cash distributions as an owner of capital units of the new LLC will be similar to your rights as a member of the Cooperative. Each member of the new LLC will be entitled to one vote on each matter brought to a vote of the members, regardless of the number of capital units owned.

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  You will no longer have a soybean delivery requirement. Membership in the new LLC will not be restricted to agricultural producers, and we do not expect that you will have to pay self-employment tax on distributions that are based on your capital unit ownership.

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  The reorganization will be a taxable event, and members may recognize a gain or loss as a result. We expect that most members will incur a small capital loss as a result of the reorganization; however, the actual tax effect on you will depend upon your adjusted tax basis in your shares of equity stock and the final determination of the fair market value of the liquidating distribution. Although the basis of equity stock will vary among the members, the value per unit of the distribution will be the same for all members. Based upon a June 30, 2001 appraisal of our plant, property and equipment and certain investment assets and our December 31, 2001 balance sheet, the per share value of the distribution upon liquidation would have been $1.89 per share if the reorganization had occurred on December 31, 2001. If you purchased your shares in our initial equity offering at a price of $2.00 per share, your adjusted tax basis would have been $1.97 as of December 31, 2001; accordingly if the reorganization had occurred on December 31, 2001, you would have incurred a capital loss of $0.08 per share. If you did not purchase all your shares in the initial offering, the tax effect will be different for you. You should carefully read the information provided under the heading "The Reorganization—Tax Treatment" to determine how to calculate your adjusted tax basis.

        We cannot implement the reorganization unless it is approved by 75% of the members of the Cooperative who vote at the special meeting. As of the record date, directors and officers of South Dakota Soybean Processors and their affiliates beneficially owned approximately 3% of the non-voting shares of equity stock, but only approximately 1% of the common shares voting on the proposed reorganization. You will only be entitled to vote and receive the new LLC capital units if you were a member of the Cooperative on the record date. We will not raise any additional cash proceeds in the reorganization and you will not be required or permitted to make any additional investment.

        If the reorganization is approved, each member of the Cooperative will receive a certificate for that number of capital units in the new LLC equal to the number of equity shares owned in the Cooperative on the record date and all issued and outstanding common shares and non-voting equity shares of the Cooperative will be cancelled. Cancellation of the common shares will be credited in satisfaction of a non-refundable $200 fee for new members of the LLC, which is similar to how the Cooperative handled common shares. No members will receive any cash as a result of the reorganization.

        If the Cooperative's members approve the Plan of Reorganization at the special meeting on June 20, 2002, on July 1, 2002, and without further action by the Cooperative's members:

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  All the assets and liabilities of the Cooperative will be transferred to the new LLC in exchange for all of the new LLC's capital units;

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  The Cooperative will be dissolved and the capital units of the new LLC will be distributed pro rata to the Cooperative's members upon liquidation;

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  Members of the Cooperative will receive one capital unit of the new LLC for every equity share of the Cooperative they own, and may become members of the new LLC by signing its Operating Agreement; and

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  The new LLC will change its name to "South Dakota Soybean Processors, LLC."

        We have attached the Plan of Reorganization, which describes the legal terms of the reorganization, as Appendix A to this document. We encourage you to read it carefully.

The New LLC; Rights of Members

        Articles of Organization; Operating Agreement of the LLC.    Your rights as a member of the new LLC will be governed by the LLC's Articles of Organization, Operating Agreement and South Dakota law. We have attached the Articles of Organization and the form of Operating Agreement as Appendix B to this Information Statement/Prospectus and encourage you to read them carefully. These are the legal documents that govern the purpose, powers and internal affairs of the new LLC.

        The Operating Agreement will go into effect automatically upon the completion of the reorganization. To become a member of the new LLC, you will be required to submit an executed counterpart signature page to the Operating Agreement and consent to the termination of your member agreement with the Cooperative regarding soybean delivery. If you do not become a member, you will be a unit holder of capital units of the new LLC and will still be entitled to distributions and liable for taxes; however, you will not be able to vote and, if you do not sign the Operating Agreement within 12 months, the LLC will have the option to redeem your capital units at a significant discount.

        In most respects, your rights as a member of the new LLC will be similar to your current rights as a member of the Cooperative. From your perspective, the primary differences are that you will no longer have a soybean delivery requirement, membership will not be restricted to agricultural producers, and we do not expect that you will have to pay self-employment tax on distributions that are based on your capital unit ownership. The primary difference from an accounting perspective is that distributions by the new LLC will be based on investment (equity), whereas in a cooperative, distributions must be based on patronage (doing business with your cooperative).

        Cash Distributions.    You will be entitled to receive a proportionate share of any cash or other distributions declared by the new LLC's Board of Managers based upon the number of capital units you own, regardless of whether or not you agree to become a member. Under the terms of the Operating Agreement, the new LLC will be required to distribute 30% of our net income, unless net income does not exceed $500,000 or such a distribution would violate or cause a default under the terms of our debt financing or other credit facilities or is otherwise prohibited by law. Any other distributions are entirely at the discretion of the Board of Managers, and there is no guarantee as to when or if we will generate sufficient profits to make distributions at any particular level or that the new LLC will make any distributions at all. If the new LLC makes distributions, it will make them proportionately to all unit holders on a per unit basis.

        Voting Rights.    Each member of the new LLC will be entitled to one vote on all matters submitted to a vote of the members, regardless of the actual number of capital units owned, similar to the voting structure of a traditional producers' cooperative. Cooperative members who receive LLC units in the reorganization but have not agreed to become members of the new LLC by signing the Operating Agreement will not be entitled to vote.

        Members of the new LLC will be entitled to vote on the following matters:

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  any merger, sale of all or substantially all of our assets or voluntary dissolution;

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  election and removal of individuals serving on the Board of Managers;

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  an increase or decrease in the number of individuals serving on the Board of Managers;

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  changes in the geographical boundaries of the districts from which Managers are elected;

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  an amendment to the LLC's Articles of Organization or Operating Agreement; and

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  any other matters referred to a vote of the members by the Board of Managers.

        All matters that are subject to a vote of the LLC's members will be decided by the vote of a majority of members, other than the following:

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  director elections will be decided by the members within a particular district; and

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  any merger, sale of all or substantially all of our assets or voluntary dissolution must be approved by two-thirds of the members.

        The LLC's Board of Managers will decide all other matters in its discretion.

        Board of Managers.    The initial members of the Board of Managers of the new LLC are the 21 individuals serving as directors of the Cooperative, consisting of three directors from each of the Cooperative's seven geographic districts. Each of these initial managers will serve until the expiration of his original term on the Cooperative's Board of Directors. The managers will subsequently be elected to office by the members of the LLC on a district by district basis as in the Cooperative.

        The Board of Managers and the officers appointed by the Board will be responsible for the general management and affairs of the new LLC, including managing the soybean processing plant, approving and administering transfers of capital units, and supervising our bookkeeping and other administrative matters. Most actions of the Board of Managers must be approved by a majority of managers present at any meeting at which a quorum is present, although certain actions require a super majority of two-thirds of the managers.

        No Public Market; Restrictions on Trading.    The new LLC must strictly restrict transfers of its capital units in order to preserve its preferential single-level tax status. You will not be able to trade your capital units on any national securities exchange or in any over-the-counter market. All transfers must be approved by the Board of Managers, and it will not recognize any transfer that would result in the new LLC losing its partnership tax status. However, the new LLC will generally approve sales or gifts of capital units to qualified family members and transfers upon death. See "Federal Income Tax Consequences" for more detailed information about the new LLC's partnership tax status.

Questions And Answers About The Reorganization

        The following section summarizes the answers to some commonly asked questions regarding the reorganization, but it is not a complete listing of all the information about the reorganization that may be important to you. You should read this entire document carefully.

Q:	What is Soybean Processors, LLC?
A:
Soybean Processors, LLC is a South Dakota limited liability company that was formed by the Cooperative solely for the purpose of carrying out the proposed reorganization. The new LLC does not currently have any assets or liabilities and is wholly owned and controlled by the Cooperative. If the reorganization is completed, all of the Cooperative's business will be transferred to the new LLC and you will become an owner of the new LLC instead of the Cooperative.
Q:	Why is the Board recommending the reorganization?
A:
The Cooperative's Board is recommending the reorganization primarily to mitigate some potential negative tax consequences of continuing to operate as a cooperative. Briefly, one of the most significant advantages of operating as a cooperative is that our patronage income (that is, income generated from processing the soybeans contributed by our members) is passed through directly to our members and the Cooperative does not have to pay any tax on it. However, the company is growing and expanding its business, and we anticipate our level of non-patronage income (such as that derived from purchased oil or investments) to rise. Once non-patronage income reaches a certain level, it will be taxable both to the Cooperative when earned and to the member when distributed. This is called double taxation because the same income is taxed twice, reducing the cash available for distribution to members. By reorganizing as a limited liability company, we can pass our income through directly to our members and avoid double taxation.

In addition, the LLC organization eliminates the requirement that the member do business with the cooperative in proportion to their equity holdings to qualify for patronage income distribution. We expect this will give our members more liquidity if they want to sell their interests since membership will not be restricted to agricultural producers. Finally, by completing the reorganization, and eliminating the agricultural producer requirement, we may increase our potential investor pool to raise additional capital if we ever need to.

Q:	What will I receive in the reorganization?
A:
If the reorganization is approved, you will receive one capital unit of the new LLC for each equity share of the Cooperative that you currently own, so your ownership percentage of the new LLC will be the same as your current equity ownership percentage of the Cooperative. As a capital unit holder, you will automatically be entitled to distributions and liable for taxes on a proportionate basis, but you will not be able to vote unless you also become a member by signing the Operating Agreement.
Q:	Will I have to pay any taxes as a result of the reorganization?
A:
It depends. If you purchased your equity shares in our original offering for $2.00 per share, your adjusted tax basis per share would have been $1.97 on December 31, 2001. We estimate that you would have had a loss of $0.08 per share if the reorganization had occurred on that date, based upon the appraisal we received as of June 30, 2001, and our December 31, 2001 balance sheet, both of which must be updated as of the date of the reorganization. If the updated valuation information varies, the amount of capital gain or loss you incur will change. Also, if you did not buy your shares in the Cooperative in its initial offering, the reorganization will result in different tax consequences for you. Although we currently expect that most members will incur a small capital loss, some or all members may incur a capital gain depending upon their individual adjusted tax basis and the final determination of the value of the distribution. You should consult your individual tax advisor and carefully review the information under "The Reorganization—Tax Treatment" to determine the individual tax consequences to you.
Q:	How will I be taxed after the reorganization?
A:
The new LLC's income will be allocated to you in proportion to your capital unit ownership whether or not cash distributions are actually made to you. Because the new LLC is not required to distribute all of its earnings, you may have to pay income taxes on a portion of its income even if you do not receive any cash distributions, exactly the same as it is today with the Cooperative. The IRS has not taken a determinative position on whether LLC members are subject to self-employment tax with respect to distributions of earnings; however, based on proposed IRS regulations, we do not expect that you will be subject to self-employment tax on distributions that are based on capital unit ownership. These proposed IRS regulations may not be finalized, but they provide guidance to taxpayers in the absence of authority to the contrary.
Q:	May I dissent from the reorganization or demand a new appraisal if I do not agree with the valuation?
A:
No. Under South Dakota law, you have no right to dissent from the reorganization, demand an appraisal of your shares, or receive a cash payment for the fair value of your shares. If you object to the terms of the reorganization, you may vote against it; however, if it is approved by 75% of our members, you will be treated the same as all the other Cooperative members.
Q:	Why is the reorganization registered with the Securities and Exchange Commission?
A:
Under federal securities laws, companies are required to register all public securities offerings and to publicly report financial and other information on a quarterly and annual basis. Because the Cooperative was organized as a cooperative, it was exempt from these registration and reporting requirements; however, limited liability companies are not exempt. Accordingly, we are required to register this offering of the new LLC's capital units with the Securities and Exchange Commission, and we will be subject to ongoing financial disclosure obligations.
Q:	When do you expect to complete the reorganization?
A:	We expect to complete the reorganization on July 1, 2002, the first day of the month following the special meeting.

Q:	Why do I need to sign the Operating Agreement?
A:
You must sign the Operating Agreement to get voting rights. It is important that you become familiar with and acknowledge your rights and obligations under the Operating Agreement, particularly the transfer restrictions that are critical to the LLC in avoiding classification as a publicly-traded partnership. The board therefore is requiring you to physically sign the Operating Agreement to encourage closer review and a better understanding of the transfer restrictions and other provisions therein and reinforce the fact that those provisions are binding on you. If you fail to sign the Operating Agreement, you will not have certain membership privileges, such as voting rights, and your capital units will become subject to redemption after a year.
Q:	Will the accounting period remain the same?
A:
No. Limited liability companies are required to have a fiscal year that corresponds with the fiscal year of capital unit holders constituting a majority in interest. Accordingly, we must change our year-end to a calendar year end, or December 31, so that it will correspond with the year-end of the majority of our capital unit holders.
Q:	How will patronage payments for the Cooperative's short year be treated?
A:
The Cooperative will have a short year from September 1, 2001, through June 30, 2002. The final statements will be prepared and audited by Eide Bailly LLP. Once the audit is finished, and the Board of Directors approves the allocation, a patronage payment will be made to you, and a 1099-PATR for the year 2002 will be distributed. Your 1099-DIV will indicate the value of the stock liquidation in the cooperative and will be included with this package.
Q:	When can I expect to receive my patronage payment from the Cooperative?
A:
Past allocations have always been sent within 2 months of the close of the fiscal year. Due to the nature of winding up the business there may be a delay in mailing the patronage allocations. You should expect to receive your allocation no later than six months after the dissolution of the Cooperative.
Q:	What happens to my retainage in the Cooperative?
A:
Your retainage in the Cooperative is the amount of the Cooperative's earnings that has been allocated but not yet distributed to you. Your retainage will be transferred to the new LLC. It will be retired and paid to you on on the same schedule as was planned for the Cooperative.
Q:	When can I expect to receive my allocation and payment from the LLC?
A:
If you are a calendar year taxpayer, allocations for the LLC's short first year ending December 31, 2002, must be included in your income tax return for 2002. You will be sent a K-1 indicating your distributive share of the taxable income of the LLC. Along with the K-1, you will receive a check as a distribution of your cash portion of your allocation. We expect that this will take place within three months of the end of the calendar year 2002. Those members filing returns that are due March 1 may need to file for an extension to accommodate the tax requirement.
Q:	What should I do now?
A:
Carefully read this document, indicate your vote on the enclosed ballot, and sign and mail the ballot in the enclosed envelope. If you go to the special meeting, you may deliver your ballot in person; however, we encourage you to mail in your ballot now in case you are unable to attend. The Cooperative must receive your ballot by June 20, 2002, in order for your vote to be counted.

Q:	Should I send in my shares of South Dakota Soybean Processors now?
A:	No. If the reorganization is approved, we will send you instructions for exchanging your shares of the Cooperative and for becoming a member of the new LLC.
Q:	May I change my vote after I send in my ballot?
A:	Yes. You may change or revoke your vote at any time until the votes are actually tallied at the special meeting. To change or revoke your vote you must send us a notice in writing.
Q:	Have any of the directors of the Cooperative indicated whether they were for or against the reorganization?
A:
All 21 directors of the Cooperative unanimously approved the Plan of Reorganization and recommended submitting it to a vote of the members, but none of the directors has formally indicated how he intends to vote as a member.
Q:	Who can answer my questions?
A:	Please contact Connie Kelly, our Chief Financial Officer, at (605) 627-6102 if you have any questions regarding the special meeting or the reorganization.

RISK FACTORS

        You should carefully consider the risks described below before making a decision to vote for the reorganization. For the reasons explained below, owning capital units of Soybean Processors, LLC involves a high degree of risk. Most of these risks are similar to the risks involved in owning shares of the Cooperative; however, some differ in that they are related to the reorganization and operating as an LLC, so you should consider them carefully.

Reorganization-Related Risks

        The reorganization from a cooperative into a limited liability company will be a taxable transaction to the Cooperative and its members and you may realize a taxable gain as a result. The reorganization from a cooperative into a limited liability company will be a taxable transaction. The amount of taxable gain or loss that the Cooperative will recognize depends on the aggregate fair market value of the assets of the Cooperative and its tax basis in those assets. For this purpose, among others, the Cooperative has obtained an appraisal of the fair market value of its assets. Based upon an appraisal of our plant, property and equipment and certain investment assets as of June 30, 2001 and the book value of certain other assets on our most recent balance sheet, we expect that the aggregate value of these assets will exceed their tax basis and that the Cooperative will incur a taxable gain. The amount of such gain is based upon our belief in the appraisal report, which must be updated as of the date of the reorganization. We cannot assure you that the appraisal report is accurate or that subsequent events will not significantly affect the appraised value or the fair market value of the other assets on our balance sheet. This could result in additional taxable gain to the Cooperative, reducing distributions to members, or result in less loss or more capital gain to members.

        The IRS might determine that the Cooperative or its members must recognize additional taxable gain. In deciding to proceed with the reorganization, the Board has relied on the accuracy of an independent appraiser's report dated June 30, 2001. The report is not binding on the IRS. There is a risk that the IRS might determine that the Cooperative or its members must recognize less loss or more taxable gain for federal income tax purposes if the IRS can prove the appraiser's report incorrect. Furthermore, the report is subject to adjustment for changes occurring between June 30, 2001, and the reorganization date. The appraisal report will be updated if the reorganization is approved, and if the updated appraisal report does not confirm the appraised value in the June 30, 2001, appraisal report, members may have to recognize taxable gain.

Debt-Related Risks

        Our third party debt financing may reduce profitability and increase the risk of the loss of your entire investment. As of December 31, 2001, we had approximately $10.7 million of outstanding indebtedness, and an additional $5.9 million available under our lines of credit. The use of debt financing increases the risk that the plant will not be able to operate profitably because we will need to make principal and interest payments on this indebtedness. Debt financing also exposes you to the risk that your entire investment could be lost in the event of a default on the indebtedness and a foreclosure and sale of the plant and its assets for an amount that is less than the outstanding debt.

        Debt service and restrictive loan covenants limit our ability to make cash distributions to our members and could have other important consequences. Our debt service requirements may make us more vulnerable to economic or market downturns. If we are unable to service our debt, we may be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or seek additional equity capital. We cannot assure you that we can accomplish any of these strategies on satisfactory terms, if at all. In addition, our debt financing agreements contain numerous financial and other restrictive covenants. These covenants and obligations limit our ability to make cash distributions to our members.

Operating Risks

        Higher than anticipated operating costs could reduce profitability. In addition to general market fluctuations and economic conditions, we could experience significant cost increases associated with the ongoing operation of the soybean processing plant caused by a variety of factors, many of which are beyond our control. These cost increases could arise from an inadequate local supply and resulting increased price for soybeans that is not accompanied by an increase in the price for soybean oil and meal. Labor costs can increase over time, particularly if there is any shortage of labor, or shortage of persons with the skills necessary to operate the plant. Adequacy and cost of electric and natural gas utilities could also affect our operating costs. Changes in price, operation and availability of truck and rail transportation may affect our profitability with respect to the transportation of oil and other products to our customers.

        In addition, the operation of the soybean processing plant is subject to ongoing compliance with all applicable governmental regulations, such as those governing pollution control, and other matters. If any of these regulations were to change, it could cost us significantly more to comply with them. Further, other regulations may arise in future years regarding the operation of the plant, including the possibility of required additional permits and licenses. We might have difficulty obtaining any such additional permits or licenses, and they could involve significant unanticipated costs. We will be subject to all of these regulations without regard to whether the operation of the plant is profitable.

        Increases in the production of crude soybean oil or meal could result in lower prices for crude soybean oil or meal and have other adverse effects. We expect that existing soybean processing plants will construct additions to increase their production and that new soybean processing plants will be constructed as well. We cannot provide any assurance or guarantee that there will be material or significant increases in the demand for crude soybean oil and meal so the increased production of crude soybean oil and meal may lead to lower prices for crude soybean oil and meal. The increased production of crude soybean oil and meal could have other adverse effects as well. For example, the increased production of crude soybean oil or meal could result in increased demand for soybeans which could in turn lead to higher prices for soybeans, resulting in higher costs of production and lower profits if we are not able to lock in satisfactory margins on future soybean purchases and crude soybean oil and meal sales.

        Hedging transactions involve risks that could harm our profitability. To reduce our price change risks associated with holding fixed price commodity positions, we generally take opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) for soybeans and soybean meal and crude oil on the Chicago Board of Trade. While hedging activities reduce our risk of loss from increasing market values of soybeans, such activities also limit the gain potential which otherwise could result from significant decreases in market prices of soybeans. Our policy is to generally maintain hedged positions within limits, but we can be long or short at any time. In addition, at any one time, our inventory and purchase contracts for delivery to the plant may be substantial. If our risk management policies and procedures that guide our net position limits are in adequate, we could suffer adverse financial consequences.

        We operate in an intensely competitive industry and we cannot assure you that we will be able to compete effectively. Although we have adequate markets for our products, there is no guarantee that we will be able to continue to successfully penetrate those markets. The soybean processing business is highly competitive, and other companies presently in the market, or that could enter the market, could adversely affect prices for the products we sell. We compete with other soybean processors such as Archer-Daniels Midland, Cargill, Bunge, Ag Processing (AGP), and Central Soya, among others, all of which are capable of producing significantly greater quantities of soybean products than we do, and may achieve higher operating efficiencies and lower costs due to their scale. With regard to crude soybean oil, we also compete with processors of other oilseeds, such as sunflower, flaxseed, canola, peanut and cotton processors, because refineries can process multiple oil varieties in one facility.

        To produce soybean oil and meal, we must purchase significant amounts of soybeans, which are subject to disease and other agricultural risks. Production of crude soybean oil and meal at the plant requires significant amounts of soybeans. Soybeans, like other crops, are affected by weather conditions. A significant reduction in the quantity of soybeans harvested due to adverse weather conditions, disease or other factors could result in increased soybean costs with adverse financial consequences to our operations. Significant variations in actual growing conditions from normal growing conditions may adversely affect our ability to procure soybeans for the plant. After the reorganization, we will have no definitive agreements with any soybean producers to provide soybeans to the soybean plant.

        Our profitability is also influenced by the protein and moisture content of the soybeans in the local growing area. The northern portion of the western soybean belt, where our plant is located, typically produces a lower protein soybean resulting in a lower protein soybean meal. Because lower protein soybean meal is sold at a lower price, we may not be able to operate as profitably as soybean processing plants in other parts of the country. If adverse weather conditions further reduce the protein content of the soybeans grown in our area, our business may be materially harmed because we will be required to sell our soybean meal at discounted prices to our customers.

        In addition the moisture content of the soybeans that are delivered to our plant also influences our profitability and the efficiency of our plant operations. Soybeans with high moisture content require more energy to dry them before they can be processed. While we may recover some of these extra energy costs by paying producers less for high moisture soybeans, these savings may not be sufficient to offset our additional operating expenses.

        Interruptions in energy supplies could have a material adverse impact on our business. Soybean processing requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as supply, delivery or mechanical problems, we may be required to halt production. If production is halted for any extended period of time, it will have a material adverse effect on our business. We have entered into agreements to provide our needed energy, but we cannot assure you that these companies will be able to reliably supply the gas and electricity that we need. If we were to suffer interruptions in our energy supply, our business would be harmed.

        Because soybean processing is energy intensive, our business will be materially harmed if natural gas and electricity prices increase substantially. Natural gas and electricity prices have historically fluctuated significantly. We have the ability to convert our natural gas burning boiler to diesel fuel on a day's notice; however, increases in the price of natural gas or electricity would harm our business by increasing our energy costs.

        Our business is not diversified because it is limited to the soybean processing industry, which may limit our ability to adapt to changing business and market conditions. Today, our sole business is the production and sale of soybean meal, crude soybean oil and soybean hulls. The lack of diversification of our business may limit our ability to adapt to changing business and market conditions.

        We are reliant on one customer to purchase the majority of the soybean oil that we produce. We currently sell approximately 85% of the crude soybean oil that we produce to Cenex Harvest States in Mankato, Minnesota, however, we do not have a long-term contract that will insure that we can keep making these sales. Further, Cenex Harvest States has begun building an additional soybean crushing capacity in Fairmont, Minnesota that is expected to begin operation in 2003, and we anticipate that this plant will reduce the amount of crude oil that Cenex Harvest States needs to purchase. We have recently entered into a contract with ACH Foods Company, Inc. to acquire refining equipment and an eight year supply agreement to sell the refined oil we plan to produce. If the refining facilities are completed as contemplated, ACH Foods will basically be the exclusive purchaser of the refined oil we produce under the supply agreement. If ACH Foods breaches its obligations under these contracts and we are unable to locate other customers for our refined oil, or if we are unable to locate other customers for our excess crude oil, we may have to sell our oil at discounted prices and our business could be materially harmed.

        Transportation costs are a factor in the price of soybean oil and meal and increased transportation costs could adversely affect our profitability. Soybean oil may be shipped by trucks, rail cars, and barges. The added transportation costs are a significant factor in the price of soybean oil. Today most of our products are sold FOB Volga, South Dakota and those that are not have the full transportation cost added to the contract. Transportation costs do not currently affect our margin directly; however the added costs could eventually affect demand for our products.

Government and Regulatory Risks

        Legislative, legal or regulatory developments could adversely affect our profitability. The regulation of the environment is a constantly changing area of the law. Soybean oil and meal are not currently regulated in any way; however, it is possible that federal or state environmental rules or regulations regarding the processing of soybean meal and oil could be adopted and could increase our operating costs and expenses, or require capital investment. The Environmental Protection Agency currently requires monitoring of unrecovered levels of chemical hexane, which is used in the extraction process. Current regulations require that the amount of hexane lost in the extraction process not exceed 0.3 gallons per ton of soybean oil produced on a rolling 12-month average, and our production process currently meets this requirement. New regulations which take effect in 2004 require that the amount of hexane lost in the extraction process not exceed 0.2 gallons per ton of soybean oil produced on a rolling 12-month average, and our current loss levels exceed this standard. We are currently evaluating various options, including implementing new technology, installing new equipment, or altering our production process, to enable us to achieve compliance with the new standards. We believe that we will be able to meet these new requirements, but if we are unable to meet these new requirements, we could face fines or other consequences that could increase our operating costs and reduce profits.

        We could face increased operating costs if we were required to segregate genetically modified soybeans and the products generated from these soybeans. In the last several years, some soybean producers in our area have been planting genetically modified soybeans, commonly known as Round-up Ready beans. Neither the United States Department of Agriculture nor the Food and Drug Administration currently requires that genetically modified soybeans be segregated from other soybeans. If these agencies or our customers were to require that we process these genetically modified soybeans separately, we would face increased storage and processing costs and our profitability could be harmed.

        We are subject to ongoing state and federal environmental regulations and could be subject to fines and penalties and increased operating costs. We are subject to continuing compliance and review by the South Dakota Department of Environment and Natural Resources in regard to a settlement agreement and stipulation that was entered into in April 2001 in regard to claims brought by the Department of Environment and Natural Resources alleging that we had committed certain violations of the conditions of our environmental permits during operation of our soybean processing facility. We believe that we are currently in compliance with the requirements of the settlement agreement and stipulation, but if we were ever found to be in violation of this settlement agreement and stipulation or other environmental permits or regulations in the future, we could be subject to severe penalties, such as potential closing of the plant, and face increased operating costs to achieve compliance.

        In September 2001, the Environmental Protection Agency placed us on notice that our Spill Prevention Control and Countermeasures program was lacking an emergency action plan for spills of hazardous chemicals, but we were not fined or cited for the violation. Since that time, we have worked with an engineering firm to formulate an emergency action plan and have engaged Environment Specialist, Inc. to provide us with emergency response services in the case of a hazardous spill at our plant site. We, however, have not yet submitted our plan to the Environmental Protection Agency for approval. If a spill of hazardous chemicals were to occur at our plant site before we receive approval of our emergency action plan from the Environmental Protection Agency, we could face severe penalties and liability.

Federal Income Tax Risks

        If the new LLC is treated as a corporation for federal income tax purposes, the capital units could decline in value. The new LLC expects that it will be treated as a partnership for federal income tax purposes. This means that the new LLC will pay no income tax at the company level and members will pay tax on their proportionate share of the new LLC's net income. We cannot assure you, however, that the new LLC will always be treated as a partnership in the event there are changes in the law or IRS interpretations, or trading in capital units that could result in classification of the new LLC's as a publicly traded partnership.

        If the new LLC were treated as a corporation rather than a partnership for federal income tax purposes, it would pay tax on its income at corporate rates and no income, gains, losses, deductions or credits would flow through to our members. Currently, the maximum effective federal corporate rate is 35%. In addition, distributions would generally be taxed to members upon receipt as corporate dividends. Because a tax would be imposed upon the new LLC at the entity level, the cash available for distribution to members would be reduced by the amount of the tax paid. Reduced distributions could reduce the value of your capital units.

        As a member or unit holder of the new LLC, your tax liabilities may exceed cash distributions. The taxable income of the new LLC allocated to you could exceed any cash distributions you may receive. This may occur if the Board of Managers determines that the cash generated by the business is needed to fund our activities or other obligations, rather than being available for distribution to our members, or if we are prohibited from making distributions pursuant to our Operating Agreement. It is possible that you may not receive distributions sufficient to pay the tax liability attributed to you, and therefore you may be forced to pay tax liabilities out of your personal funds.

        You may not be able to fully deduct your share of the new LLC's losses or your interest expense. Owning capital units of the new LLC will likely be treated by the IRS as a "passive activity." This means that your share of any loss incurred by the new LLC will be deductible only against your income or gains from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. Upon disposition of your entire interest in a passive activity to an unrelated person in a taxable transaction, you may then deduct suspended losses with respect to that activity.

        The IRS may challenge our allocations of income, gains, losses, deductions and credits. The new LLC's Operating Agreement provides for the allocation of income, gains, losses, deductions and credits among members. The rules regarding partnership allocations are complex. It is possible that the IRS could successfully challenge the allocations provided for in the Operating Agreement and reallocate items of income, gains, losses, deductions or credits in a manner which reduces deductions or increases income allocable to you, which could result in additional tax liabilities. See "Federal Income Tax Consequences—Flow-Through of Partnership Taxable Income or Loss to Members."

        Because the new LLC will be treated as a partnership for federal income tax purposes, the IRS may audit your tax returns if an audit of the LLC's returns results in adjustments. The IRS may audit the new LLC's tax returns and may disagree with the tax positions taken on its returns. If challenged by the IRS, the courts may not sustain the position taken on the new LLC's tax returns. An audit of the new LLC's tax returns could lead to separate audits of your tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. This could result in tax liabilities, penalties and interest to you.

        The tax laws may change to the new LLC's detriment. It is possible that the current federal and state tax treatment of the new LLC, or of its capital units, will be modified by subsequent legislative, administrative or judicial action. Any such changes could significantly alter the tax consequences of and decrease the after tax return on your investment in our capital units.

Other Investor Risks

        There is no public market for the capital units. We do not intend to apply for listing of the new LLC capital units on any stock exchange or on The Nasdaq Stock Market. The new LLC's Operating Agreement contains extensive restrictions on transfer of the capital units. In addition, transferability of the capital units is restricted by federal and state law. It may be difficult or impossible for you to sell your capital units when you desire to do so. Therefore, you may be required to bear the economic risks of owning the new LLC's capital units for an indefinite period of time.

        There are significant restrictions on transferring the capital units. To maintain preferential partnership tax status, the capital units may not be traded on an established securities market or readily tradable on a secondary market. To help ensure that a market does not develop, the new LLC's Operating Agreement prohibits transfers other than through the procedures specified in our Capital Units Transfer System. Under this system, the Board will generally approve transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the federal tax code. Permitted transfers include transfers by gift or sale to qualified family members, and transfers upon death of a member. The new LLC will also arrange for a limited capital units transfer service to be established, which you may use to attempt to sell your capital units. If you transfer units in violation of the publicly traded partnership rules or without the prior written consent of the Board, the new LLC will consider the transfer to be null and void and will have the option to redeem your capital units at a substantial discount. These restrictions on transfer could reduce the value of your capital units.

        There may be conflicts of interest in our business structure. Conflicts of interest may exist or develop in the structure and operation of our business and we cannot assure you that these conflicts will not harm our business. For example, because our board members and officers are in a position to substantially influence our business, conflicts of interest may arise. All of our board members own common stock and equity stock of the Cooperative; after the reorganization, the board members will own LLC capital units and the officers will be eligible to purchase LLC units. In addition, from time to time, we may enter into contracts or other arrangements with one or more board members or officers or their affiliates. As a result, the interests of our board members and officers may not be the same as yours. The decisions of any of our board members or officers regarding the reorganization should not be relied upon as an indication of the merits of this offering.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING INFORMATION

        This information statement/prospectus contains forward-looking statements involving future events, future business and other conditions, our future performance, and our expected operations. These statements are based on management's beliefs and expectations and on information currently available to management. Some of the sections of this information statement/prospectus that use forward-looking statements include, without limitation, "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Forward-looking statements may include statements which use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "predict," "hope," "will," "should," "could," "may," "future," "potential," or the negatives of these words, and all similar expressions.

        Forward-looking statements involve numerous assumptions, risks and uncertainties. Important factors that could significantly affect our current plans, anticipated actions, and future financial condition and results include, among others, those set forth under the heading "Risk Factors." Our actual results or actual business or other conditions may differ materially from those contemplated by any forward-looking statements and we are not under any duty to update the forward-looking statements contained in this information statement/prospectus. We cannot guarantee future results or performance, or what future business conditions will be like. We caution you not to put undue reliance on any forward- looking statements, which speak only as of the date of this document.

THE REORGANIZATION

Reasons for the Reorganization

        The structure and terms of the reorganization from a Cooperative into a limited liability company were determined by the Cooperative's Board of Directors after extensive investigation of the anticipated tax and other impacts of the reorganization on the Cooperative and its members. In determining whether to reorganize into a limited liability company, the Cooperative's Board considered numerous factors. The following is a brief discussion of those factors.

  •
  Our strategic objectives include expanding the processing of crude soybean oil into SoyOyl®, a product used in the polyurethane market, and we have entered into an agreement with Urethane Soy Systems Company, Inc. the SoyOyl® patent holder, to be its exclusive supplier of this processed oil until 2014. We believe that Urethane Soy Systems' demand for oil will eventually exceed our current production capacity by a significant margin. We do not believe it will be feasible to increase our oil production and member soybean delivery requirements; accordingly, we expect to purchase crude soybean oil on the open market to satisfy our obligation as the exclusive supplier. As a cooperative, all revenue derived from oil purchased from outside vendors, and subsequently processed and resold by the Cooperative, would be classified as non-patronage income and accordingly subject to federal tax at the Cooperative level. Additional non-patronage income would include administrative and consulting fees received from other companies such as the construction and management arrangement with Minnesota Soybean Processors, and the income received for these services. Further, the IRS is taking an increasingly aggressive stance on taxation of non-patronage income. "Non-patronage income" means incidental income derived from sources not directly related to the marketing, purchasing, or service activities of a cooperative.

  •
  As a limited liability company, we expect that you will not have to pay self-employment taxes on distributions that are based on your capital unit ownership; whereas cooperative members must pay self-employment taxes on patronage income. However, the IRS has not published authoritative rules determining whether a member of a limited liability company is exempt from self-employment tax with respect to distributions of his or her share of company income. Although our tax counsel believes that you will generally not be subject to self-employment taxes on distributions that are based on your capital unit ownership, we cannot assure you that self-employment taxes would never be applied to your distributive share of the new LLC's income. Self-employment taxes are imposed on income from self employment in order to provide those who work for themselves, such as independent contractors, sole proprietors, and general partners, with social security and disability benefits that employees have through the withholding of FICA taxes from their wages (and salaries).

  •
  The limited liability company form of ownership permits an expanded universe of potential members. A cooperative is generally required to limit its equity owners to producers, and to distribute its earnings to members based on the amount of business each member does with the cooperative, rather than the value of each member's investment. Limited liability company membership is not similarly restricted. The Board believes that, while no assurances can be given, the liquidity of members' equity interests may be enhanced if membership in the new LLC is opened up to a broader range of investors.

        The Board also considered certain negative consequences of operating as a limited liability company and alternative courses of action that would be available to the Cooperative, including converting the Cooperative to a taxable corporation. The negative implications of the reorganization include additional legal and accounting costs associated with on-going SEC compliance, the SEC's public disclosure requirements, the cost of implementing the reorganization, the tax liability being incurred by the Cooperative as a result of the reorganization, and the potential of adverse tax consequences to members depending upon the ultimate valuation and their individual circumstances. However, the Board determined that converting to an LLC was nevertheless the best alternative. The Board decided it would be impractical, limiting and burdensome for the Cooperative and its members to convert to a taxable corporation because of the additional tax expense the Cooperative would incur. The Board also considered:

  •
  continuing to operate as a cooperative and, if necessary, challenging any legal ruling related to non-patronage income;

  •
  continuing to operate as a cooperative and treating any non-patronage source income as such and incurring the entity-level tax; and

  •
  not expanding into new business ventures.

        The Board ultimately decided to reject these alternative courses of action and pursue the LLC conversion as soon as practicable because in their view it provides the best solution for maximizing return to our members with the least adverse impact on members.

        This discussion of factors the Board considered is not intended to be exhaustive, but is believed to include all material factors. In reaching its determination to approve and recommend the reorganization, the Board did not quantify or assign a relative weight to the above factors.

Recommendation of the Board

        The Cooperative's Board has unanimously approved the Plan of Reorganization. The Board believes that it is in the best interests of the Cooperative and its members to convert from a cooperative into a limited liability company. Accordingly, the Board has unanimously approved the Plan of Reorganization and recommends that members of the Cooperative vote "FOR" adoption of the Plan of Reorganization. If the reorganization is not consummated for any reason, the Board presently intends to continue to operate the Cooperative in its current cooperative form.

Tax Treatment

        The potential tax consequences of the reorganization to the Cooperative and its members are relatively complicated and will depend upon a number of factors. The following discussion summarizes the material aspects of these potential tax consequences; however, if the reorganization is completed, this analysis will have to be updated as of the date of the reorganization. Although we do not expect that the updated analysis will vary significantly from the information presented below, we cannot assure you that the results will be the same as provided in the examples below and it is possible that some or all members will incur a taxable gain.

        Tax Impact on the Cooperative.    The tax effect on the Cooperative is determined by calculating the difference between the fair market value of the Cooperative's assets at the time the reorganization occurs and the Cooperative's adjusted tax basis in those assets. We expect the Cooperative to incur some capital gain, although the exact amount of capital gain will not be determinable until the date of the reorganization. To provide you with an understanding of how the cooperative level tax is calculated, we have calculated the estimated tax impact on the Cooperative as if the reorganization had occurred on December 31, 2001, as an example.

        To determine the fair market value of the Cooperative's plant, property and equipment and certain investment assets, the Board of Directors engaged Mid-States Appraisal Services, Inc., who delivered an appraisal report to the Board determining the fair market value of those assets as of June 30, 2001. The appraisal report must be updated as of the reorganization date and is described in more detail under the section entitled "The Appraisal." Other assets of the Cooperative (consisting of cash, cash equivalents, accounts receivables, inventories, margin deposits, prepaid expenses and other miscellaneous assets) were valued at their book value as of December 31, 2001. Based upon these valuations, the taxable gain to the Cooperative if the reorganization had occurred on December 31, 2001 would have been calculated as follows:

Appraised Value as of June 30, 2001:
Plant, Property and Equipment	$33,900,000
CoBank Patronage Allocation	57,928
Cenex Harvest States Patronage Allocation	162,530
Urethane Soy Systems Company, Inc. (4% interest)	10,000
Cenex Harvest States Accrued Patronage*	121,313
Aggregate Book Value of Other Assets as of December 31, 2001	21,786,019

Fair Market Value of Total Assets as of December 31, 2001	$56,037,790
Less: Aggregate Tax Basis in Total Assets	49,547,684

Taxable Gain on Distribution	1,487,798
Tax Rate	34%

Income Tax Due	$505,851

*
The appraiser calculated the value of accrued patronage to be 30% of the patronage allocation, which is the portion of the patronage allocation to be paid in cash to the Cooperative. At the time of the appraisal, the accrued patronage allocation was estimated to be approximately $972,250 through June 30, 2001, accordingly, the appraiser originally valued the accrued patronage at $291,675. In January 2002, we learned that the actual amount of patronage allocated for that period is much lower due to worse than anticipated recent results. Based upon this information we have adjusted the value of our accrued patronage given in this table to reflect 30% of our revised estimate of $404,377 for the accrued patronage allocation through December 31, 2001.

        The amount of the actual taxable gain to the Cooperative will depend upon the results of the updated appraisal report and the book value of the other assets as of the reorganization date.

        Tax Impact on Members.    The tax effect on individual members is determined by calculating the difference between the fair market value of the distribution of LLC capital units to each member and the member's individual adjusted tax basis in his or her shares of equity stock. We expect that most members will incur a small capital loss, although the exact amount of capital loss will not be determinable until the date of the reorganization and it is possible that some or all members will incur a capital gain.

        For tax purposes, the aggregate fair market value of the distribution of LLC capital units is simply the value of the total assets minus the accrued cooperative level taxes and the Cooperative's liabilities. This aggregate value is then divided proportionately among the members on a per equity share basis, and then adjusted for any appropriate discounts for minority interests and lack of marketability.

Accordingly, to continue with the example set forth above, if the reorganization had occurred as of December 31, 2001, the value of the distribution to members would have been calculated as follows:

	Aggregate	Per Share
Fair Market Value of Total Assets as of December 31, 2001	$56,037,790	$3.97
Less: Accrued Taxes	(505,851)	(0.04)
Less: Other Liabilities as of December 31, 2001	(25,901,437)	(1.83)

	29,630,502	2.10
Less: Lack of Marketability Discount (5%)*	(1,481,525)	(0.10)

	28,148,977	1.99
Less: Minority Interest Discount (5%)*	(1,407,499)	(0.10)

Value of Liquidating Distribution	$26,741,528	$1.89

*
Based upon the opinion of Mid-States Appraisal Services, Inc. See "The Appraisal—Discounts for Lack of Marketability and Minority Interests" for further discussion.

        Although the value per share of the liquidating distribution will be the same for all members, the calculation of the actual tax gain or loss to individual members will vary depending upon each member's actual adjusted tax basis in his or her shares. Generally, your adjusted tax basis is equal to your original purchase price (as adjusted for our 1998 three for two stock split, if applicable) plus your retained distributions and retained allocations in the Cooperative. To provide you with an understanding of how the member level tax is calculated, we have calculated the adjusted tax basis and estimated tax impact on a per share basis for three sample members, who purchased shares at different prices and at different times, as if the reorganization had occurred on December 31, 2001, as examples.

	Member A	Member B	Member C
	Shares purchased at $2.00 per share in original offering in 1995	Shares purchased at $2.25 per share in 1995	Shares purchased at $2.50 per share in 1999
Calculation of Individual Adjusted Basis:
Pre-split price per share	$2.00	$2.25
Adjusted post-split price per share	1.33	1.50	$2.50
Adjustments (per share):
Prior written allocations through August 31, 2001	0.64	0.64	0.64
Estimated retainage through December 31, 2001	—	—	—

Adjusted tax basis per share	1.97	2.14	3.14
Calculation of Individual Gain (Loss) per share:
Value of distribution*	1.89	1.89	1.89
Less: Adjusted tax basis per share	(1.97)	(2.14)	(3.14)

Taxable gain (loss) per share	$(0.08)	$(0.25)	$(1.25)

*	Assumes value of distribution at $1.89 per share as calculated above. The actual value of the distribution as of the reorganization date may vary.

        In the examples shown above, Member A incurs a slight tax loss, Member B incurs a slightly higher tax loss, and Member C incurs a relatively significant tax loss. However, these are only examples and they do not show all the possible combinations of purchase price and tax effects. In considering the tax effects on you, please keep the following in mind:

  •
  If you purchased all your shares in our original equity offering in 1995 and the actual value of the distribution determined as of the reorganization date does not vary by more than $0.08 per share from this example, you will not incur a capital gain.

  •
  If you purchased shares after the original offering you will have to determine your adjusted tax basis to calculate the gain or loss on your shares.

  •
  If you purchased some of your shares at different times and/or different prices, the adjusted tax basis for each lot of shares you acquired must be calculated separately.

  •
  If you acquired shares through a gift or inheritance, your adjusted tax basis will be determined under the tax code. Under current law, the basis of property acquired by gift, for purposes of determining gain, is equal to the donor's basis, but for purposes of determining loss, is equal to its fair market value of the time of the gift, if less. Property acquired by will or inheritance generally has a basis equal to its fair market value as of the date of the donor's death.

  •
  If the value of the appraised assets rises significantly in the updated appraisal report, if the IRS successfully challenges the appraisal report or if the book value of our other assets increases significantly, some or all members could incur a taxable gain.

        Finally, you will be required to apply all your adjusted tax basis to the calculation of your taxable gain or loss and none can be carried forward in your new LLC capital units. Your basis in the LLC units you receive will be the fair market value of those units at the time of distribution, which would have been $1.89 as of December 31, 2001, in the example discussed above. If you incur a significant loss, you will realize it all at the time of the reorganization in 2002, but you may not be able to use these losses to offset gains if you do not have sufficient capital gains from passive activities.

Accounting Treatment

        For federal income tax purposes, the deemed distribution of the Cooperative's assets to its members in the reorganization would have resulted in a gain of $1,487,798 based on the appraised value of the Cooperative's plant, property and equipment and certain investment assets as of June 30, 2001, and the book value of certain other assets as of December 31, 2001. The Cooperative will have to pay income tax at a corporate rate of 34% on any taxable gain, and accordingly, would have incurred a tax liability of approximately $505,851 if the transaction had taken place as of December 31, 2001. The actual amount of taxable gain will be determined based upon an updated appraisal and balance sheet as of the reorganization date. This amount will then be netted with other liabilities as a deduction from the fair market value of the assets to arrive at the value of the distribution in liquidation of the cooperative organization.

        For financial statement purposes, the transfer of interests between the Cooperative and the new LLC will be accounted for as an exchange between related parties with no gain or loss recognized. As a result of the exchange, the Cooperative will be dissolved and the LLC's capital units distributed to the members of the Cooperative at a rate of one LLC capital unit for each share of equity stock of the Cooperative.

Regulatory Approval

        Other than the Securities and Exchange Commission declaring effective the registration statement on Form S-4 of which this information statement/prospectus forms a part, and the approval of any necessary state securities authorities, no federal or state regulatory requirements must be complied with or approval must be obtained in connection with the proposed reorganization.

Federal Securities Law Consequences

        Under the federal securities laws, capital units of the new LLC received in the reorganization by persons who are not "affiliates" of the new LLC as defined under the Securities Act of 1933, may be resold immediately, as long as they are sold in accordance with the Operating Agreement of the new LLC. Capital units of the new LLC received in the reorganization by affiliates of the new LLC may be resold only pursuant to further registration under the Securities Act, in compliance with Rule 145 under the Securities Act, or in transactions that are exempt from registration under the Securities Act. These restrictions are expected to apply to the managers and executive officers of the new LLC.

        This document cannot be used in connection with the resale of capital units received in the reorganization by persons who are affiliates of the Cooperative or the new LLC.

Conditions of the Reorganization

        The completion of the reorganization depends on the satisfaction of a number of conditions, including:

  •
  receiving the approval of the reorganization by 75% of the Cooperative's members who vote at the special meeting, either in person or by mail-in ballot;

  •
  not receiving any legal orders prohibiting the reorganization; and

  •
  not receiving any orders from the Securities and Exchange Commission revoking the effectiveness of the registration statement related to this offering.

APPRAISAL

        Because of the importance of establishing a reasonable estimate of the Cooperative's fair market value in evaluating the tax consequences of the proposed reorganization, we have retained Mid-States Appraisal Services, Inc. of Salina, Kansas to appraise and determine the fair market value of the Cooperative's soybean crushing facility and certain investment assets, and to establish appropriate discounts to the Cooperative's stock. The Cooperative's management used the valuations and conclusions reached by the appraiser to calculate the per share value of the liquidating distribution to members, as set forth under "The Reorganization—Tax Treatment."

        Since 1983, Mid-States Appraisal Services, Inc., has engaged in the valuation of over 820 agribusiness, commercial and industrial properties, facilities, and/or businesses for clients in various states. These appraisals have included grain elevators, feed mills, flour mills, edible bean plants, popcorn plants, soybean/canola processors, wholesale and retail fertilizer plants. The appraiser is certified in six states on a full-time basis.

        Mid-States Appraisal Services, Inc. has issued a Complete Appraisal in a Summary Report Format as of June 30, 2001, which will be updated when the reorganization is consummated. The appraiser's analysis and conclusions are discussed below. Although we do not anticipate any events or circumstances that would cause the valuation contained in the updated report to change significantly, there may be changes in our business or industry that will affect the final valuation in the updated appraisal report. The appraisal report does not constitute a recommendation as to how any member of the Cooperative should vote on the reorganization.

        The Cooperative's Board engaged the appraiser to perform the appraisal in connection with its consideration of the reorganization into a limited liability company; however, the Cooperative did not provide any valuation figures to the appraisal firm. As described below, the Cooperative did provide the appraiser with information about the appraised property, financial forecasts, and plans and specifications for the expansion of the soybean processing plant and processes. The Cooperative has paid the appraiser a total of $13,025 for its services to date.

Summary of the Appraisal Report

        Based upon its investigation and analysis of the information gathered, Mid-States Appraisal Services, Inc. formed the opinion that the market value of the Cooperative's soybean processing plant as a going concern, including the business enterprise, real estate, buildings and equipment, as June 30, 2001, was $33.9 million, and that the aggregate fair market value of certain other investment assets was $522,133, as outlined in the appraisal report. In addition, the appraiser gave his opinion that applying 5% discounts for lack of marketability and minority interest would not be inappropriate. The value conclusion reached is subject to the assumptions and limiting conditions as set forth in the appraisal report. The appraisal conforms to the Uniform Standards of Professional Appraisal Practice and to guidelines issued under Title XI of the Federal Financial Institution Reform, Recovery and Enforcement Act of 1990, in accordance with Part 34, 12 CFR.

        Subject Property of the Appraisal.    The subject property of the appraisal report is the going concern (business enterprise) and the fee simple estate of the soybean crushing operations and related assets of the Cooperative located near Volga, South Dakota.

        Purpose of the Appraisal.    The purpose of this appraisal was to develop an opinion of the market value of the Cooperative's soybean crushing facility and certain investment assets for the evaluation of converting the Cooperative into a limited liability company or other entity.

        Definitions.    The appraisal uses the following definitions of "market value" and "business enterprise" from the Uniform Standards of Professional Appraisal Practice:

          Market Value.    The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of good title from seller to buyer under conditions whereby:

    •
    buyer and seller are motivated;

    •
    both parties are well informed or well advised, and acting in what they consider their own best interests;

    •
    a reasonable period of time is allowed for exposure in the open market;

    •
    payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

    •
    the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted to anyone associated with the sale.

          Business Enterprise.    A business enterprise is a commercial, industrial or service organization pursuing an economic activity. This also includes the "going concern value", which is the value of the enterprise or an interest therein as a going concern, or the difference between tax depreciated book value of the assets or business and the market value estimate of the assets or business.

        Highest and Best Use.    The appraisal concludes that if the Volga site were vacant, its highest and best use would be for an industrial usage, such as the current use if specific demand exists, and that the highest and best use of the property as improved is to continue its specialized use in the grain services area, specifically, soybean crushing. The criteria considered in determining the highest and best use include legal permissibility, physical possibility, financial feasibility and maximum profitability.

Scope of the Appraisal

        The appraisal report provides conclusions regarding the following:

  •
  the going concern (business enterprise) value of the soybean crushing plant, including the underlying ownership rights of fee simple estate on owned land, with merchantable title to all rolling and portable equipment;

  •
  the value of certain investment assets; and

  •
  appropriate discounts and discount rates.

        The appraisal report has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice. In connection with the preparation of the appraisal report, Mid-States Appraisal Services, Inc., among other things,

  •
  made a physical inspection of the site;

  •
  interviewed certain officers and line operating personnel;

  •
  reviewed financial reports for the fiscal years ended August 31, 2000 through August 31, 1996 along with current year-to-date information ended June 30, 2001;

  •
  gathered information regarding the subject property from courthouse records and the personal inspection of the subject property;

  •
  collected and verified data from reliable local and state governmental offices, buyers/sellers, brokers, and financial institutions; and

  •
  conducted sales research in the immediate area of the subject property.

        Identification and evaluation of environmental hazards and Americans with Disabilities Act compliance issues were not considered in the scope of the appraisal.

Valuation of Plant, Property and Equipment

        The appraisal considered the cost, income capitalization, and sales comparison approaches to valuation in determining the fair market value of the Cooperative's plant, property and equipment. The following is a summary of the results of the appraiser's analysis, which is described in further detail in the subsequent sections:

Appraiser's Determination of Value Indicated By:
Cost Approach	$33,900,000
Income Capitalization Approach	$32,300,000
Sales Comparison Approach	$35,400,000
Appraiser's Estimate of Market Value	$33,900,000

        The Cost Approach.    The cost approach basically estimates value by determining how much it would cost to build a new or replace an existing facility. Specifically, the value of the property is estimated by determining the dollar amount to construct an exact duplicate of the property at current prices (or the dollar amount to construct a facility having the same utility), less depreciation, plus the value of the landsite. The appraiser developed an approximately $33.9 million indication of value for the soybean processing plant based upon the cost approach, calculated as follows:

	Reproduction Cost New	Depreciated Value
Fixed Assets*	$43,399,200	$33,478,750
Rolling and Portable Equipment	+780,000	+412,000

	$44,179,200	$33,890,750

*
Includes land, buildings and fixed equipment, and going concern value of business enterprise.

        Site Valuation.    In estimating site value, the subject property's sites are compared with other sites in order to estimate the value of the site as if vacant and ready for development. Based upon four sales in the immediate area of the Volga plant between 1993 through 2000, including two sales involving portions of the subject property, and the appraiser's experience with similar sites adjacent to railroad and highway in other communities, the appraiser estimated the market value of the site at $5,000 per acre if it were vacant and ready for development. Accordingly, the appraiser calculated the estimated market value of the approximately 46.84 acre plant site at $234,200. In this case, the cost of land is included in the calculation of the reproduction cost of the plant described below.

        Reproduction and/or Replacement Costs.    The appraiser estimated reproduction or replacement costs through the use of the Marshall Valuation Service, consultation with suppliers and contractors in the industry, and actual construction costs times current multipliers. The appraiser consulted with seven outside suppliers that the appraiser has contacted on an ongoing basis since 1983 for cost information on new construction of agribusiness properties and used the following six new cost comparables on the construction of soybean processing plants, as adjusted for inflation.

Location	Size (TPD)*	Year Constructed	Grain Assets	Oil Refinery	Cost Per Ton (New) When Built	Inflation Adjusted to 2001
Seymour, IN	500	1992	Yes	No	$26,394	$30,353
Council Bluffs, IA	4,110	1996	Yes	Yes	$22,384	$23,503
Volga, SD	1,500	1996	Yes	No	$21,333	$22,400
Tula, Mexico	1,654	1996	Yes	No	$18,138	$19,045
Mt. Vernon, IN	2,000	1996	No	No	$15,000	$15,750
August, AR	500	1991	No	No	$12,360	$14,461

*
Tons of soybeans processed per day.

        Excluding the facilities with an oil refinery and related grain assets, the new cost comparables indicate mill processing equipment can be added at a cost in the range of $14,461 per ton to $15,750 per ton of productive capacity. One of the most recently completed plants in the United States is the Cooperative's property in Volga, South Dakota, which was completed in the late summer of 1996. The proposed cost of this facility from the ground up, including land cost and all infrastructure including grain assets and related crushing mill assets, was $21,333 per ton of productive capacity based on its original size of 1,500 tons per day, and was subsequently upgraded to a 2,400 tons per day plant. The reported total cost of the facility, as expanded, was $42.0 million, or $17,500 per ton of capacity. Based on the foregoing analysis, the appraiser has estimated the reproduction cost of a new 2,400 tons per day facility in 2001 at $43,399,200 million, or $18,083 per ton of capacity, including all the fixed assets, such as land, buildings and fixtures.

        The appraiser estimated the new reproduction cost of the plant's rolling and portable equipment, such as office furniture, computers, software, information systems, vehicles and miscellaneous shop equipment, at $780,000.

        Depreciation.    Depreciation refers to physical depreciation, functional obsolescence and external or economic obsolescence. Physical depreciation is a loss in value due to physical deterioration. Functional obsolescence is the loss in value due to lack of utility or desirability of part or all of the property. Thus, a new structure or piece of equipment may suffer depreciation when built. Physical and functional depreciation is calculated based upon the age life method, whereby the effective age of the plant, either actual or based on condition, is divided by the economic life of the plant. External or economic obsolescence is the loss in value due to causes outside the property and independent of it, such as lack of volume, gross margins, expense control, competition or a combination of these. Economic obsolescence lowers net operating income on the income statement.

        The appraiser calculated total estimated physical and functional depreciation of the fixed assets to be approximately 13% based upon 5 years of operations out of an economic life of 40 years, which is considered typical for a plant with a high percentage of machinery and equipment. Economic obsolescence of the fixed assets was estimated to be 10% based upon the historical analysis of the plant summarized under the discussion of the income capitalization approach below. The appraiser calculated the total depreciated value of the fixed assets to be $33,478,750.

        The appraiser applied depreciation factors ranging from 40% to 75% to the reproduction cost of the plant's rolling and portable equipment, resulting in total depreciated value of such equipment of $412,000.

        The Income Capitalization Approach.    The income capitalization approach is a technique in which the anticipated net operating income of a business is projected at a rate commensurate with the current market which would attract a prudent owner/operator to this type of investment, thereby reflecting the value of the income-producing investment. The appraiser developed an approximately $32.3 million indication of value using the income capitalization approach based on our historical performance selling crude soybean oil and our other products, calculated as follows:

Estimated Net Operating Income Before
Depreciation, Debt Service and Income Taxes	=	$6,165,000	=	$32,311,321
Capitalization Rate for Business		19.08%

        The income analysis, and/or income projection and results thereof calculated by the appraiser are based upon assumptions believed to be reasonable by the appraiser. However, there is no warranty, representation or guarantee of the reasonableness, accuracy or completeness of any such assumptions, projections or such analysis or the results thereof. The accuracy and completeness of the analysis depends upon, and will be affected by, future events and conditions, including but not limited to general economic conditions, none of which can be accurately predicted at this time with any degree of certainty.

        Calculation of Estimated Net Operating Income.    The appraiser reviewed the Cooperative's historical income and expense information for the fiscal years ended August 31, 1996 through 2000, as well as year-to-date income and expenses for the period ended June 30, 2001, to calculate anticipated net operating income. The appraiser then prepared a projected income and expense statement based on the "typical operator" (no unique capabilities) concept for this industry. This projected income statement relies on the following assumptions:

  •
  volume will be sustained at or above 24.6 million bushels of soybeans annually;

  •
  annual margins will be sustained at or above the four-year average from 1997 through 2000; and

  •
  expenses will be those typical for the industry and the subject.

        The appraiser analyzed the Cooperative's financial information from inception through the date of the appraisal report. Adjustments were made to the operating statement to account for all interest expense and all depreciation expense, resulting in an addition to net income. Subtractions were made in the areas of reserve for wasting assets, since our facility is a processing plant with more than half of its value made up in machinery and equipment which sustains a substantial amount of obsolescence, wear and tear over the years. Therefore, reserves must be maintained in order to keep the plant at essentially the same operating level through its economic life. Also, an estimate for working capital expense was made based on the business having no "free" working capital on its balance sheet and borrowing all of its working capital needs. This has been estimated at 5% of gross margins based on the appraiser's experience of plants in the agribusiness industry. Patronage accrued has been adjusted downward (70%) to account for its cash equivalency. Only 30% of the patronage is paid in cash, and the balance has a long redemption time.

        These total adjustments were then added to or subtracted from the stated net income to calculate an adjusted net operating income before depreciation, debt service, and income taxes, resulting in a historical annual average of approximately $6,165,000 in net income. Our industry does have significant changes in its net income over time because of the volatility in the pricing of its commodities, which are all involved in a world marketplace. Thus, the appraiser concluded that the historical annual average is considered to be the best indicator of its near term future and the value.

        Calculation of Capitalization Rate.    The capitalization rate is the rate of return used in calculating the present value of future periodic payments or earnings. Since properties or businesses are generally purchased with a combination of debt and equity capital, one technique to determine the capitalization rate is through long-term interest rates, which measure return to debt holders, and equity dividend rates, which measure return to equity owners.

        A lender usually anticipates receiving a competitive interest rate based on the perceived risk of the investment and a requirement that the loan principal be repaid through periodic amortization, usually a period of years. Owners/operators (equity investors) anticipate receiving a competitive equity cash return based on the perceived risk of the business or they will invest their funds elsewhere. The overall capitalization rate must satisfy the market return requirements for both lenders and equity owners. This requires establishing appropriate estimates of the interest rates and other loan terms, the equity dividend rate and the debt to equity ratio.

  •
  Interest Rates and Terms.  The appraisal report states that the appraiser has surveyed numerous lenders over the years in regard to their willingness to provide "typical" financing to the marketplace on special purpose agricultural properties such as a grain elevator. Typically, these lenders, which would include many national lenders, are in the range of prime rate to prime plus one. The interest rate is somewhat sensitive in regard to the credit worthiness of the borrower; however, the market as a whole may not all be prime or subprime borrowers. Therefore, the appraisal report assumes that "typical" is prime plus one percent. Amortization schedules also are a variable. Again, in surveying many lenders many of which are national in scope, the appraiser reported that this could range from a low of seven years to a high of 15 years with most typically being in the range of 10 years. The loan constant used in the calculation of the capitalization rate is a function of the interest rate, the frequency of the amortization, and the amortization term of the loan.

  •
  Equity Dividend Rate.  With regard to equity dividend rates, the appraisal report notes that the extraction of equity dividend or overall rates out of comparable sales is very difficult due to lack of information. The appraiser reports that numerous large clients in their publications and in conversations with him have indicated what they consider to be the equity dividend for these types of properties which have significant risk. This has ranged from a low in some cases of 15% to 20% to a high of 30% because of significant risks. Therefore, the appraisal report considers an equity dividend rate of 25% to be normal. Again, special circumstances, newness of the property, uniqueness of the territory, market considerations and concentrations could all affect the prospective of an owner in regard to their equity dividend requirements.

        Based on the foregoing considerations, in determining an appropriate capitalization rate for the Cooperative, the appraiser assumed:

  •
  a loan for 70% of the required capital is available at a 7.75% fixed interest rate (prime rate was 6.75% on June 30, 2001, plus 1.0%), with a 10 year amortization schedule;

  •
  the remaining economic life of the business is equal to or in excess of 10 years; and

  •
  the owners in this type of property would typically require a 30% equity dividend rate before taxes because of risks.

        The appraiser then calculated the estimated overall capitalization rate to be 19.08%, as follows:

Loan Constant (% of Debt Financing)	0.1440(0.70)
+ Equity Dividend Rate (% Equity Financing)	+0.30(0.30)
Overall Capitalization Rate	0.1908

        This result is consistent with the appraiser's discussions over the years with large national owners such as ADM, ConAgra, Cargill, Inc., Farmland Industries, and Koch Industries, in which they have agreed that an overall capitalization rate on an adjusted net operating income before depreciation, debt service, and income taxes of 18% to 22% is within their realm of requirements.

        The Sales Comparison Approach.    The sales comparison approach uses sales of like or similar businesses to estimate value. The appraiser developed a $35.4 million indication of value for the business enterprise using a sales comparison approach based on an average of the four most recent sales of plants in the industry.

        In the appraisal of any income producing property, the analysis of known sales of comparable properties is generally one of the most reliable tools available to the appraiser in the formation of an opinion of value. Under the principle of substitution, the value of any item cannot reasonably be considered to be in excess of the amount of money for which an equal or equivalent property can be acquired.

        One means of comparing soybean processing plants is on a dollars per ton day of crushing capacity, with the differences reflected as upward or downward adjustments for dissimilar characteristics. Based on the information available from the sales of soybean crushing facilities, it was the opinion of the appraiser that the market value of the subject property which includes land, buildings, improvements, rolling and portable equipment as an operating unit, was approximately $35.4 million, calculated as follows:

        2,400 tons per day of crush capacity ($14,750 per ton) =    $35,400,000

        Summary Of Comparable Sales Data.    The appraiser researched the market and found the following 11 sales of like or similar facilities that have occurred in a time period from 1984 through 2000.

Location	Date of Sale	Capacity (tons per day)	Sale Price		Price per Ton of Capacity
Taylorville, Illinois	1984	2,400	$7,600,000		$3,167
Manning, Iowa	1985	1,000	5,245,000		5,245
Mason City, Iowa	1985	1,000	5,500,000		5,500
Des Moines, Iowa (plus 3 others)	1985	6,900	65,000,000	(1)	9,420
Windsor, Ontario	1985	2,000	9,000,000		4,500
Culbertson, Montana	1989	600	2,200,000		3,667
Etter, Texas	1993	120	500,000		4,167
Guntersville, Alabama	1993	2,400	33,000,000		13,750
Goodland, Kansas	1996	500	8,835,829		17,672	(2)
Enderlin, North Dakota	1996	2,400	44,500,000	(1)	15,452
Chesapeake, Virginia	2000	2,000	24,250,000		12,125
Average, All Sales:		1,938			8,606
Average, Last 4 Sales:		1,825			14,750

(1)
Adjusted sale price after removal of refinery.
(2)
Leased fee estate sale.

        The sales that occurred in the industry in the mid-1980s were during a time period of low net operating incomes and severe financial pressures in the soybean crushing industry. This resulted in consolidation of the industry into larger, potentially more efficient, operations. The late 1980s through the mid-1990s was characterized by higher crushing margins in the industry. The sales that have occurred in the 1990s at Guntersville, Alabama, Goodland, Kansas, Chesapeake, Virginia, and Enderlin, North Dakota indicate a substantially higher price. The recent sales at these four locations have occurred in a price range from $12,125 per ton of productive capacity to $17,672 per ton of productive capacity. The plants at Goodland, Kansas and Enderlin, North Dakota, are sunflower crushing plants;

however, they have all the physical internal and external capabilities of a soybean crushing plant, since sunflowers are also an oilseed crop.

        The overall average of the four most recent sales is $14,750 per ton of crush capacity per day. Considering the newness of the subject to the comparables and its location in a good production area, a slight positive adjustment is considered relevant. However, considering the recent economic downturns in the industry in the last year and the closure of other plants in the United States that were less economically viable, the appraiser noted a continued risk in this market. This would account for a slight negative adjustment. In the appraiser's opinion, these adjustments cancel each other out. Therefore, the appraiser considered the average of the four most recent sales as the most reasonable.

        Market Value Estimate.    The differences in the value estimates discussed above are due primarily to the area of emphasis in the approach:

  •
  the Cost Approach emphasizes reproduction or replacement cost new less estimated depreciation in all forms;

  •
  the Income Capitalization Approach emphasizes profitability and return on investment; and

  •
  the Sales Comparison Approach emphasizes comparable sales with allowances for dissimilar characteristics.

        The Cooperative owns and operates a 2,400 tons per day soybean processing plant. It does not have an edible oil refinery included in its operation. This requires the plant to sell its oil to a refiner for further processing. This is typical of many soybean processing plants. The facility is in near new condition (built in 1996). All three approaches have been considered in this value conclusion. Based on indications from the Income Capitalization Approach, the appraiser concluded that there is external obsolescence, which is a factor outside the property that affects its value. It is usually a lack of volume, gross margins, expense control, competition, or the combination of all these factors. The appraiser indicated that he placed the greatest emphasis on the Cost and Income Capitalization Approaches.

        Accordingly, based on the appraiser's investigation and analysis of the data gathered, the appraiser formed the opinion that the market value of the subject property as of June 30, 2001, was Thirty-Three Million Nine Hundred Thousand Dollars ($33,900,000).

Valuation of Investment Assets

        The appraisal report also provided an estimate of market value for certain investment assets held by the Cooperative. These assets included allocated and accrued patronage from CoBank and Cenex Harvest States and the Cooperative's 4% investment in Urethane Soy Systems Company, Inc. Based on the appraiser's experience, the column labeled "Current Market Value" is the appraiser's estimation of the market value of these assets by category. In summary, the appraiser estimated a current market value of these assets and investments of approximately $520,000, calculated as follows:

Other Assets	Book Value	Appraised Market Value
CoBank Patronage Allocated(1)	$347,327	$57,928
Cenex Harvest States Patronage Allocated(2)	3,250,603	162,530
Urethane Soy Systems Company, Inc. 4% Investment(3)	1,000,000	10,000
Cenex Harvest States Accrued Patronage(4)	972,250	291,675

Total	$5,570,180	$522,133

(1)
CoBank patronage is discounted to a net present value based on a 15 year payout and a 12% rate of return. The soybean processing business has an overall rate requirement in the range of 19% to justify its values. However, the stock market has been capable of returning in the range of 11% to 12% over time. Thus, the appraiser applied a 12% discount rate.

(2)
The Cenex Harvest States patronage of approximately $3.25 million has an extremely long redemption window. On that basis, the appraiser noted that in his experience this type of stock, similar to Farmland Industries, has traded in the range of near nothing to upwards of 10% of its face value. Thus, the appraiser allocated 5% of its face value as its current market value.

(3)
The 4% investment in Urethane Soy Systems Company, Inc. stock is in a company that has not generated a profit and is still in the conception/startup stages. It is very similar to a "dot com" start-up company in an industry in which numerous failures have occurred. Thus, the appraiser allocated only a minimal value of $10,000 to this investment.

(4)
At the time of the appraisal, the accrued patronage on Cenex Harvest States for 2001 was estimated at $972,250. Cenex Harvest States pays 30% of such amount in cash. Thus, the appraiser discounted the face value of this asset to its cash value equivalent of 30%.

Discounts for Lack of Marketability and Minority Interests

        Finally, the appraisal report addressed appropriate discounts to the value of the Cooperative's outstanding stock for lack of marketability and minority stock. The Cooperative is owned by individual members with no one owning a sufficient portion of common stock to exercise control. The appraiser concluded that it would be considered a closely held corporation and its stock would suffer from discounts for lack of marketability and minority issues.

        Lack of Marketability Discount Discussion.    A discount for the lack of marketability has been recognized by courts, valuation experts, and the IRS as a cost inherent in stock companies in which there is no ready market for the shares. Usually, the discount for lack of marketability is tied to the expectation of how long it will take to convert the business interest into cash. The items that may affect the size of a marketability discount include:

  •
  size of the interest;

  •
  financial condition of the company;

  •
  limited market for the stock; and

  •
  dividends paid by the company.

        The Cooperative has paid dividends to its members, which have fluctuated over time. Also, current members must be agricultural producers and owning stock includes a delivery requirement for soybeans. Excluding the special nature of current ownership and considering the market as a whole, the appraiser concluded that the Cooperative's stock would suffer from a lack of marketability. The appraisal report indicates that there have been many studies on the lack of marketability discounts, and that collectively, these studies have shown over time a mean discount of up to 32.6% for lack of marketability. In a supplemental letter from the appraiser dated December 11, 2001, the appraiser gave his opinion that a 5% discount on members' interests in the Cooperative for lack of marketability would be conservative, based on all relevant market data and studies.

        Minority Discount Discussion.    A minority interest discount addresses situations in which an owner owns less than 51% of the stock and therefore has limited to no control of financial, operational or other aspects of the company. The discounts for minority purposes are above and beyond discounts for lack of marketability. The concept of non-controlling ownership interest deals with a relationship between the ownership interest being valued in a total business enterprise. The concept of marketability deals with the liquidity of the subject's ownership interest, i.e., how quickly it can be converted to cash. These discounts have an intertwining relationship. It was the appraiser's opinion that in a minority situation discounts by themselves ranging upwards to 30% would not be considered unusual, based in part upon information gathered by the appraiser independently from this appraisal on a closely held corporation involved in agribusiness that has repurchased minority stock over a period of years. In a supplemental letter from the appraiser dated December 11, 2001, the appraiser gave his opinion that a 5% discount on members' interests in the cooperative would be conservative, based on all relevant market data and studies.

        Application of Discounts.    Lack of marketability and minority discounts must be utilized in the final valuation of the stock. These discounts are taken sequentially, one after the other. Thus, the estimated market value of the shares to be valued are subject to the lack of marketability discount estimate. The remainder is then subject to a minority discount estimate, which leaves a remaining value which is the estimation of market value of the subject stock after all necessary steps in regard to valuation have been considered. With the marketability and minority discounts taken sequentially, the total discounts are then a lump sum estimate of the total discount from the starting value on the subject stock.

Conclusion

        The appraisal report described in the foregoing discussion will be updated as of the date of the reorganization. Other than Mid-States Appraisal Services, Inc.'s commitment to provide an updated Appraisal Report as of the reorganization date, the Cooperative has no plans, formal or informal to engage Mid-States Appraisal Services, Inc. for any other valuation assignment. The complete Appraisal Report is included as an exhibit to the registration statement of which this document forms a part. See "Where to Find More Information" to find out how to get a copy.

SELECTED FINANCIAL DATA

        The following table sets forth selected financial data of South Dakota Soybean Processors. The audited financial statements included in Appendix C to this document have been audited by Eide Bailly LLP, independent auditors.

        Historically, the Cooperative's fiscal year end has been August 31; however, because the new LLC's fiscal year end will be December 31 of each year, the Cooperative has prepared historical financial statements as of December 31, 2001, 2000, and 1999. You should read the financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the financial statements and related notes that we have included at the end of this document.

	Years Ended December 31,
	2001	2000	1999	1998	1997
Bushels Processed	26,258,146	26,832,064	24,553,153	23,794,142	17,152,423

Statement of Operations Data:
Revenues:
Net Sales	$148,258,146	$145,273,300	$128,146,355	$161,081,915	$140,296,873
Patronage Income	1,460,386	1,779,755	660,623	1,123,014	559,316
Oil Storage Income	1,629,420	1,436,184	1,432,260	1,623,539	742,020
Agent Fee Income	463,896	450,674	417,049	463,858	605,290

	151,811,848	148,939,913	130,656,287	164,292,326	142,203,499

Costs and Expenses:
Cost of Goods Sold	141,359,124	140,293,625	125,954,576	154,346,780	131,289,882
Marketing & Administrative Expense	2,234,248	1,768,207	1,783,460	2,090,874	1,708,010
Interest Expense	483,223	1,050,880	723,031	1,030,022	2,041,976
Income Tax Expense				482	7,000

Net Income	7,735,253	5,827,201	2,195,220	6,824,168	7,157,631

Shares Outstanding	14,129,250	14,129,250	14,129,250	14,129,250	14,129,250	*

Net Income per Share	$0.55	$0.41	$0.16	$0.48	$0.51	*

Balance Sheet Data:
Working Capital	4,212,055	3,173,651	2,380,938	1,779,559	5,779,347
Net Property, Plant and Equipment	31,892,837	31,872,946	33,963,308	33,957,965	33,391,098
Total Assets	58,680,968	55,030,320	50,955,893	50,865,199	55,097,503
Long-Term Obligations	8,346,078	8,649,420	12,819,873	10,384,964	13,979,824
Members Equity	32,779,725	30,771,474	25,518,923	26,755,559	25,748,552
Other Data:
Capital Expenditures	2,718,740	720,956	2,658,400	2,859,883	4,408,079

*
Adjusted for 1998 three for two stock split

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion along with our financial statements and the notes to our financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under "Risk Factors" and described in this prospectus generally. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Information."

Overview

        Upon completion of the reorganization, the new LLC will own the assets and liabilities of the Cooperative, which owns and operates a 80,000 bushel per day soybean processing plant which produces crude soybean oil, soybean meal, soybean hulls and other products. The plant began production in late 1996. To date, the LLC has had no operations. Accordingly, this section discusses the financial performance, results of operations and capital resources of the Cooperative.

        Historically, the Cooperative's fiscal year end is on August 31; however, because a limited liability company must generally have a fiscal year end that coincides with the fiscal year end of most of its members, the new LLC's fiscal year end will be December 31 of each year, commencing December 31, 2001. Accordingly, the Cooperative has included audited historical financial statements as of December 31, 2001, 2000 and 1999.

Background and Objectives

        South Dakota Soybean Processors, which is referred to locally as SDSP, is a farmer-owned new generation cooperative with 2,097 members, who are primarily residents of the Dakotas, Minnesota and Iowa. Initial equity invested by our members totaled $21,001,519 as of October 31, 1996. We have completed our fifth full year of operations, all which have recorded a profit. Since operations began, the Board of Directors has distributed a total of approximately $15.5 million in cash patronage to our members which constitutes approximately 63% of the total $24.6 million in declared patronage through the first five full years of operations.

        Our business was built on the model of a commodity processor. We remained successful in 1999 and 2000 even though the oilseed industry suffered some of its lowest crush margins in 16 years. Two key factors contributed to this success:

  •
  Additional capital investments of $9.2 million allowed us to increase daily production from 50,000 bushels per day to 80,000 bushels per day. Without these additional investments, which enabled us to operate as a "low cost producer," we would have recorded significant losses in fiscal 1999 and 2000.

  •
  We started with a strong equity position ($21 million equity out of a $34 million total project cost).

        Our primary focus for the next five years is summarized as follows:

  •
  Maintain our competitive position in the traditional soybean crushing market. Soybean crushing is a mature and highly competitive industry. Producing a high quality product, while operating a highly efficient operation at the lowest possible cost, maintains our competitive position. We also plan to increase production capability from 80,000 bushels per day to 100,000 bushels per day in the next five years.

  •
  Move our products up the value-added food chain. All of our products—soybean meal, soybean hulls and crude soybean oil—are considered commodities which are priced in the open market.

    Our objective is to generate 50% of our revenue stream from value-added products that are commodities which have been further processed and can generate higher margins. Currently, our primary focus is on products made with soybean oil. We are reviewing industrial applications in plastics and energy along with refining soybean oil for human consumption.

  •
  Develop additional strategic alliances, such as those with Urethane Soy Systems Company, Inc. and Minnesota Soybean Processors to help meet our overall goals and objectives. In addition, we have recently entered into an alliance with ACH Foods Companies, Inc. for refining soybean oil for use in food products and are investigating other opportunities.

        The foregoing projects are discussed in additional detail under "Expansion Initiatives and Other Projects" below.

Results of Operations

Comparison of the Years Ended December 31, 2001 and 2000.

        Net sales increased nearly $3.0 million, or 2%, for the year ended December 31, 2001, as compared to the year ended December 31, 2000. There were an additional 6,300 tons of meal sold(1%) in 2001 compared to the year ended December 31, 2000, and 20.7 million (7%) more pounds of oil sold in 2001 compared to 2000. Higher cash prices of meal and increased tonnage accounted for $2.3 million of the increase in sales, and the increase in the quantity of oil sold, which was drastically offset by the drop in the cash price added the final $700,000 to the increase. The average sales price per ton of meal for the year ended December 31, 2001 was $168.42 compared to the average of $164.43 for the same period in 2000, and the average price of oil in 2001 was $.1357 per pound compared to $.1440 in 2000.

        An additional $319,000 of net income for the year ended December 31, 2001 was attributed to increased patronage income from Cenex Harvest States, resulting from an adjustment to our estimated accrual rate based on the actual allocation made in January 2001 for their fiscal year ended August 2000. Patronage income is estimated based on a combination of the prior year's allocation and information provided in Cenex Harvest State's latest published SEC Report on Form 10-Q. We use a very conservative approach when estimating this amount, and then we adjust our estimate when actual accounts are allocated.

        Oil storage income from the Chicago Board of Trade was $193,000 higher for the year ended December 31, 2001, as compared to the same period in 2000. This was due to increased deliveries to the Chicago Board of Trade oil storage program. We leased facilities in Chicago, IL and St. Paul, MN for oil storage in early 2001. Once the tanks were full, we delivered the oil in these two tanks to the Chicago Board of Trade, generating the additional income.

        Agent fee income represents the income the Cooperative receives from its members who choose not to physically deliver to the Cooperative, but have the Cooperative procure their soybeans from another source on their behalf. The primary reason members choose this option is because of transportation, or a better market for their soybeans elsewhere. Agent fee income increased $13,000 for the year ended December 31, 2001, compared to the same period in 2000.

        Cost of goods sold, which includes production expense, increased $1.0 million in the year ended December 31, 2001, as compared to the same period in 2000. Freight expense increases, which are passed on to our customers as increases in the sales price accounted for $2.3 million in increased cost of goods sold for the year ended December 31, 2001, as compared to the same period in 2000. Production expenses were $504,000 higher in the year ended December 31, 2001, compared to the year period ended December 31, 2000. The 5% increase was a result of increases in natural gas prices. We normally pay rates in the range of $2 to $4 per million BTU's; whereas, in the winter of 2000-2001 offered rates were as high as $10 per million BTU's. We used alternative fuel sources where economically feasible, such as burning diesel fuel and crude soybean oil in our boiler, and were able to negotiate prices for our remaining natural gas needs in the range of $6 to $7 per million BTU's. To offset these expenses, the cash price of soybeans was less, and Chicago Board of Trade crush margins were better in the year ended December 31, 2001 compared to the same period in 2000.

        Marketing and administrative expense was $2.2 million for the year ended December 31, 2001 compared to $1.8 million for the year ended December 31, 2000, an increase of $466,000 or 25%. This increase was primarily the result of our profit sharing arrangements that allocate up to a total of 5% of net income back to our officers and employees and increased salary expense.

        Interest expense for the year ended December 31, 2001 was $483,000 compared to $1.1 million for the same period ended December 31, 2000. The average borrowed balance for the year ended December 31, 2001, was $10.5 million, compared to $12.1 average borrowings for the year ended December 31, 2000, contributing to lower interest expense. In addition to the lower amount borrowed, the interest rate was reduced drastically during this period. Between January 1, 2000 and December 31, 2001 our interest rate dropped 3.58% or from 7.69% to 4.11% due to reductions in prime lending rates.

        Net income for the year ended December 31, 2001 was $7.7 million compared to net income of $5.8 million for the same period ended December 31, 2000. The 33% increase of $1.9 million was primarily the result of higher gross commodity margins in the 2001 period. We locked in board crush margins averaging 47.17¢ per bushel in the year ended December 31, 2000. For the same period in 2001, board crush margins were locked in at 65.97¢ for a gain of 18.8¢, or 40%. This created $5.1 million in increased net income between the two periods. Market changes and the corresponding adjustments reduced income by $1.7 million, and a reduction in the basis adjustment from -4.1¢ in 2000, to -10.3¢ in 2001, resulted in a decrease of $2.6 million.

Comparison Of The Years Ended December 31, 2000, And 1999.

        Net product sales quantities increased by 10%, or 70,000 tons, between the years ended December 31, 2000 and 1999. Net sales in dollars increased by 13%, reflecting an increase in sales prices of the commodities, together with increased quantities sold. This was primarily a result of meal prices. The average cash price of meal for the year ended December 31, 2000 was $158.67, compared to only $128.70 in 1999, a 23% increase.

        Patronage income for the year ended December 31, 2000, was $1.8 million compared to only $661,000 for the year ended December 31, 1999. The increase was due to an adjustment of our estimate to reflect the higher values presented in Cenex Harvest State's SEC filings (from 21 points, $.0021, per pound to 42 points, $.0042, per pound), and an additional 18.1 million pounds of oil shipped to Cenex Harvest States in the 2000 calendar year.

        Oil storage income from the Chicago Board of Trade increased by only $4,000 to $1,436,000 in the year ended December 31, 2000, compared to the same period ended December 31, 1999. The small increase was because the year 2000 was a leap year, and we received an additional day of storage income.

        Agent fee income increased by $34,000 to $451,000 in the year ended December 31, 2000, compared to the same period ended December 31, 1999. The increase was a result of more members choosing to have the Cooperative procure their soybeans to meet the patronage requirement.

        Cost of goods sold reflected an 11% increase between the periods ended December 31, 2000 and 1999. This increase was a result of a 10% increase in quantity shipped, and an increase in board crush margins. Average board crush margins were locked in for the year ended December 31, 2000 at 47.17¢ per bushel crushed, and were only 28.16¢ per bushel crushed for the year ended December 31, 1999.

Board crush margin effects are netted in the cost of goods sold amount presented in the Selected Financial Data.

        Marketing and administrative expenses were approximately the same for the year ended December 31, 2000 compared to the same period in 1999.

        Interest expense for the year ended December 31, 2000 was $1.1 million compared to the $723,000 for the same period in 1999. This increase resulted from the additional borrowings needed to operate the facility due to the low income during the first two quarters of 2000.

        Net income for the year ended December 31, 2000 was $5.8 million compared to $2.2 million for the year ended December 31, 1999. This represents an increase of 165%, or $3.6 million. Quarterly results during the year ended December 31, 2000 were extremely unbalanced. At the end of the second calendar quarter of 2000 we had a net loss of $545,000. During the third calendar quarter of 2000 we earned $2.7 million, and in the fourth calendar quarter we generated an additional $3.7 million of net income, as board crush margins began to increase back to normal levels.

        Marketing and administrative expenses were $307,000 less for the year ended December 31, 1999 compared to the same period in 1998. There were two primary causes for this. The first was that bonus expense was significantly reduced by $160,000 in 1999 due to the low net income, and secondly, legal expenses were significantly lower. In 1998 we were involved in settling construction disputes with two contractors and because of this incurred significant legal expenses of approximately $153,000.

        Interest expense for the year ended December 31, 1999 was 723,000 compared to the $1.0 million for the same period ended in 1998. This resulted from a reduction in borrowings needed to operate the facility, primarily caused by increased participation in the price later soybean program. As the price of soybeans fell, producers elected to participate in this program in hopes of recovery in the soybean price at a later time.

        Net income for the year ended December 31, 1999, was $2.2 million compared to $6.8 million for the same period in 1998. This represents a decrease of 70%, or $4.6 million. The second two calendar quarters of 1999 produced extremely low gross margins. During these months some of the lowest crush margins in 16 years were available for locking in on the Chicago Board of Trade. During those six months, our average crush margin was only 26.05¢ per bushel compared to the same time period in 1998 of 40.63¢ per bushel. Based on the 11.9 million bushels crushed for the period, this resulted in $1.7 million less margin in the second and third quarter of 1999. For the entire year, in 1998 we crushed 23.8 million bushels at average board margins of 44.51¢ per bushel, and in 1999 we crushed 24.6 million bushels at average board margins of 28.17¢ per bushel. In 1998, this generated $10.6 million of crush margin compared to only $6.9 million in 1999. In addition to the low crush margins presented in 1999, we had protein quality issues that contributed to the decreased income. In 1998 average soybean meal protein was 47.25% at our plant compared to only 46.87% for the calendar 1999. This 0.38% difference can equate to a $1 to $3 per ton discount in meal sales price. Based on the 24.6 million bushels crushed in 1999, this reduced our margin by $1.1 million.

Liquidity and Capital Resources

        We intend to fund future working capital, capital expenditures and debt service obligations primarily through cash flows generated from our operating activities and from borrowings under our current revolving term loan agreement and our revolving working capital loan agreement, or similar replacement lines of credit. Management believes that cash generated from operating activities together with borrowing availability under our revolving loan agreements will be adequate to cover our working capital, debt service and capital expenditure requirements for a minimum of three years. If we pursue one or more of the expansion initiatives discussed below, we may need to consider other available options in connection with funding future working capital and capital expenditures needs, including the issuance of additional debt and/or equity.

        CoBank is currently our primary lender and has expressed its desire to continue working with us following the reorganization as an LLC. However, since CoBank is a financial institution that currently lends exclusively to cooperatives, we have had extensive discussions with CoBank's management regarding its continuing ability to maintain our primary credit lines and other outstanding debt. As a result of these discussions, CoBank agreed to enter into a two year extension of our credit agreements with them prior to the reorganization and informed us that such agreements would then be grandfathered in as an exception to the cooperative-only policy until the agreements expire. As a result of these discussions, we finalized and entered into amended and restated credit agreements with CoBank effective February 26, 2002, which include an additional availability of long term debt in the amount of $2.0 million for oil storage tank in Brewster, Minnesota, and $3.7 million for the oil refining project with ACH Foods.

        CoBank has indicated to us that it plans to make an effort to restructure its governing documents in the next year so that limited liability companies will be able to qualify for its loan programs; however, a number of other lenders have also expressed an interest in meeting our financing requirements. John Hancock, US Bank and Farm Credit Leasing have reviewed our financial statements, completed their related research and determined that we qualify for their programs. Management does not currently believe that we will have difficulty securing alternative lines of credit on satisfactory terms if it becomes necessary at the end of March 2005.

        We have two lines of credit established with CoBank to meet the needs of the company. The first is a revolving long-term loan agreement. Under the terms of this loan we have a $16.0 million credit line that increases in increments to $21.0 million by May 1, 2003, then reduces by $1.3 million approximately every six months thereafter with a final payment equal to the remaining unpaid principal balance of the loan on March 20, 2011. The revolving loan is set up so we can borrow funds as needed up to the credit line maximum, and pay down whenever excess cash is available. Once we pay it down, the credit line increases, and we have full access to borrow those funds again if needed. We pay a 0.5% annual commitment fee on any funds not borrowed.

        The second credit line is a revolving working capital loan agreement that expires on March 31, 2005, unless extended by CoBank. The primary purpose of this loan is to finance inventory and receivables. The maximum availability under this credit line ranges from $6.0 million to $10.0 million for particular commitment periods during the term of the loan to match our anticipated needs with respect to carrying inventory. For example, we have higher lines established during the months of October through May to cover the carrying costs of soybeans that are piled outside during harvest season. Borrowing base reports and financial statements are required monthly to justify the balance borrowed on this line. We pay a 0.25% annual commitment fee on any funds not borrowed; however, we have option to reduce these credit lines during any given commitment period listed in the agreement to avoid incurring the commitment fee on funds not borrowed.

        Both CoBank loans are set up with a variable rate option. The variable rate is set by CoBank and changes weekly, on the first business day of each week. We also have a fixed rate option on both loans allowing us to fix rates for any period between one day and the entire commitment period. We can get a fixed rate quote from CoBank at any time and lock-in the interest rate on all or a part of our borrowings that are available for fixing. Both CoBank loans are secured by substantially all of our assets and are subject to compliance with standard financial covenants and the maintenance of certain financial ratios. The balance borrowed on the revolving term loan was $10.1 million, and $9.1 million as of December 31, 2001 and 2000, respectively. The seasonal working capital loan had no outstanding balance on either December 31, 2001 or 2000.

        We have a loan administered by the South Dakota Governor's Office of Economic Development. This loan is an Agriculture Processing and Export fund loan (APEX). The principal was in the original amount $150,000 financed at 5% per annum. This loan has a balloon payment at the end of six years, which is on December 1, 2002. Principal payments on the APEX loan were $5,741 for the year ended December 31, 2001, and $5,208 for the same period in 2000.

        We have a note payable to the Brookings County Railroad Authority. This note is a ten-year note for $575,000, financed at 5%, which matures on September 1, 2007. Semi-annual principal and interest payments are due in February and August. Railroad track sidings located at the plant secure the note. Principal payments of $52,862 and $50,315 were made in the years ended December 31, 2001 and 2000 respectively.

        We have a long-term payable contract with the City of Volga for an error in the billing of electricity due to a faulty city meter that occurred between 1996 and 1999. Payments are made at a rate of $3,229 per month without interest. The contract matures on December 31, 2003.

        We have several leases and notes payable for various pieces of equipment that are secured by the equipment. The total annual payments on equipment financing are approximately $75,000.

        Cash Flows From Operations.    Operating activities provided $9.1 million for the year ended December 31, 2001, and $6.6 million for the year ended December 31, 2000. For the year ended December 31, 2001, net proceeds of $7.7 million, net non-cash expenses of $2.6 million and a decrease in working capital requirements of $354,000 were offset by non-cash patronage dividend income of $1.9 million. For the year ended December 31, 2000, net proceeds of $5.8 million and net non-cash expenses of $2.8 million were offset by non-cash patronage dividend income of $1.4 million and increased working capital requirements of $619,000. For the year ended December 31, 1999, net proceeds of $2.2 million and net non-cash expenses of $2.7 million were offset by non-cash patronage dividend income of $597,000, and working capital requirements of $354,000.

        Cash Flows From Investing Activities.    Investing activities used $1.4 million during the year ended December 31, 2001. During that period, we spent $2.7 million on equipment upgrades, additional oil storage, and environmental compliance, which was offset by $1.2 million in cash patronage and $122,000 received for used equipment. Investing activities used $1.7 million during the year ended December 31, 2000. This $1.7 million of expenditures consisted of equipment purchases for the plant of $721,000, and an investment in Urethane Soy Systems Company for $1.0 million. Investing activities used $2.6 million during the year ended December 31, 1999. We spent $1.6 million primarily on upgrades to the plant to reach an 80,000-bushel per day crush level, $500,000 to install a pelleting system for hulls, and $500,000 to install equipment and tanks for SoyOyl®.

        Cash Flows From Financing Activities.    Net cash used by financing activities was $5.7 million, $5.0 million, and $1.2 million for the years ended December 31, 2001, 2000 and 1999. Cash patronage paid out to members was $5.7 million, $578,000 and $3.4 million for the years 2001, 2000 and 1999 respectively. Patronage allocations are determined by the net income of the Cooperative, and are allocated 100% to members, which is authorized by the Board of Directors. The Board then in turn authorizes a percentage to be paid in cash and a percentage to be retained within the Cooperative for growth, debt reduction, and reinvesting purposes. In the year ended December 31, 2001, the Board of Directors authorized and paid a cash patronage allocation of $5.7 million. It was distributed to the members based on local profits (net income not including patronage income received from other cooperatives) of $6.9 million, of which 70% was paid in cash, and $896,000 in cash was received from other cooperatives. In the year ended December 31, 2000, $578,000 was returned to the members based on local profits of $232,000 of which 80% was paid in cash, and $392,000 in cash was received from other cooperatives. In the year ended December 31, 1999, $3.4 million was returned to members based on local profits of $4.0 million of which 80% was paid in cash, and $256,000 in cash was received from other cooperatives. Net income for patronage allocations was based on our historical fiscal years ended August 31, 2001, 2000 and 1999, respectively.

Expansion Initiatives and Other Projects

        The segment of our business that we are currently trying to expand through capital expenditures is crude soybean oil refining. On January 15, 2002, we entered into eight-year supply agreement with ACH Foods Companies, Inc. to exclusively provide three of their packaging locations in Illinois and Oklahoma with refined and bleached soybean oil on a general requirements basis. Under the contract, we have a pricing agreement established for the first five years, and after that we have the option to renegotiate the price. As part of the agreement, ACH Foods also agreed to sell us refining equipment for one of its closed plants in Columbus, Ohio at no additional cost to us. In exchange, we will dismantle the equipment, transport it to our site in Volga, South Dakota, and install the equipment and corresponding piping in a new, dedicated building next to our crushing plant at an estimated cost to us of approximately $4.7 million. We must have the new refining facilities substantially completed by September 1, 2002. If we fail to substantially complete the facility within thirty days of September 1, 2002, ACH Foods may terminate the agreement and we will be required to pay ACH Foods $1.2 million for the refining equipment. We began removing the equipment from the plant in Ohio in February 2002 and also began physical construction of the new building, engineering, and related activities in Volga. We estimate that construction and equipment installation will be completed in July 2002 and expect it to be running at full capacity in August 2002. ACH Foods is located in Memphis, Tennessee and is owned by Associated British Foods.

        We also have plans to invest a total of $2.3 million in 2001 and 2002 for a soybean oil storage tank in Brewster, MN. As of December 31, 2001, we had invested $684,000 in this project and the estimated completion date is April 2002. We will own the tank, until the Minnesota Soybean Processors (MnSP) plant is operational at that site at which time we plan to sell the tank to MnSP in exchange for 1.15 million shares of MnSP. The tank increases our opportunities to capture additional profits by delivering oil to the Chicago Board of Trade rather than selling it in a depressed crude oil market.

        We offered a program to our members in which they could borrow from their retained patronage to finance up to 20% of their purchases in MnSP stock. To date approximately $400,000 has been committed to this program. The payment will be made directly to MnSP as part of the members' final payment, which is scheduled for the spring of 2003.

        CoBank has agreed to supply $5.8 million in long-term revolving debt towards the two capital projects, and we have retained $2.1 million from the last patronage allocation to members. The combined $7.9 million will provide enough capital for the two projects, and any additional maintenance projects that may become necessary during the year. In addition to the $2.1 million of local retained patronage allocation from 2001, a balance of $2.3 million remains in the retained equity section of the balance sheet.

        The United States Department of Agriculture has provided a $500,000 matching grant for us to study and implement the oil refining project discussed above and the following three other new projects:

  •
  We are evaluating producing a soy diesel product. This project would produce soy diesel to meet potential mandated demand due to regulatory changes. With the addition of the refining equipment, we would need to purchase another $6.0 million of additional equipment for this project. There are government subsidies available for the production of soy diesel that may make this project very favorable.
  •
  We are also evaluating opportunities in the edible protein market. In this project, we would produce edible protein products, such as meat extenders, and work with a broker to market the products.
  •
  We are working with Urethane Soy Systems Company, Inc. to develop a finished product made with SoyOyl® that we could market directly. If this market segment takes off, we may find the need to expand our SoyOyl® production facilities rapidly. Primary expenditures would be for tanks, mixers, and related equipment. We anticipate that the profits from sales of the product would be large enough to fund the tanks if sales increased at a reasonable pace. However, if large orders become necessary immediately, we may need to raise additional funds for the project.

Finally, it is our goal to run the Volga facility at a 100,000 bushel per day crush rate within the next five years. The plant was originally designed for 50,000 bushels per day with the possibility of expansion to 70,000. In fact, the plant has already expanded its production to a crushing capacity of 80,000 bushels per day. The next jump to 100,000 bushels per day will be much more costly than the first two capacity increases. We estimate that such an expansion will cost $5 million for processing enhancements to our equipment, and up to an additional $5 million to upgrade the infrastructure to meet the demands of the increased production. For example, we may require additional storage bins and loading and unloading facilities for soybeans, meal, and oil. We are also considering the possibility of adding a high-pressure boiler and electric generating station fueled by coal and biomass, with resulting low pressure steam for use in our processing facility. The Board believes it may be necessary to raise additional funds to finance this project.

Distribution Policy

        The Board's goal has been to return 70% to 80% of local earnings to the owners in cash; however, the new LLC reserves the right to distribute a lower percentage of local earnings to members in cash but not less than 30%. The new LLC has neither declared nor paid any distributions on its capital units. The new LLC will be required to distribute a minimum of 30% of our net income each year to our unit holders and members in proportion to the number of units held, provided that net income for that year exceeds $500,000 and the distribution would not be a violation of or cause a default under the terms of any of our credit facilities and is not otherwise prohibited by law. The LLC's "available cash for distribution" includes gross cash proceeds from our operations, sales, and other dispositions of assets, including but not limited to investment assets (but not including sales and other dispositions of all or substantially all of the assets of the LLC), less the portion thereof used to pay, or set aside for, all of our expenses, debt payments, obligations, capital improvements, replacements and contingencies, as determined by our Board of Managers. Any additional distributions will be solely in the discretion of the Board of Managers and we cannot assure you that we will ever be able to pay any distributions to our unit holders.

Recent Accounting Pronouncements

        The Financial Accounting Standards Board has recently issued pronouncements regarding Business Combinations, Goodwill and Other Intangible Assets, and Accounting for Asset Retirement Obligations. Management is reviewing these pronouncements, but does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Commodities Risk & Risk Management.    To reduce the price change risks associated with holding fixed price commodity positions, we generally take opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or options futures contract) on a regulated commodity futures exchange, the Chicago Board of Trade. While hedging activities reduce the risk of loss from increasing market values of soybeans, such activities also limit the gain potential which otherwise could result from significant decreases in market prices of soybeans. Our policy is to generally maintain hedged positions within limits, but we can be long or short at any time. Our profitability is primarily derived from margins on soybeans processed, not from hedging transactions. Management does not anticipate that its hedging activity will have a significant impact on future operating results or liquidity. Hedging arrangements do not protect against nonperformance of a cash contract.

        At any one time, our inventory and purchase contracts for delivery to the plant may be substantial. We have risk management policies and procedures that include net position limits. It is defined by commodity and includes both trader and management limits. This policy and procedure triggers a review by management when any trader is outside of position limits. The position limits are reviewed at least annually with the Board of Directors. We monitor current market conditions and may expand or reduce the limits in response to changes in those conditions.

        Foreign Currency Risk.    We conduct essentially all of our business in U.S. dollars and have no direct risk regarding foreign currency fluctuations. Foreign currency fluctuations do, however, impact the ability of foreign buyers to purchase U.S. agricultural products and the competitiveness of and demand for U.S. agricultural products compared to the same products offered by foreign suppliers.

        Interest Rate Risk.    We manage exposure to interest rate changes by using variable rate loan agreements with fixed rate options. Long-term loan agreements can utilize the fixed option through maturity; however, the revolving ability to pay down and borrow back would be eliminated once the funds were fixed.

Dilution

        The new LLC may seek additional equity financing in the future, which could cause additional dilution to you, and a reduction in your percentage equity interest. If you become a member of the new LLC in this offering, you will not have preemptive rights to purchase additional units in any subsequent offering to preserve your equity ownership percentage, although the Board may choose to offer existing members the opportunity to participate in its discretion.

  Historical Financial Statements

        Soybean Processors, LLC was formed on October 12, 2001, in anticipation of the reorganization and has not been a separate operating entity. The new LLC has no substantial assets and has earned no income from operations.

        Audited financial statements of the Cooperative for the years ended December 31, 2001, 2000 and 1999 are located under Appendix C, attached hereto and incorporated by reference.

INDUSTRY INFORMATION

Overview of Soybean Processing Industry

        The soybean processing industry converts soybeans into soybean meal and crude soybean oil. Food ingredients are the primary end use for the oil, while the meal is consumed mostly by animals. Crude soybean oil is refined primarily for use in processed foods, such as margarine, salad dressings and baked goods and, to a more limited extent, for industrial uses. A bushel of soybeans typically contains approximately 11 pounds of oil and 44 pounds of protein-rich meal when crushed.

        Soybean production is concentrated in the central United States, Brazil, China and Argentina. Soybean processing plants, also known as crushing plants, are generally located close to adequate sources of soybeans and strong demand for meal, which decreases transportation costs. Refineries are generally located close to the processing plants. Oil is shipped throughout the United States and for export.

        Historically, there has been an adequate supply of soybeans in the upper Midwest, even in years when a substantial amount of soybeans has been exported. While the price of soybeans has fluctuated substantially, the prices of meal and oil will generally track with the soybeans, although not necessarily on a one for one basis, therefore margins can be variable.

The U.S. Soybean Crushing Industry

        Grown by farmers in 29 states, soybeans are the second largest cash crop in the United States. More than half of the United States' annual soybean production is generally crushed to make soybean oil and meal and other products. In 2000, American farmers harvested approximately 2.8 billion bushels of soybeans.

        Soybeans are processed in 22 states by 15 different companies. While the industry has continued its path toward consolidation and vertical integration, four new companies have entered the United States soybean processing industry over the last five years and the number of plants has increased to 64 plants. An industry source estimates that demand in the United States will support an additional 1.7 million bushels of daily soybean crushing capacity by 2020.

        The soybean crushing industry is mature and well standardized, and does not depend upon proprietary secrets or rapidly evolving technology. Accordingly, even though market entry costs are high to build efficient plants and upgrade equipment, the industry is highly competitive. Major industry competitors include ADM, Cargill, Ag Processing, Inc. (AGP), Central Soya and Bunge, which have multiple crushing and refining facilities throughout the U.S. These top five processors control nearly 85% of all domestic soybean crushing capacity. In addition, Cenex Harvest States and ADM have significant crushing and refining facilities in the upper Midwest and there are numerous smaller facilities. Competition is driven by price, transportation costs, service and product quality. These and other competitors are acquiring other processors, expanding capacity of existing plants or building new plants, domestically and internationally. Unless exports increase or existing facilities are closed, this extra capacity is likely to put additional pressure on prices and challenge margins. Several competitors operate over various market segments and may be suppliers to or customers of other competitors.

        The following table summarizes our estimates of the total capacity of the domestic soybean crushing industry based upon information gathered by our management team through industry associations, trade magazines, news releases, personal contacts, outside consultants, and their prior work experience with other businesses in the industry.

Processor	Number of Plants*	Crush Capacity (In bushels/day)
ADM	17	1,605,000
Cargill	13	1,185,000
Bunge	7	750,000
AGP	9	630,000
Central Soya	6	485,000
Perdue	3	165,000
Owensboro	1	120,000
Cenex Harvest States	1	120,000
South Dakota Soybean Processors	1	80,000
Incobrasa	1	70,000
Riceland	1	65,000
CGB	1	65,000
Creston Coop	1	27,000
Rose Acre	1	25,000
Zelland Farms	1	25,000

TOTAL	64	5,417,000

*
Includes idle, but not closed, facilities.

Soybean Oil Refining

        Crude soybean oil must be refined before it can be used to manufacture other products, and therefore the soybean processing industry is closely connected to the soybean refining industry. Refineries can process multiple oil varieties through a single facility with little or no additional capital.

Soybean oil processors therefore compete in the oilseed market with sunflower, flaxseed, canola, peanut and cotton processors. Although we do not currently have the capabilities to refine crude soybean oil for use in food products, we have recently entered into an agreement with ACH Foods Companies, Inc. to acquire crude oil refinery equipment. We plan to install the equipment and corresponding piping in a new, dedicated building next to our crushing plant with operations to begin in August 2002. We also entered into a eight-year supply agreement to exclusively provide three ACH Foods' packaging locations in Illinois and Oklahoma with refined and bleached oil on a general requirements basis.

        Soybean oil dominates the edible portion of the United States' consumption of fat and oil, accounting for approximately 80% of the edible fats and oils used in food. Approximately 96% of all soybean oil is used in various food applications.

        In addition to consolidating over the last twenty years, the vegetable oil refinery industry, of which soybean oil refining is a component, has transferred from a business operating independently from the nation's soybean crushers, to one that is now owned by soybean processors. There are only seven independent vegetable oil refineries operating in the United States, plus Lou Anna Foods, which is a wholly-owned subsidiary of Ventura Foods, in which Cenex Harvest States has an approximately 50% ownership interest. Independent vegetable oil refiners operate approximately 16% of the U.S. oilseed refining capacity.

        Even with operating their own refineries, the major soybean processors still sell some crude soybean oil to the marketplace, although ADM, AGP and Cargill are nearly balanced between crude soybean oil production and soybean oil refining capacity. Of the nine smaller soybean processors, four have refining capabilities. Three of the smaller operations have refining capabilities in excess of their oil production capabilities. Cenex Harvest States, which has a significant crushing and refining operation in southwestern Minnesota, currently purchases nearly 60% of its crude soybean oil needs.

        The following table summarizes our estimates of the total capacity of the domestic vegetable oil refining industry based upon information gathered by our management team through industry associations, trade magazines, news releases, personal contacts, outside consultants, and their prior work experience with other businesses in the industry. Several of the facilities shown process more than one type of oil.

Refiners with Crushing Facilities	Number of Plants	Refining Capacity (Annual Tons)	Refining Capacity (Pounds per Day)
ADM	14	3,777,750	20,700,000
Cargill	7	2,277,600	12,480,000
Bunge	5	1,379,700	7,560,000
AGP	4	1,270,200	6,960,000
Central Soya	3	722,700	3,960,000
Cenex Harvest States	2	722,700	3,960,000
Owensboro Grain	1	306,600	1,680,000
Perdue Farms	2	284,700	1,560,000
Riceland	1	197,100	1,080,000

	39	10,939,050	59,940,000
Refiners without Crushing Facilities
AC Humko	2	733,650	4,020,000
Procter & Gamble	1	525,600	2,880,000
Con Agra	1	328,500	1,800,000
Plains Cooperative	1	175,200	960,000
Golden Food	1	262,800	1,440,000
California Oil	1	131,400	720,000

	7	2,157,150	11,820,000

TOTAL	46	11,820,000	71,760,000

Soybean Meal

        Of the soybean meal used domestically, nearly all is used as a high protein ingredient in livestock feed, with poultry and swine dominating usage. Usage of meal is contingent on the amount of livestock being raised, which has increased in recent years. While per person domestic consumption of meat has been stable in recent years, demand for soybean meal has increased due to an increase in the domestic consumption of pork and poultry and an increase in meat exports.

        Soybean meal provides a ready source of protein with a 44% or higher protein content. The industry standard for high protein soybean meal is 48%.

Risk Management

        One of the benefits of soybean processing as compared to other types of value-added processing is the well-established cash and futures markets that exist for soybeans and the soybean products. Hedging allows us to protect the price for the soybeans we purchase and the soybean meal and oil we sell. Soybeans, soybean meal and oil are all traded on the Chicago Board of Trade. Hedging involves selling soybean futures contracts when a cash purchase of soybeans is made and purchasing soybean meal futures contracts and oil when a cash sale is made. By hedging on the Chicago Board of Trade, we can significantly reduce the financial risk caused by daily fluctuations in soybeans, meal and oil prices. In addition to straight hedging, we have the ability to establish a "board margin" on the Chicago Board of Trade. To establish a board margin, soybean futures are purchased and meal and oil futures are sold at a set relationship to each other. The board margin is then liquidated as cash purchases and sales are made and the corresponding hedging activities are executed. The profit or loss on the cash transactions offsets the profit or loss realized during the liquidation of the futures contracts. Chicago Board of Trade futures contract and cash contracts are all valued at the market price at the end and the corresponding profit or loss is reported on a monthly basis.

BUSINESS

Overview

        In 1993, a group of soybean producers in eastern South Dakota formed South Dakota Soybean Processors to build the first soybean crushing facility in the United States since 1978. The organizers raised funds for the plant from over 2,000 area soybean producers. Ground-breaking ceremonies were held in September of 1995 at the plant site on the east side of Volga, South Dakota, and we began operations in late 1996. Originally designed to crush 16 million bushels of soybeans per year, our plant capacity has since been increased to crush 28 million bushels per year, or more than 80,000 bushels of soybeans per day.

        Our primary business is processing locally grown soybeans into soybean meal, crude soybean oil and soybean hulls. Our soybean meal is primarily sold to livestock feed companies and independent livestock producers as a high protein livestock feed additive. Our crude soybean oil is sold to refineries for further processing into food products and some industrial uses. Our soybean hulls are either blended back into the soybean meal or sold separately, either pelleted or loose, as a fiber source in livestock diets.

        Soybean processing is a matured and highly competitive industry. We plan to maintain our competitive position in the marketplace by producing a high quality product and operating a highly efficient operation at the lowest possible cost. At the same time, we plan to gradually increase our production capability to compete more effectively against higher capacity competitors like ADM, Cargill, AGP, Bunge and Cenex Harvest States.

        We are also taking initiatives to move our products up the value-added product chain, and we are particularly interested in crude soybean oil refining opportunities. As part of this effort, we are reviewing industrial applications in plastics and energy as well as refining soybean oil for human consumption. In addition to the oil opportunities, we are exploring the potential of processing soy flour into edible protein products such as meat extenders. Finally, we are pursuing strategic alliances to help meet our overall goals, such as our relationship with Urethane Soy Systems Company, Inc. and Minnesota Soybean Processors, which are discussed in further detail below in "Strategic Alliances."

        Our primary business objective is to maximize cash dividends to our members from the profits generated through our soybean processing operations. At the same time, our management recognizes the need to maintain our financial strength and to consider and implement growth strategies that will allow us to continue meeting these objectives over time.

Products

        Currently, our only products are soybean meal, crude soybean oil and soybean hulls, which are all generated from the same basic crushing process. Each sixty-pound bushel of soybeans crushed at our Volga plant yields approximately 44 pounds of meal (75%), 11 pounds of oil (19%), and 4 pounds of hulls (6%).

        Soybean Meal.    We produce approximately 600,000 tons of soybean meal annually. Soybean meal is used primarily as a high protein livestock feed or as an ingredient or additive to livestock feed. The industry standard for high protein soybean meal is 48% protein. The northern portion of the Western soybean belt, where our plant is located, typically produces a lower protein soybean resulting in lower protein soybean meal. The average protein content of soybean meal from our plant is 47%, which is sold at a discount compared to 48% protein meal. If a customer wants a lower percentage protein meal, the raw meal is blended with soybean hulls to lower the protein content to make 44% soybean meal. Current market trends favor the consumption of higher protein soybean meal, and we only expect lower protein soybean meal to account for 2% to 5% of our total meal production in upcoming years.

        Soybean Oil.    We produce approximately 157,000 tons of crude soybean oil per year. This oil is either delivered to the Chicago Board of Trade, shipped out for further refining and packaging into food grade product or processed to be combined with other chemicals to make a polyurethane product called SoyOyl®, which is discussed below in "Strategic Alliances—Urethane Soy Systems Company, Inc."

        Refined oil is sold for the manufacture of products such as margarine, shortening, printing ink, paints, soaps, linoleum, plastic, rubber substitutes and biodiesel fuel. Although we do not currently have the equipment necessary for value-added refining of soybean oil, as a result of our agreement with ACH Foods Companies, Inc., which is discussed below in "Sales, Marketing and Customers," we will have this capability in the near future.

        Soybean Hulls.    We produce approximately 49,000 tons of soybean hulls annually. Soybean hulls can either be blended back into the high protein soybean meal to make 44% soybean meal or sold separately, in loose, ground or pelleted form, as a highly digestible source of fiber for livestock diets. The amount of soybean hulls used to create 44% soybean meal depends on the crude protein content of the current year's soybeans and the market demand for 44% soybean meal.

        We also have the equipment to pellet soybean hulls to be consumed by livestock. Pelleting soybean hulls increases the bulk density of the commodity, allowing for substantial freight savings. Soybean hull pellets also are attractive to direct on-farm users for their handling and storage characteristics and are sold at a premium compared to loose or ground hulls.

Plant and Description of Process

        Our plant is located on a 47-acre site one mile east of Volga, South Dakota. The location is on Highway 14, five miles west of Brookings, South Dakota and approximately 30 miles west of the Minnesota border. The site in its entirety consists of approximately 107 acres. We purchased approximately 47 acres at a cost of $3,500 per acre, and pay $1,000 per year to maintain an option on the remaining 60 acres.

        We currently have the capacity to process approximately 80,000 bushels, or 2,400 tons of soybeans, per day at our plant. This equates to 3,000 bushels per hour, 2.4 million bushels per month, and 28 million bushels per year. The plant has historically run at between 88% to 96% of capacity. The plant generally processes the highest number of soybeans in the December through May period. Scheduled ten day maintenance shutdowns are usually taken in May or June, and then production resumes to normal levels until harvest. The quality of the new crop dictates how well we are able to run in September through November.

        Soybean Receiving.    As a result of the abundant soybean supply in the area surrounding Volga, the plant receives soybeans primarily by truck, although the plant is equipped for rail receiving if it became cost effective or necessary due to reduced local supply or other reasons. Some of the soybeans that need to be processed come from other elevators, but the majority, about 75%, comes by truck delivery from individual farmers. Trucks are weighed on a 120-foot scale and then proceed to a receiving line. We currently operate two receiving lines at a rate of 15,000 bushels per hour. The soybeans are sampled using an inline sampler system as they are conveyed from the pit to the storage bins. The samples are then graded for moisture, foreign material, and other quality discounts.

        We use a high-tech automated weighing system that enables us to automate the ticket process. The weight is taken and then automatically printed and recorded. The entire process is computer generated to provide rapid, accurate, and dependable records. Once the scale operator records the information on the customer, it is available for the grading station to view and enter the grades from the samples. This information is then finalized and available for the accounting and commercial department to view and process.

        Preparation and Extraction.    Preparation, as its name implies, prepares the soybean for the extraction process where soybean oil is removed from the meat of the soybean. The subsystems involved include:

  •
  Cleaning and cracking—The soybean meat is broken into four to eight pieces. This releases the outside hull from the meat and also provides the appropriate size meat for further processing.

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  Dehulling—Soybean hulls must be removed in order to produce high protein soybean meal. We chose conventional dehulling for the plant design. This dehulling system provided the best use of capital and operating cost estimates at the time of installation. One 5,000 bushel per hour grain dryer and a cleaning system is included along with four 30,000-bushel soybean tempering tanks. These tanks enhance the process of removing the soybean hull from the soybean meat by ensuring moisture and temperature consistency of the soybeans.

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  Conditioning/Flaking—The clean soybean meat will be heated to 165° to 175°. Roller mills are then used to produce flakes thereby rupturing the oil cells, the final step before extraction.

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  Oil Extraction. Soybean flakes are sent to the extraction building where they are washed with hexane several times in a concurrent flow to remove the soybean oil from the flake. We have a DeSmet deep-bed extractor. The washed flakes leaving the extractor enter a vessel that performs multiple tasks, including desolventizing, toasting, drying and cooling, before the soybean flakes return to the preparation building for grinding. The soybean oil/hexane mixture, commonly referred to as miscella, is then processed through an evaporation system to recover all but a trace amount of hexane. The oil is then dried and cooled prior to storage.

  •
  Meal Grinding/Storage—After the extraction process, the flakes are returned to the preparation building where they are ground to specified particle size or mixed with hulls to reduce protein content to meet customer needs. The resulting soybean meal is then transferred to the storage facility.

Product Storage

        We have the capacity to store 1.5 million bushels of soybeans in storage bins, or the equivalent of nineteen days operating supply. Storage bins are equipped with both temperature monitoring and aeration to assure soybean quality during storage. During the soybean harvest, we also pile soybeans in an open field. For the 2000 harvest, this pile was up to 1.3 million bushels. Although there can be substantial risk in storing the soybeans in the open air for extended periods, we have the capacity to process the entire pile in a period of 16 days, minimizing the risk of loss.

        Our soybean meal storage is designed to hold 5,000 tons or three days of production. Two concrete silos holding 2,500 tons of meal each provide the storage. Two soybean hull storage tanks are used to store ground or pelleted hulls. They too are concrete structures each holding 700 tons of loose hulls, or 1,200 tons of pelleted hulls.

        Soybean oil is initially held in one of four temporary storage tanks, and samples from these tanks are quality tested to insure that hexane removal has met specifications. The oil is then transferred to one of three ten million-pound tanks for either delivery to the Chicago Board of Trade or loading to meet customers' contract requirements. We also have two long-term oil storage tanks. The first, a 54,000-ton oil tank, designed as a multi-use facility and convertible into a two million bushel soybean storage tank, contains 108 million pounds of oil which has been delivered to the Chicago Board of Trade. This oil is owned by the warehouse receipt holders of the Chicago Board of Trade, and in return they pay us storage fees at a rate of $.00003 per pound per day. The second tank is solely an oil storage tank, which will hold up to 31,500 tons (63 million pounds) of oil that has been delivered to the Chicago Board of Trade. We also are in the process of constructing a duplicate 63 million-pound oil storage tank in Brewster, Minnesota as part of our strategic alliance with Minnesota Soybean

Processors. We anticipate that when completed this tank will also store oil delivered to the Chicago Board of Trade. See "Strategic Alliances—Minnesota Soybean Processors" for more details.

        In addition to the tanks that we own, we also have lease agreements for storage tanks in St. Paul, Minnesota and Chicago, Illinois. We lease three storage tanks in St. Paul, Minnesota from Westway Terminal Company. We lease two 11.4 million pound storage tanks with a combined monthly rent payment of $33,600 and additional fees for throughput in excess of 22,950 short tons per tank per contract year. The third tank is a five million pound storage tank with a monthly rent payment of $9,400 and additional fees for throughput in excess of 12,852 short tons per contract year. All of these leases are for one-year terms scheduled to end on January 31, 2003, but will automatically renew for one-year terms unless terminated in writing by either party with 90 days' notice. We also lease a 9.6 million-pound storage tank in Chicago, Illinois from Kinder Morgan Liquids Terminals LLC for a flat fee of $5,000 per month plus a throughput charge of $4 per metric ton received or shipped. The term of this lease is scheduled to end on April 15, 2002 but will automatically renew for an additional one-year term unless terminated in writing by either party with 60 days' notice. We plan to keep the leases on the tanks in St. Paul and Chicago until the oil is physically removed and the sales price of crude oil or alternative processing no longer dictates the need for such storage.

Loading, Transportation and Delivery

        The final phase of the operation is the loading of the oil and meal on trucks and rail cars for shipment to customers for consumption or to manufacturers for further processing into final products. Currently, we ship approximately 45% of our products by rail and 55% by truck. Our plant site is adjacent to a Dakota, Minnesota & Eastern (DM&E) Railroad track with connections to the Burlington Northern rail line in Huron, SD, and is directly accessible from U.S. Highway 14, which provides access to U.S. Interstate 29 eight miles to the east.

        Soybean meal loading capacity is 200 tons per hour. Meal loadout speed allows for daily production to be loaded out within a 12-hour period. This rate takes into account delays between customer loads. The soybean meal loading area is staffed seven days a week to provide needed customer service. Soybean hulls are blended with meal to make 44% protein meal through the same system. Soybean hulls by themselves can also be loaded out through this system, but at a slower rate. Pelleted hulls are loaded at a rate similar to that of meal. Separate platform scales for the truck and rail loadout areas are provided.

        Soybean oil loading capacity is 3,345 tons per day by either truck or rail. Approximately 70% of our crude soybean oil is shipped by rail. The other 30% is shipped by truck. Soybean oil is weighed by a liquid flow meter, which adjusts for temperature and is approved by the National Oilseed Processors Association (NOPA) trading rules and state certified. The Chicago Board of Trade requires us to have the capacity to load out all of their oil stored at our location within 30 working days, and our current loading capacity satisfies this criterion.

        Our rail shipments are coordinated with the DM&E Railroad. We currently lease 299 hopper cars for an 18-year term from GE Capital for the purpose of transporting soybean meal and hulls. The lease rates on the cars range from $375 to $388 per car per month. These cars are large enough that we can take advantage of maximum weight limits and gain freight advantages on the base car rate. We in turn sublease these cars to the DM&E Railroad. The cars are eligible for mileage credit and demurrage charges collected from other customers. The mileage credits offset the lease cost of the cars and provide us with a small profit. These charges also create an incentive for the customer to get the car unloaded and returned to us quickly because they are incurred on a per hour basis. The railroad shipping rates for soybean meal are fixed amounts per car, subject to change at the DM&E Railroad's discretion. We do, however, have the option to negotiate contracts with the DM&E Railroad and fix the prices for a specified period of time, but we do not currently do so. We are responsible for the repairs and maintenance of all of the leased hopper cars, including repainting them at the end of the lease period.

        We also lease ten tanker cars for soybean oil from GE Capital, at a rate of $525 per month per car for a five-year term that began in April 2001. We are responsible for managing this fleet, and ensuring that the return times are profitable. The tanker cars are under a full service lease, which covers routine maintenance and painting, but we are responsible for all repairs.

        In February 2002, we entered into a lease agreement with Trinity Industries Leasing Company for 100 rail tanker cars to transport refined and bleached oil to the ACH Foods' plants. See "Sales, Marketing and Customers" below describing our supply agreement with ACH Foods. We will pay a lease rate of $383 per month per car for an eighteen-year term that commences upon the initial delivery of the cars. We are responsible for the repairs and maintenance of all of the leased tanker cars, including maintaining their interior protective coating and lining.

        Local meal is delivered by truck, primarily by standard commercial carriers. The standard semi-truck will hold 26 tons of meal. South Dakota also permits the use of "pup" trailers on its highways, which can carry an additional 10 tons of meal.

Utilities

        Processing soybeans is an energy intensive process, using significant amounts of electricity and natural gas. Our plant uses natural gas to heat water to generate steam and to dry soybeans. Our plant requires a natural gas supply of on average 500,000 therms per month to operate the plant at its current production capacity. A therm is a unit used to measure a specific quantity of heat. We purchase our natural gas from NorthWestern Energy with some portion purchased at fixed prices months in advance depending upon the quoted price and the remainder purchased at market prices. We have the ability to convert our boiler to use diesel fuel if the price of natural gas makes it more cost effective to do so. When we operate our boiler on diesel fuel, we purchase the diesel fuel on the open market. We purchase our electrical energy and water supply from the City of Volga at prices set by the City of Volga. We are currently exploring the possibility of using coal and biomass to fuel a high-pressure boiler and electric generating station with the resulting low pressure steam used in our processing facility.

Raw Materials and Suppliers

        Our primary raw material is soybeans. In 2000, South Dakota farmers produced approximately 153 million bushels of soybeans. Production within a 50-mile radius of Volga, which includes several counties in western Minnesota, was approximately 70 million bushels in 2000, representing 2.5 times the needs of our 28 million-bushel per year processing facility. Our plant location in Volga therefore gives us accessibility to soybeans at necessary levels, and although the availability and price of soybeans fluctuate with forces of supply and demand, we have never experienced an inability to source soybeans.

        All of the soybeans that we purchase are quality tested and graded against the United States Department of Agriculture's grade requirements. From time to time, we accept soybeans that are substandard, but we discount the price or make other allowances to account for the lesser grade quality or condition at delivery. In the past, we have offered programs to entice members to plant a particular variety of soybeans. These soybeans were proven to have a higher protein content than many of the other varieties that are grown around Volga, and could be grown successfully in our colder climate. We were offering incentives based on the purchase of this variety of seed to members. We do not currently offer such incentives, but may consider doing so in the future if market prices for oil make such a program attractive again.

        In recent years, most soybean producers in our area have been planting genetically modified soybeans, commonly known as Round-up Ready beans. Although some processors segregate genetically modified soybeans from those that are not we currently do not do so and our customers have not requested that we do so. Without the addition of several smaller soybean storage bins and renovation of our soybean receiving system, our current plant facilities would not allow us to efficiently segregate genetically modified soybeans.

        To Arrive Soybean Contracts.    We purchase the majority of our soybeans under "to arrive" contracts. These contracts establish an agreed upon price and delivery period for the soybeans. Modifications to the "to arrive" contract are also offered where either the futures price (futures fixed) or basis (basis fixed) is established upon creation of the contract and the other term of the contract is completed at an agreed upon date. The futures price is the trade price at the Chicago Board of Trade for soybeans to be delivered during a month in the future. We receive instantaneous futures quotes, and we agree with the producer on the board month and price presented at the time of the arrangement. The basis is the second part of the contract pricing equation. The basis is the adjustment to the Chicago Board of Trade futures price to arrive at a locally delivered price at our plant. The basis is influenced primarily by local supply and demand ratios which are driven by local competition and available local storage space, and freight. Generally in our area the basis is traded at a reduction to the Chicago Board of Trade futures price. Most of our contracts with producers requires them to pay the transportation costs of delivering the soybeans to our plant in Volga. If a producer wishes for us to arrange and pay freight, the basis will be wider (greater) by the amount of the freight. Our basis ranges from a monthly average of -20¢ to -53¢ depending upon the time of year. The basis is generally the widest during harvest and the narrowest just prior to harvest.

        Price Later Soybean Procurement Program.    In this program a producer, or elevator, is allowed to deliver soybeans to the plant without fixing a price on the product. The producer relinquishes ownership rights in the soybeans, and we are then free to process these beans. The producer later notifies us that they wish to price the soybeans, and we pay the producer for the soybeans at that time. The soybeans are recorded as a current payable on our books until the price is fixed; however, we do not incur any interest expense. If producers deliver the soybeans between harvest and January under this program, they pay us storage fees. After January we generally waive the storage fees to attract producers to deliver into this program. Our risk with this program is that the producers will all price their beans when the soybean basis is quite narrow. However, our experience is that producers will only price their soybeans when the Chicago Board of Trade price increases, at which point our basis usually widens and reduces the sales price because local supply increases as producers are more willing to sell their stored soybeans.

Sales, Marketing and Customers

        Our target markets can be broken into two segments: local (South Dakota, Minnesota, and the Canadian providence of Saskatchewan), and the Pacific Northwest (considered a regional market consisting of the states of Oregon, Washington, and the Northwest Canadian Providences of Alberta and British Columbia). Favorable freight rates are the primary motivator in determining demand for commodity products. We deliver to local markets by truck and to the regional markets by rail. Our rail service is provided by the DM&E rail line, with connections to the Burlington-Northern Santa Fe at Huron, SD, and by the Union Pacific for oil to Cenex Harvest States. The Burlington Northern offers us freight advantages into the Pacific Northwest market as compared to the California market, which is serviced by the Union Pacific. The table presented below lists the percentage of sales by quantity of product sold within various markets.

	Soybean Meal	Soybean Oil	Soybean Hulls
South Dakota	27%	1%	75%
Minnesota	4%	97%	10%
Other U.S. States	36%	1%	14%
Export (including Canada)	33%	1%	1%

        Our Merchandising Manager is responsible for marketing and sales of all of our products. We sell the majority of our products using "shipment" or "to ship" contracts which are either priced (meaning the entire price of the commodity has been established including futures price, basis, and freight) or basis only (which means only the basis and freight have been fixed). Occasionally we will use a broker for some meal shipments. These brokers receive a commission (usually 50¢ per ton for rail, and $1.00 per ton for truck) and then sell the meal to the end customer. We are responsible for paying the commission, and for collecting receivables. We also sell meal to resellers. We pay no commission for these sales, nor do we accept responsibility for the collection of receivables. However, these fees are usually built into the price the resellers will pay us for the commodity, or into the price their customers will have to pay them.

        To Ship Soybean Meal and Crude Soybean Oil Contracts.    We sell the majority of our products using "to ship" contracts. These contracts establish an agreed upon price and delivery period for the products. Modifications to the "to arrive" contract are also offered where either the futures price (futures fixed) or basis (basis fixed) is established upon creation of the contract and the other term of the contract is completed at an agreed upon date. Most of our contracts are traded FOB (or picked-up) at our plant in Volga so that the purchaser pays the freight costs. If a purchaser wishes for us to arrange and pay freight, the basis will be narrower (less negative) by the amount of the freight. For the last four years, our basis for soybean meal and soybean oil has ranged from a monthly average of -$3.00 to -$17.00 per ton of meal, and -100 to -350 points (-$.01 to -$.035) per pound of crude soybean oil, depending upon the current global and local supply. As of December 31, 2001, the basis was -$.0200 per pound of crude soybean oil and -$10.00 per ton of soybean meal.

        Some of our crude soybean oil is delivered to the Chicago Board of Trade for storage. We have been declared "regular" or qualified by the Chicago Board of Trade to store approximately 200 million pounds of crude soybean oil at our Volga plant site and an additional 37.4 million pounds of oil at our leased terminal sites in St. Paul and Chicago. This oil is delivered to the Chicago Board of Trade based on us having a "short" oil position, the equivalent of having a short futures contract. For every short futures contract that is held, another company has a long futures contract. Beginning on the first notice day in a period (certain commodities are only sold in certain months, and each period has a first notice day which is determined and published by the Chicago Board of Trade at least one year prior to the period), the companies holding the long futures contracts are notified by the Chicago Board of Trade that the oil under contract will be delivered on the following day, and a warehouse receipt for the oil is issued. Once a warehouse receipt is issued, the oil belongs to the customer, and the oil that we hold in storage is the oil that has been delivered to these customers. We receive storage charges on this oil at a rate of $.00003 per pound per day. The Chicago Board of Trade still maintains all of the responsibility for accounting for warehouse receipts, collecting storage, and processing the necessary functions to account for the transaction. The customer can either arrange to have the oil shipped from this location to their facility, or they can purchase short futures contracts and bring their position back to zero. If the customer returns their position to zero, then the Chicago Board of Trade cancels the warehouse receipt and issues a new one to whomever holds the long futures contract that offsets the short futures contract. Eventually the price will be such that a company will want to take physical delivery of the oil to process it. At that time, they arrange to have it removed from our storage tanks and we receive a load-out fee at a rate of $.00004 per pound. We are then able to replace the oil with current production and start the process again.

        We currently sell a majority of the oil we produce to Cenex Harvest States. Cenex Harvest States has excess refining capacity at its Mankato, Minnesota crushing and refining facility, so it purchases crude soybean oil from outside vendors, such as Ag Processors and us. In 2001, we sold 85% of our oil to Cenex Harvest States, and they have contracts with us to purchase 111 million pounds of oil over the next six months, which is 84% of our anticipated oil production during that period. Cenex Harvest States, however, in April 2002 began building a soybean crushing plant at Fairmont, Minnesota that is scheduled to be completed in the Summer of 2003. We anticipate that the new plant will reduce the amount of crude oil it purchases from us.

        In anticipation of Cenex Harvest States reducing the amount of crude oil purchased from us and in order to move our product further up the value-added product chain, on January 15, 2002, we entered into eight-year supply agreement with ACH Foods Companies, Inc. to exclusively provide three of their packaging locations in Illinois and Oklahoma with refined and bleached soybean oil on a general requirements basis. Under the agreement, we agreed to be able to supply ACH Foods with up to 290 million pounds of refined and bleached oil per year. Under the contract, we have a pricing agreement established for the first five years, and after that we have the option to renegotiate the price. As part of the agreement, ACH Foods also agreed to sell us refining equipment for one of its closed plants in Columbus, Ohio at no additional cost to us. In exchange, we will dismantle the equipment, transport it to our site in Volga, South Dakota, and install the equipment and corresponding piping in a new, dedicated building next to our crushing plant at an estimated cost to us of approximately $4.7 million. We must have the new refining facilities substantially completed by September 1, 2002. If we fail to substantially complete the facility within thirty days of September 1, 2002, ACH Foods may terminate the agreement and we will be required to pay ACH Foods $1.2 million for the refining equipment. We began removing the equipment from the plant in Ohio in February 2002 and also began physical construction of the new building, engineering, and related activities in Volga. We estimate that construction and equipment installation will be completed in July 2002 and expect it to be running at full capacity in August 2002. If the refining facilities are completed as contemplated, ACH Foods will basically be the exclusive purchaser of all of the refined oil we produce.

        If ACH Foods breaches its obligations under our supply agreement, we will need to locate other customers for our excess crude oil or refined and bleached oil. Potential additional customers for crude soybean oil include exporters out of Vancouver and the Gulf of Mexico, as well as other refiners, such as Hunt Wessen, P&G, Louis Dryfus, ADM, and Cargill.

        We also expect the market for SoyOyl® to grow over the next several years and to use more of our crude soybean oil in that process. See the discussion of our strategic alliance with Urethane Soy Systems Company, Inc. below for more explanation on the SoyOyl® market.

        Our largest soybean meal customer is Commodity Specialists, a reseller, which purchases approximately 24% of our total meal sales. Cenex Harvest States, Land O' Lakes, and Purina purchase about 15% of our total meal sales. Other large meal customers include South Dakota Hutterian Brethren, East-Man Feeds, and Mills Brothers International. As a commodity, soybean meal sales are highly price sensitive, and we offer substantial discounts to those customers who purchase large quantities of meal. A plant's protein quality and loading facilities are also factors considered by customers.

        Our final product is the byproduct of hulls. Hulls are available for sale as either loose, ground, or pelleted. Loose and ground hulls are sold primarily within a local market to dairies and feed lots because of their light weight, high freight cost per ton, and bulkiness to store. Pelleted hulls are usually sold to one of three primary markets: the local market that consists primarily of feed mills and direct shipments to dairy and beef producers; direct sales to large dairies in the Pacific Northwest; and large dairies and feed lots in the Southwest. Pelleted hulls offer the advantage of cheaper freight per ton, and easier handling and storage of the product. For these reasons, they normally carry a $5 to $10 premium per ton over loose or ground hulls. Hulls are not traded as a commodity on the Chicago Board of Trade, and accordingly are sold on a "to ship" contracts with a fixed cash price. Freight can be arranged to be paid by either the customer or us.

Price Risk and Hedging

        To reduce the price change risks associated with holding fixed price commodity positions, we generally take opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on the Chicago Board of Trade. While hedging activities reduce the risk of loss from increasing market values of soybeans, such activities also limit the gain potential which otherwise could result from significant decreases in market prices of soybeans. Our policy is to generally maintain hedged positions within limits, but we can be long or short at any time. Hedging arrangements do not protect against nonperformance of a cash contract.

        At any one time, our inventory and purchase contracts for delivery to the plant may be substantial. We have risk management policies and procedures that include net position limits. It is defined by commodity and includes both trader and management limits. These policies and procedures trigger a review by management when any of our trades are outside of position limits. The position limits are reviewed at least annually with management. We monitor current market conditions and may expand or reduce the limits in response to changes in those conditions.

Competition

        We are the only significant hexane extraction plant in South Dakota and we believe that we have approximately 17% of the soybean crushing market in the Upper Midwest and 1% in the United States based on our crush capacity of 80,000 bushels per day. We plan to maintain our competitive position in the market place by producing a high quality product and operating a highly efficient operation at the lowest possible cost. At the same time, we plan to gradually increase our production capability to compete more effectively against higher capacity competitors like ADM, Cargill, Central Soya and Cenex Harvest States.

Strategic Alliances

        Urethane Soy Systems Company, Inc.    Urethane Soy Systems Company, Inc., a Princeton, Illinois corporation, is the manufacturer of and patent holder for SoyOyl®, a polyol made from soybean oil. Polyol is a key chemical in foam formulation that reacts with other ingredients to form polyurethane foam. Polyurethane can be used in both rigid and flexible foams. Rigid foams are those found in insulation, simulated wood, flotation and packaging. Flexible polyurethane foams are commonly found in furniture padding, carpet padding, automotive interiors and footwear. In testing, SoyOyl® has performed as well or better than petroleum-based polyols and is more environmentally friendly and costs less than traditional petroleum-based polyols.

        Until 2014, we have the exclusive rights to supply soybean oil to Urethane Soy Systems to make SoyOyl®. We have various pricing options with Urethane Soy Systems, all of which are tied to the price of Chicago Board of Trade crude soybean oil futures. We also receive a fee from Urethane Soy Systems per pound of soybean oil processed into SoyOyl®. Urethane Soy Systems receives a discount on this fee if our processing volume for SoyOyl® is more than 8.3 million pounds per month and a larger discount if our processing volume for SoyOyl® is more than 16.6 million pounds per month. Currently, our processing capacity for SoyOyl® is 5 million pounds per month. We also charge Urethane Soy Systems for any additives to the crude soybean oil used in the process. We sell 100% of the SoyOyl® we produce to Urethane Soy Systems for resale to manufacturers who use it in their products.

        In connection with our SoyOyl® production process, we have been assigned the rights to a process for refining crude soybean oil for use in industrial applications such as manufacturing SoyOyl®. In February 2001, the developer of the process filed an application to patent this process with the United States Patent and Trademark Office and subsequently assigned rights to the process and any future patent to us. A patent for the process, however, has not yet been granted. Because this patent application is only for the initial refining process to prepare crude soybean oil for industrial uses and

SoyOyl® itself is already patented, we do not anticipate that our SoyOyl® operations would be materially harmed if we did not receive this patent.

        As compensation for assigning the rights to use the process for preparing crude soybean oil for industrial purposes, we have entered into an agreement with the developer of the process under which we will pay him until 2010 on an annual basis two percent of the first $1 million of net proceeds from the sale of polyol products, which include SoyOyl®, and one percent of net proceeds in excess of $1 million. We are entitled to recover all of our expenses related to polyol products from prior years in which we incurred negative net proceeds before making any payments under this agreement.

        In May 2000, we purchased 1,000 shares of stock in Urethane Soy Systems, representing a 4% ownership in the company, for $1,000,000. As part of our stock purchase agreement, we are entitled to one non-voting seat on Urethane Soy Systems' board of directors. Gerald Moe is currently filling this seat.

        If demand for SoyOyl® increases, we will need to expand our SoyOyl® production facilities to increase our processing capabilities by adding tanks and mixers. If demand increases, we expect the profits from SoyOyl® sales to fund the cost of these capital expenditures if sales increase at a reasonable pace. However, if demand for SoyOyl® increases rapidly, we may need to obtain debt financing or expend cash funds that would otherwise be available for distributions to members to expand the project.

        Minnesota Soybean Processors.    In 2000, a group of Minnesota farmers formed the Minnesota Soybean Processors (MnSP) and began an equity drive to build an 80,000-bushel per day soybean processing plant in Brewster, Minnesota. We have a Services and Management Agreement with MnSP where, for 10% of the total equity raised by MnSP, we have assisted with preparation of a business plan and will provide construction management services. We have agreed to reinvest a minimum of 80% of the fee we receive from MnSP for these services into MnSP by purchasing equity units at a price of $2.00 per unit. As of December 31, 2001, MnSP had received commitments of approximately $28 million, including approximately $2.5 million from us, which is well in excess of the minimum $18.7 million equity needed to begin construction of the plant. MnSP completed its equity drive on April 2, 2002. As of August 31, 2001, we had accrued the 10% earnings on the total equity raised by MnSP towards equity drive expenses, but we have not received a cash payment for this.

        Once MnSP begins production, we will provide management and marketing services to MnSP, including day-to-day management control of MnSP's plant. All costs and expenses directly incurred by MnSP will be paid directly by MnSP; all other operational costs that cannot be assigned to a specific plant will be allocated according to the bushels of soybeans processed by each facility. The term of the Services and Management Agreement is for automatically renewing five-year periods beginning sixty days before the plant is scheduled to begin operations.

        In addition, we are making a total of $1 million in interest-free loans backed by retained local earnings available for our members to invest in MnSP. Under this program, for every $4 invested by one of our members in MnSP, we provide $1 in an interest-free loan against retained local earnings accumulated during fiscal years 1998 to 2000. For example, if one of our members were to purchase 2,500 equity shares in MnSP at $2.25 per share, we would provide a $1,125 interest-free loan toward the purchase, assuming the member has accumulated at least that much in retained local earnings on his or her shares, and the member would only pay $4,500 in cash to purchase the MnSP shares. To date, we have committed approximately $400,000 in interest-free loans to our members through this program.

        We have also purchased part of the land that MnSP has an option on near Brewster, Minnesota for $150,000, and we are in the process of building a 63 million-pound oil storage tank and loading facilities at that site. We plan to use the tank to store oil for the Chicago Board of Trade on terms similar to the oil stored for the Chicago Board of Trade in the 54,000-ton tank at our Volga plant. We anticipate that construction costs for the tank will be approximately $2.6 million. Once MnSP becomes operational, we plan to sell the land, storage tank and loading facilities to MnSP. We are currently negotiating the terms of the proposed sale and at this time do not have a definitive agreement to sell the tank to MnSP.

        New Projects.    In September 2001, we received a $500,000 Value-Added Agricultural Product Market Development Grant (VADG) from the United States Department of Agriculture to study the feasibility of four potential vertical integration projects. The four potential products that we will examine with use of the grant money are biodiesel, refined vegetable oil, polyurethane products, and protein concentrate products. If the board of directors decides to proceed with a project from the study, then we may issue additional equity to finance the capital costs of building a facility to manufacture the selected product.

        In each of these four projects the following steps would need to be completed if we decided to proceed with the project, and we estimate the costs for each step:

Strategic Alternative Analysis and Review (Feasibility Study)	$286,000
Membership Communication and/or Equity Drive	$172,000
Development and Construction	$238,000
Start of New Process	$304,000

Total estimated cost per project	$1,000,000

        Under the terms of the grant, the United States Department of Agriculture will contribute 50% towards the budgeted expenses incurred for each function, up to a total grant of $500,000. We are responsible for the balance of expenses and any cost overruns. The estimated timeline to complete these functions ranges from June 2001 through July 2003.

Employees

        We currently employ 72 individuals, consisting of 17 employees in the office in administration, commercial and support service and 55 in the plant. Brookings County, South Dakota has had an unemployment rate of 1.4% in the past three years. We have raised our base wages to be more competitive with the other industries in the region and minimize our employee turnover. We also hire students from South Dakota State University in Brookings on a part-time basis. We have no unions or other collective bargaining agreements.

Government Regulation and Environmental Matters

        Hexane recovery is critical in the crushing operation and is closely monitored by the Environmental Protection Agency. Current regulations require that the amount of hexane lost in the extraction process not exceed 0.3 gallons per ton of soybean oil produced on a rolling 12-month average, and our production process currently meets this requirement. New regulations will take effect in 2004, which will require that the amount of hexane lost in the extraction process not exceed 0.2 gallons per ton of soybean oil produced on a rolling 12-month average, and our current loss levels exceed this standard. We are currently evaluating various options, including implementing new technology, installing new equipment, or altering our production process, to enable us to achieve compliance with the new standards.

        In April 2001, we entered into a settlement agreement and stipulation with the South Dakota Department of Environment and Natural Resources in regard to claims brought by the Department of Environment and Natural Resources alleging that we had committed certain violations of the conditions of our environmental permits during operation of our soybean processing facility. Under the terms of the settlement agreement, we agreed to pay a fine in the amount of $53,020 and continue operations of our plant in accordance with a Compliance Plan approved by the Department of Environment and Natural Resources or face additional stipulated penalties. As part of this Compliance Plan, we installed a new zero process discharge system to replace our conventional wastewater system and are currently in compliance with our surface water discharge permits. We are obligated to provide ongoing compliance reports to the Department of Environment and Natural Resources.

        As part of a review by the Environmental Protection Agency in September 2001, our Spill Prevention Control and Countermeasures program was found to be lacking an emergency response action plan. We received no citation or penalty for this deficiency and since that time we have worked with an engineering firm to formulate an emergency action plan and have engaged Environment Specialist, Inc. to provide us with emergency response services in the case of a hazardous spill at our plant site. We, however, have not yet submitted our plan to the Environmental Protection Agency for approval.

Legal Proceedings

        From time to time in the ordinary course of our business, we may be named as a defendant in legal proceedings related to various issues, including without limitation, workers' compensation claims, tort claims, or contractual disputes. We are not currently involved in any such legal proceedings and are not aware of any potential claims. We carry insurance that provides protection against general commercial liability claims, claims against our directors, officers and employees, business interruption, automobile liability and workers' compensation claims.

MANAGEMENT

Soybean Processors, LLC Board of Managers

        The group of 21 individuals currently serving on the Cooperative's Board of Directors will serve as the new LLC's initial Board of Managers until the expiration of their original staggered terms on the Cooperative's Board of Directors. Thereafter, Board members will be elected by the members to staggered three-year terms.

        The table below describes important information about the members of the Board of Managers.

Name, Address, Telephone and Board Position, if any	Age	Director Since	Current Term Expiring	Occupation and Background
Paul Barthel 22308 486th Ave. Elkton, SD 57026	33	1996	2003	Paul has been a farmer for the past 15 years. He is a member of the South Dakota Soybean Association, and the South Dakota Corn Growers. He is a member of the Emmanuel Lutheran Church Council. Paul graduated from South Dakota State University in Brookings, SD in 1992 with a major in Ag Business and minor in Agronomy.
James Call R.R.3 Box 167 Madison, MN 56256-9102	48	1995	2004
				James has been a farmer for the past 28 years. He belongs to the Minnesota Corn Processors, Minnesota Soybean Growers Association, Minnesota Corn Growers Association, and is a director of the Lac Qui Parle Soybean Growers. He is chairman of the Lac Qui Parle County Farm Service Agency County Committee, and a Director of the Minnesota Soybean Research and Promotion Council.
Paul W. Casper President 44095 212th St. Lake Preston, SD 57249-9640	44	1994	2004
				Paul has been a farmer for the past 25 years. He is a member of the South Dakota Soybean Association, and past 1st Vice President, South Dakota Corn Growers, National Corn Growers, United Spring Wheat Bakers, Minnesota Soybean Processors, and South Dakota Ag Producers Ventures. He is a member of the Lake Preston Lutheran Church and the Lake Preston Development Corp. Paul attended Dakota State University in Madison, SD for one year.

Dan Feige 45974 232nd St. Wentworth, SD 57075-9644	47	1996	2005
				Dan has been a farmer for the past 21 years. He is a member of the National Corn Growers Association, the American Soybean Association, and Minnesota Soybean Processors. He is a past delegate for Associated Milk Producers, is currently serving as clerk of LeRoy Township, and is a member of Trinity Lutheran Church, having served as trustee, deacon, and on the building committee. Dan attended the University of South Dakota in Springfield, South Dakota and received an Associate Degree in Diesel Technology with a minor in Education and Business.
Marvin Goplen 1671 270th Ave. Canby, MN 56220 (507) 223-7391	67	1995	2005
				Marvin has been a farmer for the past 45 years. He is a member of the Farm Bureau, and the Minnesota Soybean Association. He is a Director of the Minnesota State Plowing Organization, and a member of the National Plowing Organization. Marvin attended the University of Minnesota, St. Paul, MN for 2 years concentrating in Agriculture
Ryan J. Hill 78588 330th Ave. Worthington, MN 56187-9402	53	1995	2003
				Ryan has been a farmer for the past 29 years. He belongs to the National and Minnesota Corn and Soybean Growers Associations. He is a Navy Veteran of the Vietnam War. Ryan attended Worthington Junior College, and participated in the U.S. Navy Engineering metallurgy program in 1969.
Marvin Hope Vice President 45886 217th St. Volga, SD 57071-9355	65	1994	2005
				Marvin has been a farmer for the past 45 years. He is a member of the South Dakota Soybean Association, and the American Soybean Association. He belongs to the National Corn Growers Association, the Farm Bureau, and is the President of the Sinai Lutheran Church. Marv attended the Lutheran Bible Institute in Minneapolis, MN in 1956 and 1957.

James H. Jepsen 48480 231st St. Flandreau, SD 57028-6631	45	1996	2005
				James has been a farmer for the past 24 years. He is currently a member and was the former President of the South Dakota Soybean Association. Jim attended South Dakota State University in Brookings, SD and received an Associate of Arts Degree in Agriculture and General Ag in 1977.
Peter Kontz 47068 223rd St. Colman, SD 57017	59	1998	2004
				Peter has been a farmer for the past 35 years. He is a member of the South Dakota Cattlemen's Association (Treasurer for four years), South Dakota Corn Growers Association, and the South Dakota Soybean Association. He is on the Finance Council of Saints Simon and Jude Catholic Church, and a Past Trustee for the Brookings Elks Lodge #1490. He attended the School of Agriculture in Brookings, SD.
Bryce Loomis 19989 464th Ave. Bruce, SD 57220-5113	59	1998	2004
				Bryce has been a farmer and seed salesman for the past 35 years. He is a member of Glacial Lakes Corn Processors, and Minnesota Soybean Processors. He belongs to the National Corn Growers Association, the South Dakota Soybean Producers Association, and the Farm Bureau.
Gerald Moe Treasurer 21469 452nd Ave. Arlington, SD 57212 (605) 983-5949	65	1994	2005
				Gerald has been a farmer for the past 42 years. He also has been a District Sales Manager for a major seed company for 10 years in the past. He is a member of the American Soybean Association, as well as Vice Chairman of the Board of Directors for the Citizens State Bank in Arlington, SD. Gerald attended Augustana College for one year in Sioux Falls, SD.

Dale Murphy 102 E. 2nd Ave. PO Box 686 White, SD 57276 (605) 629-6181	72	1994	2003
				Dale is a retired farmer, and was an active farmer for the past 45 years. He was a director of the First National Bank in White, SD during 1987-1999. He is currently a member of Minnesota Corn Processors, ProGold, Glacial Lakes Corn Processors, and Minnesota Soybean Processors. He belongs to the White Community Club, the Higgins-Jesson American Legion Post #88, and the St. Paul Catholic Church in White, SD. Dale attended Nettleton Commercial College in Sioux Falls, SD and earned a certificate in auditing and accounting in 1957.
Robert Nelsen 1173 280th Ave. Westbrook, MN 56183-1023 (507) 274-5163	61	1995	2004
				Robert is a retired farmer and Vice President of Environmental Dust Control. During the past 40 years he was an active farmer, as well as Vice President of the Environmental Dust Control. He is a member of the American Highland Cattle Association, and the American Soybean Growers Association, where he has been a state director. He is State Director for the Murray County Soy Growers, and belongs to Farm Bureau, and VFW. He belongs to the Lions Club, and the Trinity Lutheran Church in Westbrook, MN.
Maurice Odenbrett 2778 41st St. Fulda, MN 56131 (507) 425-2624	57	1995	2005
				Maurice has been a farmer for the past 38 years. He is a supervisor for the Belfast Township and serves as Vice chairman for the Murray County Township association. He is a trustee for St. Gabriel's Catholic Church in Fulda, MN. He is a member of Minnesota Corn Processors, and Minnesota Soybean Processors.

Daniel Potter 31012 County Highway 6 Redwood Falls, MN 56283	70	1995	2003
				Daniel has been a farmer for the past 52 years. He belongs to the Redwood County Cattlemen's Association, and the National Cattlemen's Association. He is also a supervisor of the Redwood Soil and Water Conservation District and chairs the Admin Council, he is a lay leader and chairman of the finance and audit committee of the New Avon United Methodist Church.
Corey Schnabel Secretary 43555 273rd St. Freeman, SD 57029-9760	43	1994	2004
				Corey has been a farmer for the past 21 years. He belongs to the South Dakota and National Corn Growers Association, South Dakota and American Soybean Associations, the South Dakota and American Simmental Association. He currently serves as a director of the South Dakota Corn Growers Association and is a member of the St. Paul Lutheran Church. Corey is a graduate of Lake Area Technical Institute in Watertown, South Dakota. He earned an Associate degree in Ag Business in 1980.
Rodney Skalbeck 80903 160th St. Sacred Heart, MN 56285 (320) 765-2542	68	1995	2003
				Rodney has been a farmer for the past 50 years. He belongs to the Farmers Union, Land Stewardship Project and is a former Director of the Farm Credit association where he has had positions as chairman and vice chairman.
Lyle R. Trautman 409 Lakeview St. Box 83 Lake Benton, MN 56149	48	1996	2005
				Lyle has been a farm operator and manager for the past 28 years. He is a member of the Lincoln County Soybean Growers Association, the Minnesota Soybean Growers Association, and the Minnesota Corn Growers Association. He is also a member of the Lake Benton City Council and St. Johns Lutheran Church. Lyle attended Mankato State College for two years, and University of Minnesota for two quarters.

Delbert Tschakert 16150 442nd Ave. Florence, SD 57235	47	1994	2003
				Delbert has been a farmer for the past 23 years, producing corn, soybeans and hay commodities. He is a member of the South Dakota Soybean Association, the South Dakota Corn Growers Association, and former President of the South Dakota Soybean Association. Delbert is a graduate of South Dakota State University in Brookings, SD. In 1977 he received his BS in Ag Communications with a minor in Economics.
Anthony Van Uden 3461 300th Ave. Cottonwood, MN 56229	64	1996	2004
				Anthony has been a farmer for the past 43 years. He is a member of Minnesota Corn Processors, Minnesota Soybean Association, the American Legion, and the St. Clotilde Catholic Church. He is a past Director of the Farmers Elevator Company, Cottonwood, MN, Lucas Town board, as Chairman, and the Lyon County Planning and Zoning Committee.
Ardon Wek 43958 288th St. Freeman, SD 57029	44	1996	2003
				Ardon has been a farmer for the past 24 years. He is a member of the South Dakota Corn Growers, the South Dakota Soybean Association, the Lake Area Corn Processors, and a Deacon at the Grace Lutheran Church in Menno. Ardon graduated from Mitchell Technical College in Mitchell, SD. His major was Architectural Drafting, and Building Construction.

Committees of the Soybean Processors, LLC Board of Managers

        Following the reorganization, the Board of the new LLC may appoint committees to carry out responsibilities of the Board of Managers.

Compensation of Soybean Processors, LLC Board Members

        Members of the Cooperative's Board of Directors are currently provided a per diem payment for services performed on behalf of the Cooperative in the amount of $150 for each function requiring more than four hours, and $75 for each function requiring less than four hours. In addition to the per diem fee a $0.365 per mile mileage reimbursement is provided, which is subject to change annually with new IRS regulations.

        Members of the new LLC Board will receive similar compensation. The new LLC's Operating Agreement provides that the Board of Managers must approve any Board compensation.

        The Cooperative's Board of Directors have elected the following people shown in the table below to serve as officers of the board. These positions are for purposes of administration of the Board and these people are not executive officers of the Cooperative. The new LLC will have the same board officer positions except that the Board of Managers of the new LLC will not elect a treasurer. Officers of the Board of Managers must be members of the Board of Managers. The Board of Managers of the new LLC shall fix the compensation for the officers of the Board of Managers, and they may be reimbursed for reasonable expenses incurred in carrying out their duties as officers of the Board.

Name	Office Held on Cooperative Board	Office Held on LLC Board
Paul W. Casper	President	President
Marvin Hope	Vice President	Vice President
Corey Schnabel	Secretary	Secretary
Gerald Moe	Treasurer	None

Executive Officers of Soybean Processors, LLC

        Upon completion of the reorganization, the following individuals will serve as executive officers of the new LLC in the capacities listed. These officers serve at the discretion of the Board of Managers and can be terminated without notice. The executive officers and certain key employees of the Cooperative are serving generally in the same positions of the new LLC, as set forth below.

Name	Age	Position in Cooperative	Position in LLC
Rodney G. Christianson	48	Chief Executive Officer	Chief Executive Officer
Constance M. Kelly	38	Chief Financial Officer	Chief Financial Officer
Thomas J. Kersting	40	Commercial Manager	Commercial Manager
Larry E. Mahlum	62	Operations Manager	Operations Manager

        Rodney G. Christianson, Chief Executive Officer.    Rodney joined us as the Chief Executive Officer when operations began in 1996. With 20 years of service with Cargill, Inc. in their Food, Industrial and Oilseed Sectors, Rodney came to us with significant operational and managerial experience in the U.S. and Brazil. A member of the management team for the greenfield construction and start up of Cargill's sunflower plant in West Fargo, North Dakota, Rodney's experience helped direct our difficult startup toward a financially successful first year of operations. Since that time, his leadership has brought us to the forefront of new generation cooperatives with our value-added payments to members.

        Rodney is a Minnesota farm native and received his B.S. in Engineering from North Dakota State University and holds a Professional Engineer's License.

        Rodney has complete responsibility for our operations.

        Constance M. Kelly, Chief Financial Officer.    Connie joined us as the Chief Financial Officer when operations began in 1996. With over nine years with Central Soya and Consolidated Nutrition, a joint venture of ADM and AGP, Connie began her career as an accountant at the Gibson City, Illinois soybean processing plant in October of 1985. She was then promoted to corporate internal auditor where she audited the oilseed and feed plants and installed grain accounting systems. She then moved into an international management information analyst position where she was responsible for the consolidation of European, Caribbean, and Asian Subsidiaries. As the feed group accounting manager, Connie developed accounting procedures, installed computerized accounting systems and supervised the corporate accounting functions for the four feed group divisions of Central Soya.

        Connie graduated with a B.S. in Accounting from Illinois State University with an emphasis in Information Systems, and a minor in Business Administration. She holds a CPA certificate from the State of Illinois.

        Connie is responsible for our administrative functions, which include Accounting, Human Resources, Credit, and Information Systems.

        Thomas J. Kersting, Commercial Manager.    Tom joined us as the Procurement Manager when operations began in 1996, and since 1998 has served as the Commercial Manager. Tom was affiliated with Cenex Harvest States from July 1988 until May 1996. Tom held such positions as Market Analyst/Advisor and Head Procurement Merchandiser for Cenex Harvest States throughout North Dakota, South Dakota and Minnesota. As a market analyst, Tom assisted grain elevator profitability by using advanced management and marketing techniques while incorporating specific risk management procedures.

        Tom graduated from the University of Minnesota's College of Agriculture with a B.S. in Agricultural Business Administration with an emphasis in operations management. Tom is a licensed commodity broker and our representative with the National Oilseed Processors Association and the Chicago Board of Trade.

        Tom is responsible for all futures trading strategies, as well as merchandising commodity products, and soybean and natural gas procurement.

        Larry E. Mahlum, Operations Manager.    Larry joined us as Operations Manager in 1995, after serving in a consulting capacity for the previous year. Larry has over 30 years experience in the grain processing industry through companies such as PJ Anderson, Continental Grain, Specialty Vegetable Oils-Elders Oil Seed and Continental Milling. As our plant start-up consultant, Larry's influence touched everything from engineering firm selection, CEO selection, construction supervision, to operations start-up logistics. Larry has an in-depth understanding of plant and lab operations and operations management.

        Larry currently oversees the SoyOyl® development, research and production processes.

Compensation of Executive Officers

        Summary Compensation Table.    The following table sets forth all the compensation paid by the Cooperative during the years ended December 31, 2001, 2000 and 1999 to our principal executive officer and each officer who was paid over $100,000 in our last fiscal year (the "named executive officers"). No other officers received total compensation exceeding $100,000 during the year ended December 31, 2001.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation ($)
Rodney G. Christianson Chief Executive Officer	2001 2000 1999	186,666 190,520 150,000	100,135 9,417 89,029	3,625 3,625 3,625	— —	— —	— —	19,000 17,000
Constance M. Kelly Chief Financial Officer	2001 2000 1999	82,000 69,000 67,000	32,000 — 6,700					7,500
Thomas J. Kersting Commercial Manager	2001 2000 1999	90,000 73,125 53,875	40,000 — 28,000					7,500
Larry E. Mahlum Operations Manager	2001 2000 1999	95,000 82,229 70,812	33,000 — 12,600

        Mr. Christianson has a three-year employment agreement with us that expires on August 1, 2002. Under the employment agreement, Mr. Christianson currently receives a monthly salary of $16,666.66 and is entitled to receive an incentive bonus equal to one-half of one percent of net profits before taxes and value-added payments up to $5 million net profit. If net profit exceeds $5 million then he is entitled to receive 1% of the total net profit. Mr. Christianson may elect to have his incentive bonus paid directly or deferred. Mr. Christianson is also entitled to participate in 401(k), healthcare and other retirement and welfare benefit programs that are generally available to employees and a vehicle to be used for business purposes. Mr. Christianson's employment contract is terminable at will by the board of directors without cause, and may be terminated by Mr. Christianson with 60 days notice.

        Ms. Kelly and Messrs. Kersting and Mahlum each have an employment agreement with us that is terminable at will. Each receives a base salary and is entitled to participate in 401(k), healthcare and other retirement and welfare benefit programs that are generally available to employees, including the employee profit sharing program which allocates 4% of profits over $2 million to all employees other than Mr. Christianson. Individual amounts are allocated and distributed to employees based on a formula that takes into account current salary level, level of responsibility and the impact of the employee's position on profits.

        Messrs. Christianson and Kersting and Ms. Kelly also have a deferred compensation plan which provides "phantom" stock based on a three-year vesting period. Under the plan, we will pay him or her an amount equal to the fair market value of his or her vested phantom stock in five annual substantially equal installments beginning upon the earlier of termination of his employment with us or his or her 65th birthday. In lieu of participating in the phantom stock plan, for a period of 10 years, Mr. Mahlum also receives an amount equal to 2% of the first $10 million and 1% thereafter of our net proceeds from the sale of all polyol products; however, to date we have not had any significant sales of polyol products and no payments have been made under this agreement.

        The new LLC intends to pay salaries to our officers and certain key employees equivalent to that paid by the Cooperative.

Relationships between Board Members, Executive Officers and Key Employees

        Paul Casper is Gerald Moe's son-in-law; otherwise, no family relationship exists between any of the Cooperative's or the new LLC's Board members, officers or key employees.

Ownership by Management

        The following table sets forth the beneficial ownership of the Cooperative's outstanding stock by the Cooperative's Board members and named executive officers as of December 31, 2001. As of that date, no person beneficially owned more than 5% of the Cooperative's common stock or non-voting equity shares. The beneficial owners listed in the table below will beneficially own identical amounts and percentages of capital units of the new LLC following the reorganization.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Voting Percentage	Number of Equity Shares Beneficially Owned	Equity Percentage
Paul Barthel, Director	1	*	5,250	*
James Call, Director(2)	2	*	11,000	*
Paul Casper, President, Director	1	*	30,000	*
Rodney Christianson, CEO(3)	1	*	5,250	*
Dan Feige, Director	1	*	15,000	*
Marvin Goplen, Director(4)	1	*	9,000	*
Ryan Hill, Director(5)	2	*	11,250	*
Marvin Hope, Vice President, Director(6)	1	*	28,000	*
Jim Jepsen, Director	1	*	15,000	*
Peter Kontz, Director(7)	2	*	49,500	*
Bryce Loomis, Director(8)	1	*	15,000	*
Gerald Moe, Treasurer, Director(9)	1	*	22,500	*
Dale Murphy, Director(10)	1	*	40,000	*
Robert Nelsen, Director	1	*	11,750	*
Maurice Odenbrett, Director	1	*	18,000	*
Daniel Potter, Director(11)	2	*	8,250	*
Corey Schnabel, Secretary, Director	1	*	7,500	*
Rodney Skalbeck, Director	1	*	52,500	*
Lyle Trautman, Director(12)	1	*	6,750	*
Delbert Tschakert, Director(13)	2	*	21,000	*
Tony Van Uden, Director	1	*	30,000	*
Ardon Wek, Director(14)	1	*	15,000	*
Directors and Executive Officers, as a group	27	1.29%	427,500	3.03%

*
Percentage of shares beneficially owned does not exceed 1% of the class.

(1)
The addresses for each of the individual directors listed above is set forth under "Soybean Processors, LLC Board of Managers—Initial Board Members of Soybean Processors, LLC."

(2)
Includes 4,500 equity shares and one common share owned of record by Call Farms, Inc. of which Mr. Call is a co-owner.

(3)
Represents shares owned of record by Mr. Christianson's wife, Heidi Christianson.

(4)
Represents shares owned of record by the Marvin and Mary Ann Goplen Revocable Living Trust of which Mr. Goplen is a trustee.

(5)
Includes 5,000 equity shares and one common share owned of record by Mr. Hill's wife, Naomi Hill.

(6)
Represents shares owned of record by the Marvin H. Hope Trust of which Mr. Hope is a trustee.

(7)
Includes 26,500 equity shares and one common share owned of record by Mr. Kontz's wife, Alyce Kontz.

(8)
Represents shares owned jointly with Mr. Loomis's wife, Georgean Loomis.

(9)
Represents shares owned jointly with Mr. Moe's wife, Kaye Moe.

(10)
Represents shares owned of record by the Dale F. Murphy Revocable Trust of which Mr. Murphy is a trustee.

(11)
Includes 3,750 equity shares and one common share owned of record by Potterosa Farms, Inc. of which Mr. Potter is a co-owner.

(12)
Represents shares owned jointly with Mr. Trautman's wife, Pam Trautman.

(13)
Includes 8,750 equity shares and one common share owned of record by Mr. Tschakert's wife, Kay Tschakert.

(14)
Represents shares owned of record jointly with Mr. Wek's wife, Sheila Wek.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The individual Board members and executive officers of the Cooperative and the new LLC have not entered into, and do not anticipate entering into, any contractual or other transactions between themselves and the Cooperative or the new LLC, except for continuing employment agreements and subscription agreements for their shares in the Cooperative and member agreements with respect to soybean delivery in forms identical to those provided to other investors. None of the individual Board members or executive officers of the Cooperative or the new LLC is receiving any compensation relative to the distribution of capital units of the new LLC upon the liquidation of the Cooperative. However, as described in "Management—Compensation of Soybean Processors, LLC Board Members," the Cooperative's directors receive a per diem and other reimbursement and compensation for their Board services and we expect that the managers of the new LLC will receive the same payments. The executive officers of the Cooperative also will continue to receive compensation as executive officers of the LLC, as described in "Management—Compensation of Soybean Processors, LLC Executive Officers."

DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT

        We are offering capital units of the new LLC only to the current holders of the Cooperative's outstanding shares. If the reorganization is approved, the new LLC's capital units will be distributed upon the liquidation of the Cooperative. If you receive capital units, you must also execute and agree to the terms of our Operating Agreement to become a member of the new LLC and you must consent to the termination of your member agreement held by the Cooperative.

        Members of a South Dakota limited liability company generally have the rights and obligations provided under the South Dakota Limited Liability Company Act, Chapter 47-34A of the South Dakota Codified Laws. However, the members may adopt an operating agreement that contains provisions which vary from virtually any of the statutory provisions relating to the business and affairs of the company and governing the relations among the members, managers and company, so long as they do not restrict certain duties of care, loyalty, good faith and fair dealing. Accordingly, to create ownership interests in the new LLC that are substantially similar to the existing ownership interests in the Cooperative and which conform to the transfer restrictions that are necessary to avoid being classified as a publicly traded partnership, the Board had to create an operating agreement to govern the rights and obligations of members.

        The rights, privileges, obligations and restrictions associated with membership in the new LLC are found in the Articles of Organization and Form of Operating Agreement attached to this information statement/prospectus as Appendix B. The following provisions are intended to be a summary of the Articles of Organization and Form of Operating Agreement. You should refer to the Articles of Organization and Form of Operating Agreement for a complete description of these provisions.

Issuance of Capital Units

        If the reorganization is approved, we will issue an aggregate of 14,129,250 capital units to the Cooperative which will be distributed pro rata to the Cooperative's members upon liquidation. When issued, all capital units will be fully paid and nonassessable and will not be subject to redemption or conversion, other than as set forth below.

Member Qualifications

        There is a minimum capital unit ownership requirement of 2,500 units. If you become the owner of less than 2,500 capital units, we will have the option to redeem your capital units as explained under "Redemption" below.

        The Operating Agreement distinguishes between capital unit holders who have signed the Operating Agreement and those who have not. Those who own capital units but have not signed the Operating Agreement are generally referred to as "capital unit holders" in this prospectus or "beneficial owners of capital units" in the Operating Agreement. The "capital unit holders" have limited rights. Basically, they are entitled to allocations and distributions, but they cannot vote and their units are redeemable by the LLC if they do not sign the Operating Agreement within a year. Those who own capital units and who have signed the Operating Agreement are distinctly referred to as "members" in the prospectus and by the defined term "Members" in the Operating Agreement. The "members" have voting rights in addition to the economic rights held by the "capital unit holders."

        Accordingly, to become entitled to all benefits of membership, you must sign and agree to be bound by our Operating Agreement and you must consent to the termination of your member agreement regarding soybean delivery held by the Cooperative. If you desire to transfer your capital units in accordance with our Operating Agreement, the new owner will be required to sign our Operating Agreement to become a member. If you do not become a member, you will continue to receive allocations and distributions, but you will not be able to vote, and after 12 months we will generally have the option to redeem your capital units at a fraction of the original price paid for the Cooperative's shares. See "Redemption" below for additional information on redemption.

        In creating this structure, the Board considered it important that capital unit holders become familiar with and acknowledge their rights and obligations under the Operating Agreement, particularly the transfer restrictions that are critical to the LLC in avoiding classification as a publicly-traded partnership. The Board believes that requiring capital unit holders to physically sign the Operating Agreement will encourage closer review and a better understanding of the transfer restrictions and other provisions therein and reinforce the fact that those provisions are binding on them. The Board believes this will reduce potential confusion and misunderstandings with members on a going-forward basis, which will be beneficial to the LLC and its membership as a whole.

        Admission of Additional Members.    The Board of Managers may admit additional members to the new LLC at its discretion if capital units are transferred to any non-member or upon the sale or issuance of additional capital units by the new LLC; however, no additional members may be admitted without the approval of the Board of Managers, and the Board of Managers may refuse to admit any person or entity as a member in its sole discretion. No additional members will be admitted without signing and agreeing to be bound by the Operating Agreement.

        If any person becomes the beneficial owner of capital units and does not become a member, whether though the failure to sign our Operating Agreement, because the Board of Managers refuses to admit such person, or for any other reason, we may redeem such person's capital units at a price of $.20 per unit. Any person who owns capital units, but is not a member, will be entitled to receive distributions and other economic rights related to ownership of the capital units, and will be required to pay the corresponding share of taxes relating to such person's capital units; however, such person will not be entitled to voting rights associated with membership.

        Additional Capital Units and Classes of Members.    The new LLC's Board of Managers may create and issue additional capital units or additional classes of capital units on such terms and conditions as the Board of Managers may determine at the time of admission.

        Representations and Warranties of Members.    When signing the new LLC's Operating Agreement, you will be required to make a number of representations and warranties to the new LLC and every other member. These representations and warranties include, but are not limited to, the following:

  •
  if you are a legal entity, that you are duly organized, validly existing and in good standing under the laws of the state of organization and are duly qualified and in good standing as a foreign corporation in the jurisdiction of your principal place of business (if not incorporated therein);

  •
  if you are an individual, your state of residence;

  •
  that you have full authority to execute and agree to the Operating Agreement and to perform your obligations under the Operating Agreement;

  •
  that you have duly executed and delivered the Operating Agreement; and

  •
  that your authorization, execution, delivery, and performance of the Operating Agreement does not conflict with any other agreement or arrangement to which you are a party or by which you are bound.

Rights of Members

        Election of Board of Managers.    The Cooperative's current Board members will serve until their original terms of directors of the Cooperative would have expired. Thereafter, managers will serve staggered three-year terms.

        Voting.    All matters coming to a vote of members will be determined by the vote of a majority of the members, regardless of the number of capital units owned. Members of the new LLC will be entitled to vote on the following matters:

  •
  any merger, sale of all or substantially all of our assets or voluntary dissolution;

  •
  election and removal of individuals serving on the Board of Managers;

  •
  an increase or decrease in the number of individuals serving on the Board of Managers;

  •
  changes in the geographical boundaries of the districts from which Managers are elected;

  •
  an amendment to the LLC's Articles of Organization or Operating Agreement; and

  •
  any other matters referred to a vote of the members by the Board of Managers.

        All matters that are subject to a vote of the LLC's members will be decided by the vote of a majority of members, other than the following:

  •
  director elections will be decided by the members within a particular district; and

  •
  any merger, sale of all or substantially all of our assets or voluntary dissolution will be decided by a vote of two-thirds of the members.

        The new LLC's Board of Managers will decide all other matters, as described under "Board of Managers" below.

        Annual Distributions.    The Operating Agreement requires that the new LLC distribute 30% of our net income for the fiscal year, unless;

  •
  net income for such fiscal year does not exceed $500,000, unless the Board of Managers votes otherwise;

  •
  such distribution violates or causes us to default under any of the terms of any of our credit facilities or debt instruments; or

  •
  such distribution is prohibited by any law restricting distributions in the event of insolvency.

        The Board of Managers may, but is not required to, make additional distributions to our members and unit holders. The new LLC will make all distributions to our members and unit holders in proportion to the number of capital units owned.

        Right to Information; Confidentiality.    No later than ninety days after the end of each fiscal year, the new LLC will distribute to each member a copy of our annual report. Each member is entitled to have access to certain financial and other information under the laws of South Dakota. In fulfilling our obligation to provide such information to you, the new LLC may require that you follow certain statutory procedures and the new LLC may charge you a nominal fee for copies. By signing the Operating Agreement, you agree to hold in strict confidence any information that is not publicly available regarding the new LLC's business, affairs, properties, and financial condition you may receive from us. You also agree to keep confidential certain information about other companies that you may receive from us.

        Meetings.    The new LLC plans to have an annual meeting of members for the transaction of all business which may come before the meeting on a date determined by the Board of Managers. The new LLC may have a special members meeting at any time at the request of the President, the Board of Managers or 10% of the members. Any such request must state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting. Notices will be sent to members of the time and place of any annual or special meeting of members. Members are not allowed to vote by proxy at any annual or special meeting of members.

        No Preemptive Rights.    You will not have any preemptive rights to purchase additional capital units if the new LLC offers to sell or issue additional capital units or other securities in the future. If the new LLC makes an additional offering of capital units or other securities, the Board of Managers may decide to offer the members an opportunity to participate, but it is under no obligation to do so.

        No Conversion Rights.    The capital units do not have any conversion rights.

        No Dissenter's Rights.    LLC Members do not have dissenter's rights. This means that if the new LLC were to merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, you will not have the right to seek appraisal or payment of fair value for your capital units.

Management

        A Board of Managers will manage the new LLC, and the day-to-day operations will be managed and conducted by the LLC's executive officers.

        Board of Managers.    The new LLC's initial Board of Managers has 21 members, all of whom currently serve as directors of the Cooperative. The initial Board of Managers members are identified under "Management—Soybean Processors, LLC Board of Managers." The initial Board of Managers will serve until their original terms as directors of the Cooperative would have expired. Thereafter, managers shall serve staggered terms of three years. Managers shall not serve more than three consecutive three-year terms; and the original terms of the initial managers as directors of the Cooperative shall be included in such calculation.

        Managers may be removed for any reason by the affirmative vote of a majority of the members or by a two-thirds super majority vote of the Board of Managers. If a vacancy occurs as a result of the death or disability of a member of the Board of Managers, then the Board of Managers will appoint a new manager to fill the vacancy until the next member meeting held for the purposes of electing managers. The members of the respective district will then elect a new manager to fill the vacancy for the remainder of the original term. The new LLC's Board of Managers may also delegate its authority to a committee or committees it designates.

        The new LLC's Operating Agreement contains provisions that may delay, defer or prevent a change in control and make removal of its management more difficult. These include its provisions for a staggered board of managers, the board of manager's ability in its sole discretion to refuse to admit new members, and significant restrictions on transferability of capital units.

        In general, our Board of Managers will manage the business and affairs of the new LLC. Our Board of Managers' decisions generally must be approved by a majority vote of disinterested managers. Specific examples include:

  •
  directing the expenditure or investment of our funds and borrowings from banks or other lending institutions;

  •
  entering into contracts or agreements with members; and

  •
  making distributions to members.

        Certain decisions by our Board of Managers require a two-thirds super majority vote. These include the following:

  •
  the removal of the Chief Executive Officer or member of the Board of Managers; and

  •
  any action taken in writing without a meeting.

        There are also certain actions that our Board of Managers cannot take without the approval of our members. These are:

  •
  the merger or consolidation of the new LLC with another entity;

  •
  the sale of substantially all of the new LLC's assets;

  •
  the voluntary dissolution of the new LLC;

  •
  changes in the size of the Board of Managers;

  •
  changes in boundaries of geographical districts for electing members of the Board of Managers; and

  •
  amendments to the Operating Agreement and/or Articles of Organization, except that the Board of Managers may amend the Operating Agreement prior to receiving the members' approval if it is subsequently approved by the members at the next meeting of members.

        Officers.    The Board of Managers has elected a President who will preside over the meetings of the Board of Managers and members and perform other duties as may be necessary from time to time in accordance with the Operating Agreement. The Board of Managers has also elected one Vice President and may elect one or more additional Vice Presidents, as it may deem appropriate, to act in the absence of the President, and a Secretary to perform the duties and functions of that office. Officers of the Board of Managers must be members of the Board of Managers and members of the new LLC. The Board of Managers shall fix the compensation for the officers of the Board of Managers, and they may be reimbursed for reasonable expenses incurred in carrying out their duties as officers.

        The Board of Managers shall appoint the Chief Executive Officer of the new LLC to serve as the principal executive officer. The Chief Executive Officer shall appoint the Chief Financial Officer to serve as the principal accounting and financial officer. Officers of the Company need not be members of the Board of Managers or members of the new LLC. The Board of Managers shall fix the salary of the Chief Executive Officer.

Indemnification

        We will generally indemnify, or reimburse, any of our officers, members or managers, and former officers, members or managers against expenses actually and reasonably incurred by such person in connection with the defense of an action, suit or proceeding, civil or criminal, in which such person is made a party by reason of being or having been an officer, member or manager, with us. Also, none of our officers, members or managers shall generally be liable to us or our members for monetary damages for an act or omission in such person's capacity as an officer, member or manager. However, an officer, member, or manager will not be entitled to indemnification and may be liable to us or our members if the person is found liable for any of the following:

  •
  breaching his or her duty of loyalty to us or our members;

  •
  an act or omission not in good faith that constitutes a breach of duty to us or our members or an act or omission that involves gross negligence, intentional misconduct or a known violation of the law;

  •
  a transaction from which the person received an improper benefit whether or not the benefit resulted from an action taken within the scope of the person's office or duties; or

  •
  an act or omission for which the liability of the person is expressly provided for by applicable statute.

        The South Dakota Limited Liability Company Act provides no specific limitations on indemnification of officers, managers or members of limited liability companies, although the duty of loyalty, duty of care and obligation of good faith and fair dealing of any officer, manager or member may not be waived. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Disposition of Capital Units; Restrictions on Transfer

        You will not be permitted to freely transfer or sell your capital units. All transfers must be approved by the Board of Managers and must comply with our Capital Unit Transfer System, which is designed to conform to certain tax regulations that are important for us to maintain our single-level tax status. To find out more about the restrictions, see "Federal Income Tax Consequences—Publicly Traded Partnership Rules" below. If any member or unit holder transfers his capital units in violation of the publicly traded partnership rules or without our prior written consent, the transfer will be null and void and we will have the option to redeem the capital units subject to the attempted transfer.

        The Board of Managers will not approve any sale or transfer of capital units unless it is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or we have determined that it is exempt from registration under those laws. In addition, the Board of Managers will not approve any sale or transfer that would result in the loss of our partnership status within the meaning of the tax code.

Bankruptcy of a Member

        If any member becomes bankrupt or subject to insolvency proceedings as described in the Operating Agreement, we will have the right to offer the bankrupt member's capital units for sale through the Capital Units Transfer System, and if such a sale is not completed within 240 days, we will have the option to redeem and cancel the bankrupt member's capital units at a purchase price of $.20 per capital unit or the lowest amount which may be approved by the bankruptcy court.

Redemption

        We may redeem your capital units at a price of $.20 per capital unit upon any of the following events:

  •
  if you try to transfer your capital units without following the procedures required by the Operating Agreement;

  •
  if you or anyone who acquires your capital units does not become a member within a year after acquiring capital units;

  •
  if you become the beneficial owner of less than 2,500 capital units and do not remedy such failure to meet the minimum investment requirement within 240 days;

  •
  if the Board by resolutions finds that you have intentionally or repeatedly violated any of the provisions of the Articles or Operating Agreement, breached any contract with the LLC, remained indebted to the LLC for 90 days after the indebtedness first becomes payable, or willfully obstructed any lawful purpose or activity of the LLC;

  •
  if you become bankrupt and we are not able to sell your capital units within 240 days through the Capital Units Transfer System, or

  •
  if you and any of your affiliates collectively acquire and hold more than 1.5% of the issued and outstanding capital units.

        As of the record date, no member owned less than 2,500 shares or more than 1.5% of the Cooperative's equity stock; therefore, no member's capital units will become immediately subject to redemption as a result of the reorganization.

Capital Accounts

        In accordance with the tax regulations discussed in greater detail under "Federal Income Tax Consequences," we will establish a capital account for each member. The initial capital account balance will be equal to the member's deemed capital contribution, i.e., the fair market value of such member's equity share in the Cooperative, which we estimate would have been approximately $1.89 per share on December 31, 2001, based upon the appraisal we received and our December 31, 2001 balance sheet. The capital account will be increased by the member's share of income and decreased by distributions and the member's share of net losses and deductions. The capital accounts will be used to determine relative distributions upon liquidation, as set forth below. You will not be entitled to the return of any part of your contribution or to be paid interest in respect of either your capital account or your capital contributions. If you transfer your capital units, your capital account balance with respect to the transferred units will be credited to the new owner of the capital units at its then current balance, regardless of the price paid in the transfer.

Liability of Members

        You will not be personally liable for a debt, obligation, or liability of the new LLC solely by reason of being a member.

Sinking Fund Provisions

        There are no sinking fund provisions.

Further Calls or Assessments

        You will not be liable for further calls or assessments by the new LLC.

Liquidation upon Dissolution

        The new LLC's voluntary dissolution may be effected only upon the prior receipt of the affirmative vote of two-thirds of our members. In the event of a voluntary or involuntary dissolution and liquidation, our assets will be applied and distributed as follows: first, to our creditors in the order of priority as provided by law, and then to our members and any other capital unit holders in proportion to the positive balance in their respective capital accounts (which will correspond to the number of capital units owned by each member). To the extent that a deficit, if any, in the capital account of any member resulted from or was attributable to deductions or losses of the new LLC (including non-cash items such as depreciation), or distributions of money pursuant to the terms of the Operating Agreement to all members in proportion to the number of capital units owned by each member, upon dissolution of the new LLC such deficit would not be an asset of the new LLC and such member would not be obligated to contribute such amount to the new LLC to bring the balance of his capital accounts to zero.

COMPARISON OF RIGHTS OF EQUITY OWNERS

        The rights of members are currently governed by South Dakota law and the Articles of Incorporation and Bylaws of the Cooperative. Upon completion of the reorganization, the rights of members will be governed by South Dakota law and the Articles of Organization and Operating Agreement of Soybean Processors, LLC. The following is a summary of the material differences between the shares of the Cooperative and the capital units of the new LLC. A copy of the Articles of Organization and form of Operating Agreement is attached as Appendix B to this document. The Articles of Incorporation and Bylaws of South Dakota Soybean Processors may be obtained from South Dakota Soybean Processors, without charge, by contacting the Cooperative's Secretary at 100 Caspian Avenue, Post Office Box 500, Volga, South Dakota, 57071.

	Shares of South Dakota Soybean Processors	Capital Units of Soybean Processors, LLC
Taxation
South Dakota Soybean Processors is exempt from taxation at the cooperative level under Subchapter T of the tax code so long as it distributes at least 20% of patronage distributions to its members in cash. Each member is subject to income tax based on the amount of patronage and dividends distributed to the member.
The new LLC will be treated as a partnership for federal income tax purposes. The new LLC will pay no tax on its net income. Rather, each member will be subject to income tax based on the member's allocable share of income, gain, loss, deduction and credits, whether or not any cash is actually distributed to the member.

The IRS has not taken a determinative position on whether LLC members are subject to self-employment tax with respect to distributions of earnings; however, based on proposed IRS regulations, we expect that you will not be subject to self-employment tax on distributions that are based on your capital unit ownership.
Limited Liability	Members are not personally liable for the debts, obligations and liabilities of the Cooperative.	Under South Dakota law and the Operating Agreement, members will not be personally liable for the debts, obligations and liabilities of the new LLC.

Distribution Requirements	The Cooperative is required under the tax code to distribute 20% of its annual net income to members based on patronage.
Under the Operating Agreement, the new LLC will be required to distribute not less than 30% of the Company's annual net income to members in proportion to their ownership percentages, unless annual net income does not exceed $500,000. The Board may vote to make additional distributions in its sole discretion. No distribution shall be made if it would violate or cause a default under the terms of any debt financing or other credit facilities, cause the new LLC to become insolvent, or is otherwise prohibited by law.
Soybean Delivery
	Each member under the terms of the uniform marketing agreement of the Cooperative is responsible for delivering soybeans based on the current year call from the Board of Directors. The 2001 call is two bushels for each share of equity owned.	The LLC will have no soybean delivery requirement.
Authorized and Outstanding Capital
The Cooperative's Articles of Incorporation provide for authorized capital stock consisting of 2,500 shares of common stock with a par value of $100.00 and 80,000 shares of preferred stock with a par value of $100.00, and 59,500,000 shares of equity units of participation with a par value of $.50.
The Operating Agreement provides authorized capital consisting of 14,129,250 Class A capital units to be issued to the Cooperative in the reorganization. It also allows the Board to create and issue additional capital units, including capital units with different rights, powers and duties. There are currently no capital units issued and outstanding.

Membership Interests
Each equity share represents the right and obligation to deliver soybeans to the Cooperative and receive patronage dividends Each common stock share represents the right to vote on those matters on which the Cooperative's members are entitled to vote. The Cooperative is a closed-end cooperative, which means that new members may only be admitted by purchasing shares from existing members.
Under the Operating Agreement, all cash or other distributions to members will be made proportionately based upon the number of capital units owned, but each member receives one vote on each matter brought to a vote of the members, regardless of the number of capital units owned. Initially, only members of the Cooperative may become members in the reorganization, and only if such member agrees to be bound by the Operating Agreement. If a unit holder owns less than 2,500 capital units or more than 1.5% of the outstanding capital units, the new LLC may redeem the unit holder's capital units.
Liquidity and Transferability
There is no public trading market for the Cooperative's stock. Its Bylaws allow for the Board or members to impose restrictions on the transfer of shares and allow for the transfer of shares to certain family members and others. Members may only transfer their shares to other agricultural producers.
There is no public trading market for the capital units. The Operating Agreement imposes strict transfer restrictions to preserve the new LLC's partnership tax status. The Board must approve all transfers. The Board will generally approve sales or gifts to qualified family members and transfers upon death. The new LLC will also arrange for the establishment of a limited capital units transfer service, through which you may be able to sell your capital units. New members do not need to be agricultural producers to own shares.

Voting Rights
Under the Cooperative's Articles, each holder of common stock is entitled to one vote, regardless of the number of shares owned. A holder of common stock may cast one vote for each director's position to be filled in the district in which the member resides.

The Cooperative's Bylaws prohibit voting by proxies.
Under the Operating Agreement, each member is entitled to one vote on each matter brought to a vote of the members, regardless of the number of capital units owned. Each member must have paid an administrative fee of $200 (or transferred existing common stock cost for current members), signed the Operating Agreement to qualify for voting privileges, and consented to termination of the member agreement held by the Cooperative. The Operating Agreement prohibits voting by proxies.
Termination of Membership

The Cooperative's Bylaws provide that the Board, in its sole discretion, may terminate a member's membership if the member:

• has become ineligible for membership;

• has failed to patronize the Cooperative for a period of 1 year or more;

• has moved outside the territory served by the Cooperative;

• has violated any of the provisions of the Articles or Bylaws;

• breaches any contract with the Cooperative;

• remains indebted to the Cooperative for 90 days after the indebtedness first becomes payable; or

	• willfully obstructs any lawful purpose or activity of the Cooperative.	In general, a member's membership interest will terminate upon a duly authorized redemption, sale or transfer of the membership interest.

Redemption	Under the Cooperative's Bylaws, the stock may be redeemed in the sole discretion of the Board for either the par value of the shares or the book value of the shares, if less than par value.

Capital units may be redeemed at a price of $.20 per unit if:

• a member transfers or attempts to transfer capital units other than as required by the Operating Agreement;

• a unit holder does not become a member within one year of acquiring capital units;

• a member becomes the beneficial owner of less than 2,500 capital units and the minimum number of capital units are not acquired within 240 days;

• the Board by resolution finds that a member has intentionally or repeatedly violated any of the provisions of the Articles or Operating Agreement, breached any contract with the LLC, remained indebted to the LLC for 90 days after the indebtedness first becomes payable, or willfully obstructed any lawful purpose or activity of the LLC;

• a member becomes bankrupt and the member's capital units are not able to be sold within 240 days through the Capital Units Transfer System; or

• a member exceeds 1.5% ownership limit.
Annual meetings	The Cooperative's Bylaws provide that the annual meeting of members shall be held within 180 days of the close of the fiscal year.
The Operating Agreement provides that the Board of Managers shall determine the date of the annual meeting of members. Failure to hold an annual meeting at the designated time will not cause the new LLC to dissolve.

Vote on Extraordinary Transactions
South Dakota law requires that a merger, consolidation or division of a Cooperative must be approved by a majority of any quorum of members entitled to vote on such transaction and that any disposal of all or substantially all of the Cooperative's fixed assets or its voluntary dissolution must be approved by three-fourths of the members. The Cooperative's Articles of Incorporation and Bylaws do not contain voting requirements for extraordinary transactions.
A merger or consolidation of the new LLC with another business entity, a sale of substantially all of the new LLC's assets and its voluntary dissolution must be approved by the affirmative vote of two-thirds of the members.
Amendment of Governing Documents
Under South Dakota law, the Cooperative may amend its Articles by majority vote of members, and may amend its Bylaws if the amendment is approved by the Board of Directors or by a majority of members present at a duly called meeting.
Only the members of the new LLC may amend the Articles of Organization. The members or the Board of the new LLC may amend the Operating Agreement by majority vote, subject to certain restrictions in the Operating Agreement and provided that any amendment by the Board is subsequently approved by the members.
Preemptive Rights	Because the Cooperative is a closed Cooperative, it will not issue any additional shares under any circumstances. Accordingly, preemptive rights are not applicable to the Cooperative's members.	Members have no preemptive rights to participate in any later securities offerings of the new LLC under its Operating Agreement, Articles of Organization or South Dakota law.
Appraisal Rights of Dissenting Members
Neither the South Dakota law nor the Cooperative's Articles or Bylaws grants appraisal rights. This means that if a member does not vote to approve a decision, such as a merger, and the proposed merger is approved by other members, the dissenting member has no right to demand that his or her shares be appraised and receive that amount.
Neither South Dakota law nor the Operating Agreement grants appraisal rights. This means that if a member does not vote to approve a decision, such as a merger, and the proposed merger is approved by other members, the dissenting member has no right to demand that his or her capital units be appraised and receive that amount.

Liquidating Rights
Upon liquidation, assets remaining after the satisfaction of all debts and liabilities are distributed as follows:

 • holders of preferred stock shall receive the par value of their preferred shares, if any;

 • holders of voting and equity units shall receive the lesser of book or par value for their shares;

 • holders of credits in the revolving capital shall receive the principal amount of their credits; and

• any remaining assets shall be distributed on a patronage basis to all patrons.
Upon liquidation, assets remaining after the satisfaction of all debts and liabilities of the new LLC will be distributed to its capital unit holders (whether or not they are members) in proportion to their positive capital account balances.
Reporting Requirements	The Cooperative is not subject to the reporting requirements of the Securities Exchange Act of 1934.	The new LLC will be subject to the reporting requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and special reports with the Securities and Exchange Commission.

Fiduciary Duties
The directors and officers of the Cooperative owe a fiduciary duty of loyalty and duty of care to the Cooperative. The fiduciary duty of loyalty includes an obligation to exercise good faith and not act adversely to the Cooperative. The duty of care includes an obligation to exercise the highest level of diligence and due care when acting on behalf of the Cooperative.
A manager of a manager-managed LLC and officers of a LLC owe a fiduciary duty of care and duty of loyalty to the LLC and its members. The duty of loyalty includes:

 • an obligation to hold as a trustee for the LLC any property, profit, or benefit derived by the member or manager in their conduct on behalf of the LLC;

 • an obligation to refrain from dealing with the LLC as or on behalf of a party holding an adverse interest to the LLC; and

 • an obligation not to compete with the LLC.

Additionally, a manager of a manager-managed LLC, and officers of an LLC owe a duty of care, which includes refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of the law.

Indemnification
The Cooperative's Bylaws provide that it shall indemnify any person made a party to a proceeding because he was a director of the Cooperative. The Bylaws also provide that the Cooperative may indemnify and advance expenses to non-director officers, agents, and employees. Indemnification for liabilities under the federal securities laws may not be enforceable.
The Operating Agreement requires the new LLC to indemnify to the fullest extent permitted by South Dakota law its current and former officers, members and managers for expenses actually and reasonably incurred in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party because he is or was an officer, member or manager of the new LLC. However, this indemnification obligation does not apply if the claim results from:

 • a breach of duty of loyalty;

 • a breach of duty not made in good faith;

 • an act or omission involving gross negligence, intentional misconduct or a known violation of the law;

 • a transaction that resulted in an improper benefit to the defendant; or

 • for liability provided for by statute.

Indemnification for liabilities under the federal securities laws may not be enforceable.

FEDERAL INCOME TAX CONSEQUENCES

        This section sets forth the opinion of our tax counsel, Leonard, Street and Deinard Professional Association, as to the material federal income tax consequences relating to ownership of capital units of the new LLC, including the federal income tax consequences of the reorganization of the Cooperative into a limited liability company. This section is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        This section assumes each member is an individual and does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRA's, foreign taxpayers, estates or taxable trusts as investors in capital units.

        Except as expressly noted, the statements, conclusions and opinions contained in this section entitled "Federal Income Tax Consequences" and the opinion attached as Exhibit 8.1 to the registration statement constitute the opinion of our tax counsel, Leonard, Street and Deinard Professional Association, regarding general federal income tax consequences of the reorganization and of owning capital units. Our tax counsel's opinions are based upon the assumption that events will occur in the manner described in the registration statement. In each case, our tax counsel is of the opinion that, if the issue were litigated, although the outcome of the litigation cannot be predicted with certainty, a court should hold as set forth below. Our tax counsel emphasizes that its opinion extends only to matters of law. Nevertheless, the tax consequences to the new LLC and its members are highly dependent on matters of fact that are not addressed in this opinion. You should know that the legal opinion of our tax counsel does not assure the intended tax consequences because it does not bind either the Internal Revenue Service ("IRS") or the courts. No rulings have been or will be requested from the IRS regarding the tax matters we describe.

        This section does not address all the tax considerations that may be relevant to particular members in light of their personal investment circumstances, or to certain types of members that may be subject to special tax rules. Therefore, you are urged to consult your tax advisor regarding the tax consequences to you of owning capital units.

Reorganization of South Dakota Soybean Processors into a Limited Liability Company

        For state business law purposes, the reorganization of the Cooperative into a South Dakota limited liability company will consist of two steps: first, the transfer to Soybean Processors, LLC of all of the Cooperative's assets and its liabilities in exchange for all of the capital units of the new LLC and, second, the distribution in liquidation of the Cooperative of all the capital units in the new LLC to the members. For income tax purposes, however, the members should be treated as having received in the liquidating distribution the assets of the Cooperative, subject to all its liabilities, and then immediately afterwards transferring such assets and liabilities to the new LLC in exchange for its capital units. This transaction will be a taxable liquidation with respect to the Cooperative and its members, as discussed below.

Tax Consequences of the Reorganization to South Dakota Soybean Processors

        The reorganization of the Cooperative into the new LLC constitutes a taxable liquidation of the Cooperative. Section 336(a) of the tax code requires a corporation to recognize gain or loss on a liquidating distribution of appreciated property just as if it had sold the property to the distributees for an amount equal to the property's fair market value.

        As described above, for federal income tax purposes the reorganization will be deemed a distribution of the Cooperative's assets and liabilities, rather than a distribution of interests in the new LLC, the newly formed entity. The Cooperative's assets will consist principally of its Volga, South Dakota soybean processing plant related assets, including rolling stock, inventories, receivables, and the business enterprise (going concern).

        In order, among other things, to determine whether the Cooperative will realize gain or loss on the deemed liquidating distribution of its assets to the members of the new LLC, the Cooperative has had an appraisal of the value of its soybean processing plant as of June 30, 2001. Based on the appraisal, the Cooperative is expected to realize taxable gain on the distribution. The Appraisal Report, prepared by Mid-States Appraisal Services, Inc., has appraised the facility at $33.9 million (without taking into account current assets such as receivables and inventory, or any debt financing). There can be no assurance that the IRS will not challenge the appraised value of the Cooperative's assets and liabilities. If such a challenge were successful, the value of the distribution to the members would be reduced by the corporate level tax imposed, and as noted below, members could realize additional taxable gain on the receipt of the new LLC interests.

Federal Tax Consequences of the Reorganization to Members

        Amounts received by a member in complete liquidation of a corporation are treated as full payment in exchange for the member's stock under Section 331(a) of the tax code. Accordingly, depending on the value of the deemed distribution to a member, and the member's adjusted tax basis in his shares, a member of the Cooperative could recognize gain or loss as a result of the reorganization. This gain or loss would be measured by the difference between the adjusted tax basis of the member's Cooperative shares and the fair market value of the deemed liquidating distribution received by that member.

        The determination of the fair market value of the deemed distribution is expected to be approximately $1.89 per capital unit. See "The Reorganization—Tax Treatment." This value is subject to adjustment based on the updated appraisal report on the date of reorganization. It should be noted that the IRS is not bound by the Appraisal Report, and if it successfully challenges the appraisal, the value of the distribution may increase, causing each member to recognize more gain or less loss on the reorganization than is currently anticipated. This value also includes discounts for minority interest and lack of marketability. Under the tax code the amount realized by a shareholders on the distribution is the "fair market value" of the property received, and our tax counsel is of the opinion that the determination of fair market value includes appropriate adjustment for such factors.

        The original tax basis of a member's equity share in the Cooperative is its original issue price. Members who acquired their shares by purchase from another member will have a basis equal to their purchase price. Members who acquired their shares from a decedent will have a basis equal to the value of the share for estate tax purposes. Finally, members that acquired their shares by gift will have a basis equal to the donor's basis. However, if use of the donor's basis will produce a loss and if the fair market value at the time of the gift was less than the donor's basis, then the donee's basis will be the fair market value at the time of the gift. The basis as so determined is adjusted for retained distributions and allocations with respect to the shares. See "The Reorganization—Tax Treatment."

        Capital Losses—Noncorporate Taxpayers.    Noncorporate taxpayers such as individuals, trusts and estates may deduct capital losses to the extent of capital gains recognized by the taxpayer during the taxable year, plus $3,000. Unused capital losses may not be carried back but may be carried forward indefinitely until they are fully used or the taxpayer dies. Thus, an individual member that has no other capital gains or losses could deduct $3,000 per year until the loss on the distribution is fully deducted or the member dies. In addition to capital gains the member may realize on sale of capital assets, it also should be noted that tax code Section 1231 net gains are treated as capital gains that may be offset by capital loss deductions or carry forwards.

        Capital Losses—C Corporations.    In the case of a C corporation, capital losses are deductible only to the extent of capital gains. C corporations may not use any part of their capital losses to reduce ordinary taxable income under tax code section 1211(a). A C corporation deducts its capital losses against its capital gains for the taxable year. A C corporation that sustains capital losses in excess of capital gains in the taxable year has a net capital loss which, in general, subject to limitations, can be carried back three years and forward five years until it is used. The amount of net capital loss, whether long or short-term, carried back or carried forward to another year is treated as a short-term capital loss in the year to which it is carried under tax code Section 1212(a)(1).

        Deemed Formation of Limited Liability Company.    Distribution of capital units in the new LLC to members will be treated for tax purposes as a constructive formation by the members of the new LLC of a tax partnership. Accordingly, the members will be treated as having contributed the assets they are deemed to receive in the liquidation of the Cooperative to the new LLC, subject to liabilities. In general, under tax code Section 721 neither gain nor loss is recognized to a tax partnership or its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership.

Importance of the Appraisal Report to South Dakota Soybean Processors and its Members

        The tax treatment of the Cooperative and the tax treatment of the members with respect to the deemed distribution, and the initial asset basis in the hands of the new LLC, all depend in significant part on the accuracy of the Appraisal Report. While we have no reason to believe that the Appraisal Report will not be accepted by the IRS, there can be no assurance that the IRS will not challenge the values used in determining gain or loss at the Cooperative or member level or that a court will not sustain a challenge.

IRS Information Reporting Requirements

        The Cooperative is required to file Form 966 notifying the IRS of the taxable liquidation within 30 days of a formal adoption of the plan of reorganization, and to supplement the filing if the plan is later amended. The Cooperative will be required to issue a Form 1099-DIV to each member whose shares have a value of more than $600 not later than January 31, 2003, and transmit the information to the IRS before February 28, 2003.

Federal Income Tax Consequences of Capital Unit Ownership

        Tax Status of Soybean Processors, LLC.    Single-tax treatment and the ability to make cash distributions to members without incurring an entity level federal income tax depend on the treatment of the new LLC as a partnership for income tax purposes. Our tax counsel is of the opinion that the new LLC will be treated as a partnership for federal income tax purposes. This means that the new LLC will pay no federal income tax and members will pay tax on their share of the new LLC's net income. Under Treasury Regulations known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company generally will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation.

        The new LLC will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded partnership. In early 1997, a study of partnership law by the staff of the Congressional Joint Committee on Taxation questioned the legal authority of the Treasury to issue the check-the-box regulations. Although none of the staff's recommendations were enacted into law, Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        If the new LLC fails to qualify for partnership taxation for whatever reason, it will be treated as a "C corporation" for federal income tax purposes. As a C corporation, it would be taxed on its taxable income at corporate rates. Currently the maximum effective federal corporate rate is 35%. Distributions to members would generally be taxed again against members as corporate dividends, but members would not be required to report their share of the new LLC's income, gains, losses, deductions or credits on their tax returns. Because a tax would be imposed upon the new LLC as an entity, the cash available for distribution to members would be reduced by the amount of tax paid which could cause a reduction in the value of the capital units.

        Publicly Traded Partnership Rules.    To qualify for taxation as a partnership, the new LLC must not be treated as a publicly traded partnership under Section 7704 of the tax code. Generally, the tax code provides that a publicly traded partnership will be taxed as a corporation. The tax code defines a publicly traded partnership as a partnership whose interests is traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent). Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that the new LLC is subject to the publicly traded partnership rules because it has elected to be classified and taxed as a partnership.

        Our tax counsel is of the opinion that the new LLC will not be treated as a publicly traded partnership provided that transfers of capital units are made only pursuant to the "safe harbors" permitted in its Operating Agreement and described below. Under Section 1.7704-1 of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner's interests or admitting the transferee as a partner.

        The new LLC does not intend to list its capital units on any stock exchange or The Nasdaq Stock Market, nor will it provide any information to broker-dealers which would enable broker-dealers to trade capital units under Rule 15c2-11 of the Securities Exchange Act of 1934, as amended. In addition, Section 4.1(a) of its Operating Agreement generally only permits transfers of capital units that will preserve the partnership tax status of the new LLC by complying with the provisions of the Treasury Regulations. These generally provide that interests will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred pursuant to "safe harbors" that include:

  •
  "private" transfers;

  •
  qualified redemptions and repurchases; or

  •
  transfers pursuant to a qualified matching service.

        Private transfers include, among others:

  •
  transfers in which the transferee's tax basis is determined by reference to the transferor's tax basis in the interests transferred;

  •
  transfers by reason of death, including transfers from an estate or testamentary trust;

  •
  transfers, including gifts, between members of a "family" (as defined in Section 267(c)(4) of the tax code);

  •
  transfers from retirement plans qualified under Section 401(a) of the tax code or an IRA; and

  •
  "block" transfers. A block transfer is a transfer by a member and any related person as defined in the tax code in one or more transactions during any 30 calendar day period of interests representing in the aggregate more than two percent of the total interests in partnership capital or profits.

        Transfers pursuant to a qualified redemption or repurchase are disregarded in determining whether interests are readily tradable on a secondary market if several conditions are met. First, the redemption or repurchase cannot occur until at least 60 days after the partnership receives written notice of the member's intent to exercise the redemption or repurchase right. Second, either the purchase price is not established until at least 60 days after receipt of notification or the purchase price is established not more than four times during the entity's tax year. Third, the sum of the interests in capital or profits transferred during the year, other than in private transfers, cannot exceed 10 percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service also are disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

  •
  it consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match members who want to sell with persons who want to buy;

  •
  matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

  •
  the seller cannot enter into a binding agreement to sell the interest until the fifteenth calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

  •
  the closing of a sale effected through the matching service does not occur prior to the forty-fifth calendar day after the interest is listed;

  •
  the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price, nonbinding indications of interest;

  •
  the matching service does not display quotes at which any person is committed to buy or sell a interest at the quoted price (firm quotes);

  •
  the seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

  •
  the sum of the percentage interests transferred during the entity's tax year, excluding private transfers, does not exceed 10 percent of the total interests in partnership capital or profits.

Tax Treatment of Soybean Processors, LLC's Operations

        Use of Calendar Year.    Because the new LLC will be taxed as a partnership, it will have its own taxable year separate from the taxable years of the members. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In the new LLC's case, the majority interest taxable year is the calendar year (i.e., twelve months ending December 31).

        Flow-Through of Partnership Taxable Income or Loss to Members.    Each member will be required to report on his income tax return for his taxable year with which or within which ends the new LLC's taxable year his distributive share of the income, gains, losses, deductions and credits of the new LLC without regard to whether corresponding cash distributions are received. Our tax counsel is of the opinion that the allocations to members in the Operating Agreement will be respected under applicable provisions of the tax code and Treasury Regulations.

        To illustrate the flow-through of such items, if you are a member for the entire calendar year 2003 and you use a calendar year for your individual income taxes, you should include your share of the new LLC's 2003 taxable income or loss on your income tax return for the year 2003 (to be filed by March 1 or April 15, 2004, whichever is applicable to the filer). If you have a June 30 fiscal year you should report your share of the new LLC's 2003 taxable income or loss on your income tax return for the fiscal year ending June 30, 2004. Income, gains, losses, deductions and credits for the new LLC's initial tax year ending December 31, 2002, will be reportable in a calendar year taxpayer's income tax return for 2002, due April 15, 2003. A fiscal year taxpayer having a June 30 fiscal year must report his share of the new LLC's 2002 income or loss on his return for the year ending June 30, 2003. The new LLC will provide each member with Schedule K-1 for each LLC tax year, indicating the member's share of the new LLC's annual income, gains, losses, deductions and credits and their separately stated components, within a reasonable time following the end of each calendar year.

        Tax Treatment of Distributions.    Distributions to a member generally will not be taxable to the member for federal income tax purposes as long as such a distribution does not exceed the member's basis in his units immediately before the distribution. Cash distributions in excess of unit basis—which are considered unlikely—are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

        Our tax counsel is of the opinion that the basis of a member's interest in the new LLC will be determined and adjusted as follows. Under tax code Section 722, a member's initial basis in the new LLC interest will be equal to the sum of the amount of money and the contributor's adjusted basis of any property contributed to the new LLC. In particular, the basis of a member's capital units will be equal initially to the basis of the assets such member is deemed to contribute to the new LLC as a result of the reorganization, reduced by any reduction of a member's share of liabilities to which such assets are subject, or which are assumed by the new LLC, and increased by a member's share of the new LLC's debt. The basis of such assets will be equal to their respective fair market values immediately before their deemed distribution to the members by the Cooperative. As described above, in the aggregate this value is expected to be approximately $1.89 per share of the Cooperative.

        Each member's initial basis in the new LLC will be increased to reflect the member's distributive share of the new LLC's taxable income and tax-exempt income, and any increase in a member's share of the new LLC's debt. If a member makes additional capital contributions at any time, the adjusted unit basis is increased by the amount of any cash contributed or the adjusted basis in any property contributed.

        A member's unit basis will be decreased, but not below zero, by

  •
  the amount of any cash distributed to the member;

  •
  the basis of any other property distributed;

  •
  the amount of depletion deductions;

  •
  the member's distributive share of losses and nondeductible expenditures of the new LLC that are "not properly chargeable to capital account"; and

  •
  any reduction in that member's share of the new LLC's debt.

        The unit basis calculations are accordingly complex. A member is only required to compute unit basis if it is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

  •
  the end of a taxable year during which the new LLC suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

  •
  upon the liquidation or disposition of a member's interest; and

  •
  upon the nonliquidating distribution of cash or property to a member, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Our tax counsel is of the opinion that distributions to a member should not be taxable to the member unless the amount of the distribution exceeds the member's basis in his interest immediately before the distribution. Except in the case of a taxable sale of a unit or liquidation of the new LLC, exact computations for this purpose ordinarily are not necessary. For example, a member who regularly receives cash distributions that are less than or equal to his share of the new LLC's taxable income will have no deemed sale or exchange by reason of the distributions. Consequently, under these circumstances, no computations are necessary to demonstrate that cash distributions are not taxable to members under tax code Section 731(a)(1). The purpose of the basis adjustments is to keep track of a member's "tax investment" in the new LLC with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the capital units.

        Deductibility of Losses; Passive Loss Limitations.    In general, a member may deduct losses allocated to him, subject to a number of restrictions. Those restrictions include a general rule that losses cannot be deducted if they exceed a member's basis in his capital units nor to the extent they exceed the member's at-risk amount. Our tax counsel is of the opinion that these specific restrictions are not likely to impact the members of the new LLC, but that, if the new LLC incurs a taxable loss or if taxable income is insufficient to cover interest expense on the new LLC's related borrowing, the passive activity loss deduction rules are likely to have widespread effect.

        Tax code Section 469 substantially restricts the ability of taxpayers to deduct losses from passive activities. Passive activities generally include activities conducted by pass-through entities, such as the new LLC and other partnerships, limited liability companies or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible because of these rules may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in the new LLC to an unrelated party in a fully taxable transaction.

        It is important to note that "passive activities" do not include dividends and interest income that normally are considered to be "passive" in nature; nor do they include farming operations in which the taxpayer is a material participant.

        Members may borrow funds to purchase their equity interest in the new LLC and deduct the interest expense. However, this interest expense will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member's only passive activity is the new LLC, and if the new LLC incurs a net loss, no interest expense on related borrowing would be deductible. If that member's share of the new LLC's taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member's entire interest in the new LLC to an unrelated party in a fully taxable transaction.

        Alternative Minimum Tax.    If the new LLC adopts accelerated methods of depreciation, it is possible that taxable income for alternative minimum tax purposes might exceed regular taxable income passed through to the members. This depends on each individual member's specific circumstances, and therefore each member should consult with his own tax advisor as to the consequences of LLC activities for the member's alternative minimum tax situation.

Tax Consequences of Disposition of Capital Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of capital units equal to the difference between the amount realized and the member's basis in the capital units sold. Amount realized includes cash and the fair market value of other property received plus the member's share of the new LLC's debt. Because of the inclusion of debt in basis, it is possible that a member could have a tax liability on sale that exceeds the proceeds of sale.

        Our tax counsel is of the opinion that, assuming a member's capital units are a "capital asset" in his hands, which is ordinarily the case, gain or loss recognized by such member on the sale or exchange of a capital unit held for more than one year will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under tax code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by the new LLC. The new LLC will adopt conventions to assist those members that sell capital units in apportioning the gain among the various categories.

        Allocations and Distributions Following Capital Unit Transfers.    If any capital unit is transferred during any accounting period in compliance with the provisions of Article 4.1(a) of the Operating Agreement, then solely for purposes of making allocations and distributions, the new LLC expects to use an interim closing of the books method, rather than prorate daily the profit or loss for the entire period, and the convention that recognizes the transfer as of the beginning of the month following the month in which the notice, documentation and information requirements of Article 4.1(a) have been substantially complied with. All distributions on or before the end of the calendar month in which these requirements have been substantially complied with will be made to the transferor and all distributions thereafter will be made to the transferee. However, the Board of Managers has the authority to adopt any other reasonable permitted method or convention.

        Effect of Tax Code Section 754 Election on Unit Transfers.    The adjusted basis of each member in his capital units ("outside basis") initially will be equal to the member's proportionate share of the adjusted basis of the new LLC in its assets ("inside basis"). Because the reorganization is a taxable transaction, both the outside and the inside basis will initially be equal to the value of the new LLC's assets, which is the measure of the amount realized by the members on the deemed distribution. Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the member's proportionate share of the inside basis.

        Section 754 of the tax code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a member to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a member. Once the amount of the transferee's basis adjustment is determined, it is allocated among the new LLC's various assets pursuant to tax code Section 755.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of limited liability company property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        Tax code Section 743(b) provides that the partnership or limited liability company is responsible for making the basis adjustments. However, the unit transferees are required to report the basis adjustments. Transferees accomplish this by attaching statements to their returns that show how the

Section 743(b) adjustment was determined and how the adjustment was allocated among the various partnership properties.

        Treasury Regulations clarify that partnerships are required to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on the partnership. The partnership reports basis adjustments by attaching statements to its returns when it acquires knowledge of transfers subject to Section 743. In addition, partnerships are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify partnerships of their basis in acquired interests. To accommodate partnership concerns about the reliability of the information provided, partnerships are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under tax code Section 1014, unless clearly erroneous.

        Article 4.2 of the Operating Agreement provides that the new LLC will not make a Section 754 election unless the Board of Managers determines in its sole discretion to do so. The new LLC is unlikely to make such an election unless the tax benefits made available to affected transferees by the election are likely to be sufficient to justify the increased cost and administrative burden of accounting for the resulting basis adjustments. Depending on the circumstances, the value of capital units may be affected positively or negatively by whether or not the new LLC makes a Section 754 election. The Tax Matters Partner intends to monitor prices at which capital units change hands and is likely to authorize the election only when and if capital unit prices become materially greater than the new LLC's per capital unit inside basis and only if it determines that this material difference is likely to continue or increase over time. If the new LLC decides to make a Section 754 election, the election is made by the new LLC on a timely filed partnership income tax return and it is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

        IRS Reporting Requirement.    Article 4.1(a) of the Operating Agreement contains the requirements for a valid transfer of units, including proper documentation and Board approval. In addition, the IRS requires a taxpayer that sells or exchanges a capital unit to notify the new LLC in writing within 30 days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a capital unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. The IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Other Tax Matters

        Tax Information To Members; Consistent Reporting.    The new LLC will be required to provide each member with a Schedule K-1 (or authorized substitute therefore) on an annual basis. Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established.

        Each member's Schedule K-1 will set out the holder's distributive share of each item of income, gain, loss, deduction or credit that is required to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request, AAR" with the original or amended return in which the inconsistent position is taken.

        IRS Audit Procedures.    Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes.

        The Tax Equity and Fiscal Responsibility Act of 1982 established unified audit rules applicable to most (but not all) partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since the new LLC will be taxed as a partnership, these rules are applicable to it and its members.

        The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers that were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement.

        IRS rules establish the "Tax Matters Partner" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Partner must be a "member-manager" which is defined as a limited liability company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. Article 7.10 of the new LLC's Operating Agreement designates the Chief Financial Officer as the Tax Matters Partner. In the event there is no Chief Financial Officer or if the Chief Financial Officer does not hold capital units, then the Board of Managers shall appoint a member of the Board of Managers who owns capital units as the Tax Matters Partner.

        The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS. For partnerships with more than 100 partners, however, the IRS generally is not required to give notice to any partner whose profit interest is less than one percent.

        After the IRS makes an administrative adjustment, the Tax Matters Partner (and, in limited circumstances, other partners) may file a petition for readjustment of partnership items in the Tax Court, the district court in which the partnerships principal place of business is located, or the Claims Court.

        New Elective Procedures for Large Partnerships.    The Taxpayer Relief Act of 1997 contains an elective provision under which the income tax reporting and IRS auditing of partnerships of more than 100 partners is streamlined. This statute reduces the number of items that must be separately stated on the Schedules K-1 that are issued to the partners which will ease the burden on their tax preparers.

        If the election is made, IRS audit adjustments generally will flow through to the partners for the year in which the adjustment takes effect. However, the partnership may elect to pay an imputed underpayment that is calculated by netting the adjustments to the income and loss items of the partnership and multiplying that amount by the highest tax rate whether individual or corporate. A partner may not file a claim for credit or refund of his allocable share of the payment.

        Timing adjustments are made in the year of audit in order to avoid adjustments to multiple years where possible. In addition, the partnership, rather than the partners individually, generally is liable for any interest and penalties that result from a partnership audit adjustment. Penalties, such as the accuracy and fraud penalties are determined on a year-by-year basis, without offsets, based on an imputed underpayment. Any payment for federal income taxes, interest, or penalties that an electing large partnership is required to make is non-deductible.

        Under the electing large partnership audit rules, a partner is not permitted to report any partnership items inconsistently with the partnership return, even if the partner notifies the IRS of the inconsistency. The IRS may treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that partner. The IRS is not required to give notice to individual partners of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to the partnership itself by certified or registered mail. An administrative adjustment may be challenged in the Tax Court, the district court in which the partnerships principal place of business is located, or the Claims Court. However, only the partnership, and not partners individually, can petition for a readjustment of partnership items.

        The Board of Managers of the new LLC will review the new large partnership procedures with its legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the new procedures.

        Self-Employment Tax.    The tax code and Treasury Regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the tax code nor the Treasury Regulations address the treatment of limited liability company members for self-employment tax purposes. Proposed regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company members only if they have personal liability for limited liability company obligations, have authority to contract on our behalf, or participate in our business for more than 500 hours each year. Few, if any, of our members would be subject to self-employment tax under this test.

        The status of the proposed regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the Treasury has not taken steps to finalize them. Nevertheless, because of the similarity of limited liability company members and limited partners, it is believed to be highly likely that the new LLC members will be treated similar to limited partners, i.e., generally not subject to self-employment tax on their share of limited liability company earnings.

        State Income Taxes.    Members generally are subject to tax in their state of residence as well as in those states in which the entity does business if their share of income exceeds the minimum filing requirements. Since the new LLC will potentially be doing business in several states, this could create a substantial reporting burden for the members. South Dakota has no state income tax and because of special reporting conventions, a South Dakota resident member generally will not have to file individually in such other states. Many states allow "composite reporting" by partnerships and limited liability companies wherein the entity pays income taxes to the state and the individual members are relieved of the reporting responsibility in such state. Their state of residence generally will allow a tax credit for state income taxes paid by the entity for the benefit of the member. However, since South Dakota has no state income tax, a South Dakota resident would not receive such a tax credit. Members who are residents of any state other than South Dakota will need to determine for themselves the state income tax consequences of their capital unit ownership.

PLAN OF DISTRIBUTION

        We are offering to distribute the capital units of the new LLC directly to the Cooperative's members. We are offering the capital units only in states where the Cooperative's members reside: South Dakota, Minnesota, North Dakota, Iowa, California, Colorado, Florida, Hawaii, Idaho, Illinois, Indiana, Louisiana, Michigan, Nebraska, New Jersey, New York, Pennsylvania, Rhode Island, Texas,

Washington, Wisconsin and Wyoming. We must obtain approval from securities' regulatory authorities in these states or qualify for available exemptions.

        We have no underwriter. We are not using agents or brokers. The members of our Board of Managers will be the principal persons involved in completing the reorganization and distributing the capital units in reliance on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. We will not pay our Board of Managers or any other person any commissions in connection with these activities. No member of our Board of Managers has any relationship to any broker-dealer.

        If the reorganization is approved, we will send you instructions for exchanging your certificates for voting and equity shares of the Cooperative in exchange for the new LLC capital units certificates. You will receive an ownership interest in the new LLC that is directly proportional to your ownership interest in the Cooperative.

LEGAL MATTERS

        The validity of the capital units of Soybean Processors, LLC being offered in this Information Statement/Prospectus will be passed upon by Woods, Fuller, Schultz & Smith P.C., Sioux Falls, South Dakota.

WHERE YOU CAN FIND MORE INFORMATION

        Soybean Processors, LLC does not currently file reports with the Securities and Exchange Commission; however, if we complete this offering, we will file annual, quarterly and special reports with the SEC. You may read and copy any reports that Soybean Processors, LLC files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The reports and other information we file will be available in the EDGAR database located on the SEC's website at (http://www.sec.gov), as well as from commercial document retrieval services.

        Soybean Processors, LLC has filed a registration statement with the SEC on Form S-4 that registers the issuance of the capital units offered by this information statement/prospectus. This document is a part of that registration statement. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        You should rely only on the information contained in this document to decide whether to purchase capital units. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date on the cover page.

APPENDIX A

PLAN OF REORGANIZATION

PLAN OF REORGANIZATION

        THIS PLAN OF REORGANIZATION (the "Plan") entered into by and between South Dakota Soybean Processors Cooperative, a South Dakota cooperative corporation (the "Cooperative") and Soybean Processors, LLC, a newly formed South Dakota limited liability company (the "LLC"), as of this 10th day of December, 2001, shall be effective only upon the adoption and approval of the Plan at a special meeting of members of the Cooperative by the affirmative vote of the holders of three-fourths of the votes cast thereon. The day of such adoption and approval by the members is hereinafter called the "Effective Date."

        WHEREAS, the Board of Directors of the Cooperative has determined that it is desirable and in the best interests of the members of the Cooperative to convert from a cooperative structure to a limited liability company structure in accordance with this Plan; and

        WHEREAS, the Cooperative has formed the LLC solely for the purposes of implementing this Plan; and

        WHEREAS, it is the intent of the Cooperative and the LLC that upon the consummation of the transactions contemplated by this Plan, (a) the Cooperative's entire business, including all of its assets and liabilities without limitation, will be owned by the LLC, (b) each member of the Cooperative will own capital units of the LLC equal in number to such member's equity shares of the Cooperative immediately prior to the Effective Date, preserving the ownership percentages of each of the Cooperative's members, and (c) each member of the Cooperative who becomes a member of the LLC will have voting rights in the LLC that are comparable to the voting rights represented by such member's common share of the Cooperative immediately prior to the Effective Date.

        NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

        1.    Transfer and Exchange.    (a) As promptly as practicable after the Effective Date, the Cooperative shall assign and transfer to the LLC and the LLC shall assume, subject to any liens, pledges, or encumbrances of any kind, nature or description whatsoever, all of the Cooperative's assets, properties, and business as a going concern, including, but not limited to, goodwill, cash, notes, securities, accounts receivable, security interests, inventories, equipment, furniture and fixtures, trademarks, trade names, including the Cooperative's name, accrued interest, prepaid insurance, other prepaid expense, and deposits which the Cooperative owns or to which it was entitled on the Effective Date (regardless of whether reflected on the Cooperative's balance sheet as of the Effective Date).

          (b)  As soon as practicable after the Effective Date, the Cooperative shall assign and transfer to the LLC and the LLC shall assume, without limitation, all known and unknown, ascertainable and contingent liabilities of the Cooperative, including, without limitation, costs associated with the implementation of the Plan and any other expenses, debts, taxes, judgments, or liens of any kind, nature or description, for which the Cooperative was liable on the Effective Date or which the Cooperative incurs during the winding-up period (regardless of whether reflected on the Cooperative's balance sheet as of the Effective Date).

          (c)  In exchange for such transfer of the Cooperative's assets and liabilities to the LLC, the LLC shall issue to the Cooperative Class A Capital Units of the LLC equal in number to the issued and outstanding equity shares of the Cooperative as of the Effective Date.

        2.    Dissolution.    As promptly as practicable after the Effective Date, the Cooperative shall be dissolved in accordance with the laws of the State of South Dakota and the Cooperative shall file with the Secretary of State of the State of South Dakota a Certificate of Dissolution substantially in the form attached as Exhibit A hereto.

        3.    Name Change.    As promptly as practicable after the Certificate of Dissolution has been filed, the LLC shall change its name to "South Dakota Soybean Processors, LLC" and the LLC shall file with the Secretary of State of the State of South Dakota such notices or certificates as are necessary to accomplish the same.

        4.    Cessation of Business.    After the Effective Date, the Cooperative shall not engage in any business activities except for the purposes of preserving the values of its assets, adjusting and winding up its business and affairs, and distributing its assets in accordance with the Plan. The directors and the officers now in office shall continue in office solely for these purposes.

        5.    Restrictions on Transfer of Shares.    The proportionate interests of the members in the assets of the Cooperative shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date. At such time the books of the Cooperative shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of South Dakota, or otherwise, the members' respective interests in the assets of the Cooperative shall not be transferable by the negotiation of share certificates or otherwise.

        6.    Distribution of Assets.    All assets remaining after the transfer and exchange pursuant to paragraph 1 above, consisting solely of the Class A Capital Units of the LLC issued pursuant to paragraph 1(c) above, shall be distributed to members in liquidation of the Cooperative, in accordance with paragraphs 7 and 8 below.

        7.    Right to Liquidating Distribution.    As soon as practicable after the Effective Date, each member of record shall be given notice to deliver to the LLC the certificates representing the common share and equity shares of the Cooperative owned by such member as of the close of business on the Effective Date. The LLC shall make appropriate accommodations for any members that have in good faith lost or misplaced their share certificates. The tendered certificates shall be cancelled and a notation shall be made thereon of the distribution in liquidation of the Cooperative. The certificates will then be returned to the owners thereof together with the property distributable to members in accordance with paragraph 8 below, consisting solely of Class A Capital Units of the LLC issued pursuant to paragraph 1(c) above. The property of the Cooperative as determined under paragraph 6 above shall be divided among the members on a pro rata basis in proportion to each members' ownership of equity shares. Accordingly, each member of the Cooperative shall receive one Class A Capital Unit of the LLC in exchange for each tendered equity share of the Cooperative, which units shall be represented by a capital units certificate issued to such member by the LLC. Members shall not receive any additional consideration for their tendered common shares; however, each tendered common share shall constitute full payment of the owner's $250 membership fee for the LLC as set forth in the Operating Agreement described below.

        8.    Agent for Members.    The LLC is hereby appointed Agent for Members to receive on behalf of the Cooperative's members, the property to be distributed hereunder. On                        , 2002, hereinafter called the "Distribution Date," or as soon as practicable thereafter, the Cooperative will deliver to the Agent for Members the property to be distributed to the members as determined under paragraph 6 above, which shall consist solely of all of the issued and outstanding Class A Capital Units of the LLC, issued to the Cooperative pursuant to paragraph 1(c) above. All property distributable to the members will be distributed by the Agent for Members as soon as practicable within the calendar month beginning with the Distribution Date to those members who have delivered their certificates representing equity and common shares of the Cooperative as provided in paragraph 7 above. The remainder of such property will be held for the account of those members who have not delivered their equity and common share certificates, to be paid to such members upon delivery of their share certificates. No interest shall accrue at any time on any property held for distribution. The Agent for Members and any member who has granted a security interest in tendered shares of the Cooperative shall cooperate with the party or parties who hold such security interest to grant such lienholder a comparable security interest in the Class A Capital Units of the LLC to be distributed to such member in accordance with paragraph 7 above.

        9.    Adoption of Operating Agreement.    Upon the consummation of the transactions contemplated by this Plan, an Operating Agreement substantially in the form attached hereto as Exhibit B, shall be adopted by the LLC automatically and without further action of the LLC's capital unit holders, and such Operating Agreement shall thereafter govern the management and affairs of the LLC and the rights and duties of its capital unit holders. The notice given to members of the Cooperative under paragraph 7 shall include a counterpart signature page for the Operating Agreement. Upon execution and delivery of such counterpart signature page, members of the Cooperative will become members of the LLC, entitled to the full rights and privileges of membership as set forth in the Operating Agreement. Members of the Cooperative who do not become members of the LLC shall be entitled to the full economic benefits and subject to the tax consequences of ownership of LLC capital units, but shall not be eligible for voting rights which are accorded exclusively to members pursuant to the Operating Agreement. In addition, the LLC will have the right to redeem a holder's LLC capital units at a price of $.20 per unit if such holder does not become a member of the LLC within 12 months of acquiring the capital units and under certain other circumstances as set forth in the Operating Agreement.

        10.    Power of Board of Directors.    The Board of Directors and, if authorized by the directors, the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the transfer, exchange, dissolution, complete liquidation, and termination of existence of the Cooperative, and the distribution of its assets to the Cooperative's members in accordance with the laws of the State of South Dakota. The death, resignation, or other disability of any director or officer of the Cooperative shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation, or other disability, the surviving or remaining director(s), or, if there be none, the surviving or remaining officer(s), shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan.

        IN WITNESS WHEREOF, the undersigned have executed and entered into this Plan of Reorganization as of the date first set forth above.

SOUTH DAKOTA SOYBEAN PROCESSORS COOPERATIVE
By:	/s/ RODNEY G. CHRISTIANSON Name: Rodney G. Christianson Its: Chief Executive Officer
SOYBEAN PROCESSORS, LLC
By:	/s/ RODNEY G. CHRISTIANSON Name: Rodney G. Christianson Its: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF DISSOLUTION

        This Certificate of Dissolution is being filed with the Secretary of State of the State of South Dakota in accordance with Section 47-18-13 of the South Dakota Cooperative Act.

1.
The name of the Cooperative is South Dakota Soybean Processor's Cooperative (the "Cooperative").

2.
The name and address of each director of the Cooperative is as follows:

Paul Barthel 22308 486th Avenue Elkton, SD 57026	Bryce Loomis 19989 464th Avenue Bruce, SD 57220-5113
James Call Rural Route 3, Box 167 Madison, MN 56256-9102	Gerald Moe 21469 452nd Avenue Arlington, SD 57212-7300
Paul W. Casper 44095 212th Street Lake Preston, SD 57249-9640	Dale F. Murphy Box 686 White, SD 57276-0686
Robert E. Nelsen 1173 280th Avenue Westbrook, MN 56183-1023	Maurice Odenbrett 2778 41st Street Fulda, MN 56131
Dan Feige 45974 232nd Street Wentworth, SD 57075-9644	Daniel Potter 31012 County Highway 6 Redwood Falls, MN 56283-9750
Marvin Goplen 1671 270th Avenue Canby, MN 56220	Corey Schnabel 43555 273rd Street Freeman, SD 57029-9760
Ryan J. Hill 78588 330th Avenue Worthington, MN 56187-9402	Rodney Skalbeck 80903 160th Street Sacred Heart, MN 56285-9566
Marvin Hope 45886 217th Street Volga, SD 57071-9355	Lyle R. Trautman 409 Lakeview Street, Box 83 Lake Benton, MN 56149
James H. Jepsen 48480 231st Street Flandreau, SD 57028-6631	Delbert Tschakert 16150 442nd Avenue Florence, SD 57235-5617
Peter Kontz 47068 223rd Street Colman, SD 57017	Anthony VanUden 3461 300th Avenue Cottonwood, MN 56229
Ardon Wek 43958 288th Street Freeman, SD 57029-7310

3.
The dissolution of the Cooperative was authorized at a meeting of members held on                          , 2002, by the vote of the members holding three-fourths of the votes cast thereon.

4.
All liquidation activities have been completed and there are no suits pending against the Cooperative.

        IN WITNESS WHEREOF the undersigned directors of the Cooperative have executed this certificate on this            day of                        , 2002.

Paul Barthel	Bryce Loomis
James Call	Gerald Moe
Paul W. Casper	Dale F. Murphy
Robert E. Nelsen	Maurice Oldenbrett
Dan Feige	Daniel Potter
Marvin Goplen	Corey Schnabel
Ryan J. Hill	Rodney Skalbeck
Marvin Hope	Lyle R. Trautman
James H. Jepsen	Delbert Tschakert
Peter Kontz	Anthony VanUden
Ardon Wek

EXHIBIT B

FORM OF
OPERATING AGREEMENT
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

        [See Appendix B]

APPENDIX B

ARTICLES OF ORGANIZATION
AND
FORM OF OPERATING AGREEMENT

ARTICLES OF ORGANIZATION
OF
SOYBEAN PROCESSORS, LLC

ARTICLE I

        The name of the Limited Liability Company is Soybean Processors, LLC.

ARTICLE II

        The duration of the company is perpetual.

ARTICLE III

        The address of the initial designated office is:

    100 Caspian Avenue
    Post Office Box 500
    Volga, SD 57071

ARTICLE IV

        The name and street address of the initial agent for service of process is:

    Rodney G. Christianson
    100 Caspian Avenue
    Post Office Box 500
    Volga, SD 57071

ARTICLE V

        The name and address of each organizer:

    Paul Casper
    44095 212th Street
    Lake Preston, SD 57259-9640

    Marvin Hope
    45886 217th Street
    Volga, SD 57071-9355

    Gerald Moe
    21469 452nd Avenue
    Arlington, SD 57212-7300

    Corey Schnabel
    43555 273rd Street
    Freeman, SD 57029-9760

ARTICLE VI

        The company is to be a manager-managed company. The names and addresses of the initial managers are:

Name	Address
Paul Barthel	Rural Route 1, Box 83A Elkton, SD 57026
James Call	Rural Route 3, Box 167 Madison, MN 56256-9102
Paul Casper	44095 212th Street Lake Preston, SD 57249-9640
Robert E. Nelsen	1173 280th Avenue Westbrook, MN 56183-1023
Dan Feige	Rural Route 1, Box 140 Wentworth, SD 57075-9644
Marvin Goplen	1671 270th Avenue Canby, MN 56220
Ryan Hill	78588 330th Avenue Worthington, MN 56187-9402
Marvin Hope	45886 217th Street Volga, SD 57071-9355
Jim Jepsen	Rural Route 2, Box 155 Flandreau, SD 57028-9437
Peter Kontz	Rural Route 3, Box 108 Colman, SD 57017
Bryce Loomis	19989 464th Avenue Bruce, SD 57220-5113
Gerald Moe	21469 452nd Avenue Arlington, SD 57212-7300
Dale Murphy	Box 686 White, SD 57276-0686
Maurice Odenbrett	2778 41st Street Fulda, MN 56131
Daniel Potter	31012 County Highway 6 Redwood Falls, MN 56283-9750
Corey Schnabel	43555 273rd Street Freeman, SD 57029-9760
Rodney Skalbeck	8093 160th Street Sacred Heart, MN 56285-9566
Lyle Trautman	409 Lakeview Box 83 Lake Benton, MN 56149

Delbert Tschakert	16150 442nd Avenue Florence, SD 57235-5617
Tony VanUden	3461 300th Avenue Cottonwood, MN 56229
Ardon Wek	43958 288th Street Freeman, SD 57029-7310

ARTICLE VII

        The members of the company are not to be liable for its debts and obligations under Section 303 (c).

ARTICLE VIII

        There shall initially be one class of members of the Company. Unless and until an Operating Agreement is duly adopted by the members, the rights, powers or duties of members shall be determined pursuant to the South Dakota Limited Liability Company Act, as it may be amended from time to time (the "Act"). In the event an Operating Agreement is adopted by the members, the rights, including voting rights, powers and duties of each class of members shall thereafter be determined in accordance with such Operating Agreement. The managers, in the manner provided by the Act or as otherwise provided in an Operating Agreement, may in the future create additional classes of members having certain relative rights, including voting rights, powers and duties determined at the time of creation. The rights, powers or duties of a newly created class may be senior to those of one or more existing classes of members.

        Dated September 17, 2001.

/s/ Paul Casper Paul Casper—Organizer
/s/ Marvin Hope Marvin Hope—Organizer
/s/ Gerald Moe Gerald Moe—Organizer
/s/ Corey Schnabel Corey Schnabel—Organizer

CONSENT OF APPOINTMENT BY THE REGISTERED AGENT

        I, Rodney G. Christianson, hereby give my consent to serve as the registered agent for Soybean Processors, LLC.

        Dated this 17 day of September, 2001.

/s/ Rodney G. Christianson Rodney G. Christianson

FORM OF OPERATING AGREEMENT
OF
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

        This Operating Agreement of South Dakota Soybean Processors, LLC (formerly, Soybean Processors, LLC), dated as of the                                                 , 200            , is executed and agreed to, for good and valuable consideration, by the Company (as defined below) and its Members (as defined below).

ARTICLE 1
DEFINITIONS

        As used in this Operating Agreement, the following terms have the following meanings:

          1.1  "Act" means the South Dakota Limited Liability Company Act and any successor statute, as amended from time to time.

          1.2  "Affiliate" of any Person shall mean any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

          1.3  "Articles" means the Articles of Organization filed with the Secretary of State of South Dakota on October 12, 2001, by which South Dakota Soybean Processors, LLC was organized as a South Dakota limited liability company under and pursuant to the Act.

          1.4  "Available Cash for Distribution" means the gross cash proceeds from Company operations, including the sale of Company property but excluding capital contributions and the proceeds of Company indebtedness, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers in its sole discretion. "Available Cash for Distribution" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reduction of reserves previously established.

          1.5  "Board of Managers" means the Managers acting as a group with the powers set forth in the Articles and this Operating Agreement.

          1.6  "Bankrupt Member" means (except to the extent that the Board of Managers determines otherwise) any Member (a) that makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code; (c) files a petition or answer seeking for the Member a liquidation, dissolution, or similar relief under any law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (a) through (c); (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member's or of all or any substantial part of the Member's properties; or (f) against which an involuntary petition has been filed and a proceeding seeking relief under Chapter 7 of the United States Bankruptcy Code, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

          1.7  "Capital Contribution" means any actual contribution by a Member to the capital of the Company in the Reorganization or through the purchase of Capital Units (but does not include subscribed for, but unpaid Capital Units).

          1.8  "Capital Unit" or "Unit" means Capital Units of the Company with the rights and privileges set forth in this Operating Agreement, including Class A Capital Units, and any other class of Capital Units as may be approved and adopted by the Board of Managers.

          1.9  "Capital Unit Transfer System" means the procedures set forth in Article 4 of this Operating Agreement governing all Dispositions of Capital Units.

          1.10  "Class A Members" means holders of Class A Capital Units who have executed and agreed to be bound by this Operating Agreement.

          1.11  "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          1.12  "Committed Capital" means $20,837,637.00 for 14,129,250 Class A Capital Units to be issued with respect to Members receiving Class A Capital Units in the Reorganization, and, with respect to any additional Members, the purchase price of the Capital Units subscribed for in any subsequent offering pursuant to a subscription agreement that has been accepted by the Company, regardless of whether such purchase price has been fully paid.

          1.13  "Company" means South Dakota Soybean Processors, LLC (formerly, Soybean Processors, LLC), a manager-managed South Dakota limited liability company.

          1.14  "Cooperative" means South Dakota Soybean Processors, a South Dakota cooperative corporation.

          1.15  "Dispose," "Disposing," or "Disposition" means the sale, assignment, transfer, gift, exchange, or other disposition of one or more Capital Units, whether voluntary or involuntary, but not the mortgage, pledge, or grant of a security interest therein.

          1.16  "Manager" means any natural Person who is a member of the Board of Managers of the Company, whether initially named in the Articles or later elected as provided in this Operating Agreement.

          1.17  "Member" means any Person who holds one or more Capital Units and has executed this Operating Agreement, whether initially admitted as of the date of this Operating Agreement or later admitted to the Company as a Member as provided in this Operating Agreement. Unless the context otherwise requires, the term "Member" shall include any Member's representative in event of the death, incapacity, or liquidation of the Member. Except as specifically stated otherwise, "Members" refers to all Class A Members.

          1.18  "Member Agreement" means the agreement between each Member and the Cooperative requiring each Member to deliver to the Cooperative on an annual basis soybeans owned by the Member.

          1.19  "Ownership Percentage" with respect to any Member means the percentage of ownership of a Member determined by taking the total Capital Units held by such Member divided by the aggregate total number of issued and outstanding Capital Units.

          1.20  "Person" includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, foreign corporation, cooperative, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

          1.21  "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

          1.22  "Quarter" means any of the three-month periods (choose one option: (1) ending on March 31, June 30, September 30 and December 31, (2) beginning on January 1, April 1, July 1 and October 1) which shall be the periods set by the Board of Managers for the dates of permitted transfers for the transfer of Capital Units by Members and other Persons, and may be used for other administrative matters.

          1.23  "Reorganization" means the exchange of all of the assets and liabilities of the Cooperative for the Class A Capital Units of the Company, the subsequent dissolution of the Cooperative and distribution of the Company's Class A Capital Units to the Cooperative's shareholders in liquidation of the Cooperative, and the adoption of this Operating Agreement concurrently therewith, all pursuant to the Plan of Reorganization dated December 10, 2001.

          1.24  "Super Majority Vote" means, whenever applicable to a vote solely by the Managers and indicated in this Operating Agreement, the affirmative vote of two-thirds of the total number of Managers elected to the Board of Managers, or whenever applicable to a vote solely by the Members and indicated in this Operating Agreement, the affirmative vote of two-thirds of the Members voting on the matter at hand.

        Other terms defined herein have the meanings so given them.

ARTICLE 2
ORGANIZATION

        2.1    Formation.    The Company has been organized as a South Dakota limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Dakota.

        2.2    Name.    The name of the Company is South Dakota Soybean Processors, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board of Managers may select from time to time.

        2.3    Registered Office; Registered Agent, Principal Office in the United States; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of South Dakota shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of South Dakota shall be the initial registered agent named in the Articles or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of South Dakota, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of South Dakota. The Company may have such other offices as the Board of Managers may designate from time to time.

        2.4    Purpose.    The purposes of the Company are to own and operate a soybean processing facility, to develop, own and/or operate other agricultural product processing and marketing enterprises, and any other purpose allowed under South Dakota law.

        2.5    Foreign Qualification.    Prior to the Company's conducting business in any jurisdiction other than South Dakota, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, the Company's officers (as specified in Article 7) shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

        2.6    Term.    The Company commenced its existence on the date the Secretary of State of South Dakota issued a certificate of organization for the Company and shall continue in existence until dissolved.

        2.7    Mergers and Exchanges.    The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of this Operating Agreement. Consent to any such merger, consolidation, exchange or acquisition shall be by vote of the Members as set forth in Article 3.

        2.8    No State-Law Partnership.    The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes other than federal income and state income tax purposes, and this Operating Agreement shall not be construed to suggest otherwise.

        2.9    Fiscal Year.    After such time as the Reorganization is completed, the Company's fiscal year shall end on December 31 of each year or such other date as the Board of Managers shall determine.

ARTICLE 3
MEMBERS

        3.1    Members.

          (a)  The initial Member of the Company is the Cooperative, whose Capital Units are being distributed to the Cooperative's shareholders in the Reorganization concurrently with the adoption of this Operating Agreement.

          (b)  Shareholders of the Cooperative receiving Capital Units in the Reorganization shall be admitted as Members without discretion of the Board Managers at such time as: (i) such Person has submitted to the Company a counterpart signature page agreeing to be bound by this Operating Agreement, and (ii) such Person has consented to the termination of such Person's Member Agreement held by the Cooperative. Until such time as a Person who acquires Capital Units in the Reorganization becomes a Member in accordance with the foregoing, such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement, but shall have no voting rights and such Person's Capital Units shall become subject to optional redemption by the Company in accordance with Section 4.3 of this Operating Agreement on the anniversary of the Reorganization.

          (c)  Additional Persons may be admitted as Members by acquiring a minimum of 2,500 Capital Units (i) from a Member in a Disposition in compliance with the provisions of this Operating Agreement, subject to Section 3.3, or (ii) directly from the Company if the Company offers to issue additional Capital Units.

          (d)  Any Person who satisfies the requirements of this Operating Agreement may be a Member unless the Person lacks capacity apart from the Act.

        3.2    Representations and Warranties.    Each Member represents and warrants to the Company and each other Member that:

          (a)  if that Member is a corporation, it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein);

          (b)  if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the laws of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein);

          (c)  if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the laws of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee or other member thereof;

          (d)  the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Operating Agreement by that Member have been duly taken;

          (e)  the Member has duly executed and delivered this Operating Agreement; and

          (f)    the Member's authorization, execution, delivery and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

        3.3    Admission of Additional Members.    No Person shall become a Member without the approval of the Board of Managers. The Board of Managers may refuse to admit any Person as a Member in its sole discretion. Additional Persons may be admitted to the Company in the discretion of the Board of Managers. Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and will be effective only after such Person has executed and delivered to the Company a written document including such Person's: (a) address for notices, (b) agreement to be bound by this Operating Agreement, (c) one time administrative fee of $200.00, and (d) representation and warranty that the representations and warranties required of all Members in this Operating Agreement are true and correct with respect to such Person. The provisions of this section shall apply to any Person who acquires Capital Units directly from the Company or through a Disposition by a Member.

        3.4    Interests in a Member.    A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of in violation of the Securities Act of 1933, as amended, or such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of Section 708 of the Code, or (b) without the consent of the Board of Managers, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of this Section 3.4, the Company shall have the option to redeem, and on exercise of that option the breaching Member shall surrender, the breaching Member's Capital Units in accordance with Section 4.3 of this Operating Agreement.

        3.5    Information.

          (a)  In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated. The Members agree, however, that, except as otherwise provided by law, the Board of Managers from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties and financial condition of the Company should be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or their assignees or representatives to examine or copy any such confidential information.

          (b)  The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with whom it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Board of Managers promptly of any request for that information before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons who have acquired that Member's Capital Units through a Disposition as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section, or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that a breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

        3.6    Liabilities to Third Parties.    Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

        3.7    Withdrawal.    A Member does not have the right or power to withdraw from the Company as a Member, except as set forth in this Operating Agreement.

        3.8    Lack of Authority.    No Member, other than a Member acting in his or her capacity as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board of Managers.

        3.9    Classes and Voting.    Unless the Articles state to the contrary or as provided by this Operating Agreement, or any amendment hereto, there shall be one class of Members. The Board of Managers may establish additional classes or groups of one or more Members.

          (a)  Class A Members. Class A Members shall be entitled to vote on all matters coming to a vote of the Class A Members. Each Class A Member may cast only one vote on each matter brought to a vote of the Class A Members, regardless of the number of Class A Capital Units owned. With the exception of certain matters under Section 3.9(b) (i)(ii)(iii), all matters to be voted upon by the Class A Members shall require the affirmative vote of the majority of the Class A Members. For matters, however, to be voted upon under Section 3.9(b)(i)(ii)(iii), a Super Majority Vote of the Class A Members voting on the matter at hand shall be the Act of the Class A Members.

          (b)  Voting. Members shall only be entitled to vote on the following matters: (i) the merger or consolidation of the Company with another business entity or the exchange of interests in the Company for interests in another company; (ii) the sale, lease, exchange or other disposition of substantially all of the Company's assets; (iii) voluntary dissolution of the Company; (iv) the election and removal of individuals serving on the Board of Managers; (v) an increase or decrease in the number of individuals serving on the Board of Managers; (vi) a change in the geographic boundaries of the districts from which Managers are elected; (vii) an amendment to the Articles or this Operating Agreement, (viii) other matters that are not the responsibility of the Board of Managers as provided herein; and (ix) any matters referred to a vote of the Members by the Board of Managers.

        3.10    Place and Manner of Meeting.    All meetings of the Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person, or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        3.11    Conduct of Meetings.    All meetings of the Members shall be presided over by the President. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts' Rules of Order, or such other rules and procedures as may be determined by the Board of Managers in its discretion.

        3.12    Annual Meeting.    The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board of Managers. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

        3.13    Special Meetings.    A special meeting of the Members may be called at any time by the President or the Board of Managers. A special meeting of the Members shall be called by the Secretary upon the request of 10% of the Class A Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

        3.14    Notice.    Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board of Managers to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member's address as it appears on the records of the Company, with postage thereon prepaid.

          (a)  If a purpose of any Member meeting is to consider any of the following matters, the notice must state such purpose:

              (i)  a plan of merger, consolidation or exchange;

            (ii)  the sale, lease, exchange or other disposition of all, or substantially all, of the Company's assets;

            (iii)  the voluntary dissolution of the Company;

            (iv)  the removal of any individual or individuals of the Board of Managers;

            (v)  the increase or decrease in the number of individuals that serve on the Board of Managers;

            (vi)  a change in the geographic boundaries of the districts from which Managers are elected; or

          (vii)  the amendment of the Articles.

          (b)  The notice for any Member meeting relating to any of the purposes listed in (a) above must be accompanied by a copy or summary of the respective:

              (i)  plan of merger, consolidation or exchange;

            (ii)  the transaction description for the proposed sale, lease, exchange or other disposition of all, or substantially all, of the Company's assets;

            (iii)  the plan of liquidation;

            (iv)  identification of the individual or individuals whose removal from the Board of Managers is sought.

            (v)  identification of the size of the Board of Managers proposed;

            (vi)  identification of the proposed geographic boundaries of the districts from which Managers are elected; or

          (vii)  the proposed amendment to the Articles.

        3.15    Quorum of Members.    Ten percent of the first 100 Class A Members and five percent of additional Class A Members represented in person or by written ballot, shall constitute a quorum at a meeting of the Members. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of enough Members to leave less than a quorum.

        3.16    Closing Record Books and Fixing Record Data.    For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board of Managers may provide that the record books shall be closed for a stated period not exceeding 10 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 10 days immediately preceding such meeting. In lieu of closing the record books, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 10 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

        3.17    Fixing Record Dates for Ballots by Mail.    Unless a record date shall have previously been fixed or determined herein, whenever action by Members is proposed to be taken by written ballot without attendance being required at a meeting of Members, the Board of Managers may fix a record date for purposes of determining Members entitled to vote by ballot on the action, which record date shall be set by the Board of Managers not more than 60 days prior to the deadline for returning ballots to the Company. If no record date has been fixed by the Board of Managers, the record date for determining Members entitled to vote by written ballot without requiring attendance at a meeting of Members shall be at the close of business on the tenth day preceding the mailing of the written ballots to the Members.

        3.18    Proxies.    Voting by proxy shall not be allowed.

ARTICLE 4
DISPOSITION OF CAPITAL UNITS

        4.1    General Restrictions on the Disposition of Capital Units.

          (a)  No Disposition of Capital Units shall be valid except as specifically provided in this Article 4. To be valid, a Disposition must be approved by the Board of Managers and comply with the Company's Capital Units Transfer System as adopted or approved by the Board of Managers, as it may be amended from time to time. The Capital Units Transfer System shall conform with Section 1.7704-1 et seq. of the Treasury Regulations as adopted or amended by the Internal Revenue Service from time to time, and it is the intent of this Operating Agreement that: (i) the tax status of this Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Operating Agreement shall be read and interpreted to prohibit the free transferability of Capital Units. Any attempted Disposition by a Person of Capital Units or any other interest or right, or any part thereof, in or in respect of the Company, other than in accordance with this Article 4 and the Capital Units Transfer System shall be, and is hereby declared, null and void ab initio.

          (b)  The Board of Managers shall not approve, and the Company shall not recognize for any purpose, any purported Disposition of a Capital Unit unless and until the other applicable provisions of this Article 4 have been satisfied, all conditions have been satisfied under the Capital Units Transfer System, and the Company has received a completed transfer request in the form adopted by the Board of Managers. If the Person acquiring the Capital Units in the Disposition is not a Member, then such Person must also comply with Section 3.3 of this Operating Agreement. Dispositions of Capital Units, and the resulting admissions of new Members, if applicable, are effective as of the first day of the Quarter in which such matters are approved by the Board of

  Managers. Notwithstanding the Disposition of all or a portion of a Member's Capital Units, the Company shall not transfer to the Member or Members who have acquired the Capital Units that proportion of the capital account of the Member effecting the Disposition representing previously earned but undistributed income and gains. No partial Capital Units may be subject to a Disposition. If a Person becomes the beneficial holder of Capital Units but has not become a Member (whether due to such Person's failure to sign this Operating Agreement or the Board of Managers' refusal to accept such Person as a Member upon a Disposition of Capital Units), such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement until such time as the Person becomes a Member or until such Person's Capital Units are redeemed in accordance with Section 4.3 of this Operating Agreement. Such Person shall have no voting rights until such time as the Person becomes a Member and complies with this Section 4.1.

          (c)  The Board of Managers will not approve any Disposition unless (i) either (a) the Disposition is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (b) the Company has determined that the Disposition is exempt from registration under those laws; and (ii) the Company has determined that the Disposition, when added to the total of all other Dispositions within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of the Code or losing its partnership status and being taxed as a C corporation within the meaning of the Code.

          (d)  Any Person admitted to the Company upon a Disposition of Capital Units shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the thirtieth day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at the legal rate of interest allowed under South Dakota law.

        4.2    Tax Elections.    In the event of a Disposition of all or part of the Capital Units of any Member, the Company, in the sole discretion of the Board of Managers, may elect pursuant to Section 754 of the Code (or any successor provisions) to adjust the basis of the assets of the Company.

        4.3    Redemption.    The Company shall have the right to redeem the Capital Units of a Member or a Person who beneficially holds Capital Units upon any of the following occurrences:

          (a)  An attempt to Dispose of the Capital Units in a manner not in conformity with this Operating Agreement.

          (b)  The failure of a Person who becomes the beneficial holder of Capital Units to comply with Sections 3.3 and 4.1 of this Operating Agreement and become a Member within a 12-month period following the date that the Person became a beneficial holder of the Capital Units.

          (c)  The failure of a Person who becomes the beneficial holder of less than 2,500 Capital Units to acquire the minimum investment requirement of 2,500 Capital Units in accordance with Section 5.1(c) of this Operating Agreement within 240 days of becoming the holder of less than 2,500 Capital Units.

          (d)  Whenever the Board of Managers by resolution finds that a Member has (i) intentionally or repeatedly violated any of the provisions of the Articles or this Operating Agreement, (ii) breached the terms and conditions of any contract with the Company, (iii) remained indebted to the Company for 90 days after such indebtedness first became payable, or (iv) wilfully obstructs any lawful purpose or activity of the Company.

          (e)  The Member becomes a Bankrupt Member and the Company is not able to sell the Bankrupt Member's Capital Units within 240 days through the Capital Units Transfer System.

          (f)    A Person, or said Person's Affiliate, acquires and holds more than 1.5 percent of the issued and outstanding Class A. Units.

        If the Company exercises its right to redeem a Member's or Person's Capital Units pursuant to any of the above, upon receipt of such Member's or Person's Capital Units certificate, the Company shall pay to such Member or Person $0.20 per Capital Unit. Nothing in this section shall be interpreted to limit or prevent the Company from seeking any legal or equitable relief that would otherwise be available to the Company.

ARTICLE 5
CAPITAL CONTRIBUTIONS

        5.1    Class A Capital Units.

          (a)    Issuance of Class A Units as Part of the Reorganization.    As part of the Reorganization, 14,129,250 Class A Capital Units are being issued to the Cooperative in exchange for all of the Cooperative's assets and liabilities. The Cooperative is being dissolved and the Class A Capital Units are being distributed to the shareholders of the Cooperative in proportion to the equity shares held by each shareholder of the Cooperative. In the event any shareholder of the Cooperative fails to execute a counterpart signature page of the Operating Agreement, or fails to consent to the termination of the shareholder's Member Agreement, the Company shall have the right to redeem such Person's Class A Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

          (b)    Disposition of Class A Units following the Reorganization.    After completion of the Reorganization, Class A Members may Dispose of outstanding Class A Capital Units to any Person, subject to the other requirements of this Operating Agreement. Class A Capital Units may only be Disposed of in increments of 250 Capital Units.

          (c)    Minimum Investment.    A Class A Member must always own at least 2,500 Class A Capital Units, and no Person will be admitted as a Class A Member unless said Person holds at least 2,500 Class A Capital Units. If a Person becomes the holder of fewer than 2,500 Class A Capital Units in a Disposition, the Person must within 240 days of becoming a holder either acquire additional Class A Capital Units so that the total held by said Person is at least 2,500 Class A Capital Units or the Person must dispose of the Class A Capital Units in accordance with the provisions of this Operating Agreement. If the Person fails to meet either of the requirements of the previous sentence within the time provided, the Company may redeem the Class A Capital Units held by said Person as provided in Section 4.3.

          (d)    Maximum Investment.    After completion of the Reorganization, no Person and said Person's Affiliates may at any time hold more than 1.5 percent of the issued and outstanding Class A Capital Units.

        5.2    Additional Capital Units.    Additional Capital Units may be created and issued to new Members or to existing Members on such terms and conditions as the Board of Managers may determine at the time of admission, and may include for the creation of different classes or groups of Members, represented by different classes of Capital Units, which Capital Units may have different rights, powers, and duties. If the Board of Managers creates additional Capital Units, the Board of Managers must specify the terms of admission or issuance, including the amount of Committed Capital proposed to be raised from the issuance of such Capital Units. Members of the Company shall not have a preemptive right to acquire additional, newly created Capital Units of the Company.

        5.3    Return of Contributions.    A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its capital account or its Capital Contribution. A Capital Contribution is not a liability of the Company or of any Member. Members will not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contribution.

        5.4    Advances by Members.    If the Company does not have sufficient cash to pay its obligations, and the Company does not raise additional capital pursuant to Section 5.3 hereof, any Member(s) that may agree to do so with the consent of the Board of Managers, as appropriate, may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the rate negotiated with the Board of Managers from the date of the advance until the date of payment and is not a Capital Contribution.

        5.5    Capital Accounts.    A capital account shall be established and maintained for each Member pursuant to the requirements of applicable federal income tax regulations. Each Member's capital account shall be increased and decreased as follows:

          (a)  Each Member's capital account shall be increased by: (i) the amount of the initial Capital Contribution made by the Member, (ii) the amount of any additional Capital Contributions made by the Member, and (iii) any income and gains allocated to the Member pursuant to Article 6.

          (b)  Each Member's capital account shall be decreased by: (i) any deductions and losses allocated to the Member pursuant to Article 6, and (ii) the amount of any distributions by the Company to the Member as of the time of the distribution.

A Member who has more than one Capital Unit shall have a single capital account that reflects all its Capital Units, regardless of the Class of Capital Units owned by that Member and regardless of the time or manner in which those Capital Units were acquired. Upon the Disposition of a Capital Unit, that portion of the capital account of the Member effecting the Disposition that is attributable to the Capital Unit subject to the Disposition shall carry over to the Person acquiring such Capital Unit.

ARTICLE 6
ALLOCATIONS AND DISTRIBUTIONS

        6.1    Allocations and Distributions.    Except as may be required by section 704 (b) and (c) of the Code and the applicable Treasury Regulations, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members, and distributions shall be made, in accordance with this Article 6.

        6.2    Distributions of Available Cash.

          (a)  Distributions of Available Cash for Distribution shall be made to the Members for each fiscal year of the Company in accordance with the following provisions:

              (i)  Tax Distribution. To the Members in an aggregate amount equal to thirty percent of the Company's net income for such fiscal year, as determined in accordance with generally accepted accounting principles and reported on the financial statements furnished to each Member pursuant to Section 8.21 of this Operating Agreement. Provided, however, that no distribution pursuant to this Section 6.2(a) (i) will be made if the net income for such fiscal year does not exceed $500,000.00, unless the Board of Managers votes to make a distribution notwithstanding that the net annual income for such fiscal year does not exceed $500,000.00.

            (ii)  Other Distributions. Distributions in excess of the tax distribution made under Section 6.2(a)(i) of this Operating Agreement for any fiscal year may be made upon a vote of the Board of Managers.

          (b)  Additional distributions, if any, including distributions in excess of Available Cash for Distribution, may be made as the Board of Managers shall determine in its sole discretion.

          (c)  All distributions shall be made to Members ratably in proportion to their Ownership Percentages; provided, that with respect to Members whose Capital Units may have been transferred, forfeited, reduced or changed during such year, distributions shall be pro rated in accordance with the proration of allocations among such other Members made with respect to such year under Section 6.6 of this Operating Agreement.

          (d)  No distribution shall be made if the distribution violates or causes the Company to default under the terms of any of the Company's credit facilities or debt instruments or violates Section 6.10 of this Operating Agreement.

        6.3    Allocations of Income, Gain, Loss, Deductions, and Credits.    Except as otherwise provided in this Article 6, all items of income, gain, loss, deductions, and credits for a fiscal year shall be allocated to the Members ratably in proportion to their Ownership Percentages.

        6.4    Allocation of Gain or Loss Upon the Sale of All or Substantially All of the Company's Assets.     Notwithstanding the provisions of Section 6.3:

          (a)  Allocation of Gain. Any income or gain from the sale or exchange of all or substantially all of the Company's assets shall be allocated, first, to those Members with capital account balances less than the amounts of their respective Capital Contributions that have not previously been distributed, that amount of income or gain, if any, necessary to increase their capital account balances to the amount of their Capital Contributions not previously distributed; and thereafter, the remaining income or gain, if any, shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

          (b)  Allocation of Loss. Any loss from the sale or exchange of all or substantially all of the Company's assets shall be allocated first, so as to equalize the capital account balances of all Members holding the same number of Capital Units, and thereafter, the remaining losses shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

        6.5    Regulatory Allocations and Allocation Limitations.    Notwithstanding the preceding provisions for allocating income, gains, losses, deductions and credits, the following limitations, regulatory allocations and contingent reallocations are intended to comply with applicable income tax Treasury Regulations under Section 704(b) of the Code and shall be so construed when applied.

          (a)  Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partnership Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Section 1.704-2(f)(1) of the Treasury Regulations in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain (determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations). This Section 6.5(a) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

          (b)  Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 6.5(b) is intended to comply with the minimum gain chargeback requirements in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

          (c)  Qualified Income Offset. In the event a deficit balance in a Member's capital account in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company pursuant to any provision of this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to contribute pursuant to the penultimate sentences of Section 1.704-2(g)(1)(ii) and 1.704-2(i)(5) of the Treasury Regulations, is caused or increased because a Member receives an adjustment, allocation, or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, such Member will be allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit balance or such increase in the deficit balance, as quickly as possible, to the extent required in the Treasury Regulations. This Section 6.5(c) is intended, and shall be so construed, to provide a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          (d)  Gross Income Allocations. In the event that a deficit balance in a Member's capital account at the end of any fiscal year is in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company under this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§1.704-2(g)(1)(ii) and 1.704-2(i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.5(d) shall be made only if and to the extent that the Member would have a deficit balance in its capital account in excess of such sum after all other allocations provided for in this Section have been made as if Section 6.5(c) and this Section 6.5(d) were not in this Operating Agreement.

          (e)  Nonrecourse Deductions. Nonrecourse Deductions shall be specially allocated to the Members in proportion to the allocation of Losses under Section 6.3.

          (f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

          (g)  Members' Shares of Excess Nonrecourse Debt. The Members' shares of excess Partnership Nonrecourse Debt within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations shall be determined in accordance with the manner in which it is reasonably expected that the deductions attributable to such Partnership Nonrecourse Debt will be allocated.

          (h)  Curative Allocations. The allocations set forth in subsections (a), (b), (c), (d), (f) and (g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Section 704(b). Notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain or loss among the Members so that, to the extent possible, the net amount of allocations of such items of income, gain or loss and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. For this purpose, future Regulatory Allocations under Section 6.5(a) and (b) shall be taken into account that, although not yet made, are likely to offset other Regulatory Allocations made under Section 6.5(f) and (g).

        6.6    Proration of Allocations.    All income, gains, losses, deductions and credits for a fiscal year allocable with respect to any Members whose Capital Units may have been transferred, forfeited, reduced or changed during such year should be allocated based upon the varying interests of the Members throughout the year. The precise manner in which such allocations are made shall be determined by the Board of Managers in its sole discretion and shall be a manner of allocation, including an interim closing of the books, permitted to be used for federal income tax purposes.

        6.7    Consent to Allocation.    Each Member expressly consents to the methods provided herein for allocation of the Company's income, gains, losses, deductions and credits.

        6.8    Distributions in Kind.    Except as provided by this Operating Agreement, a Member, regardless of the form of the Member's Capital Contribution, may not demand or receive a distribution from this Company in any form other than cash.

        6.9    Right to Distributions.    A Member who is entitled to receive a distribution that has not been paid by the Company when due has the status of, and is entitled to all remedies available to, a creditor of the Company with respect to such distribution.

        6.10    Limitation on Distributions.

          (a)  Notwithstanding anything to the contrary in this Operating Agreement, the Company may not make a distribution to its Members to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company's assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Company's assets only to the extent that the fair value of that property exceeds that liability, or otherwise in violation of the Act.

          (b)  A Member who receives a distribution that is not permitted under this Operating Agreement has no liability to return the distribution unless the Member knew that the distribution was prohibited under the terms of this Operating Agreement or the Act.

ARTICLE 7
OFFICERS

        7.1    Number of Officers.    The officers of the Board of Managers shall be a President, one or more vice-presidents, and a Secretary, each of whom shall be appointed by the Board of Managers. The officers of the Company shall be a Chief Executive Officer and a Chief Financial Officer. The Board of Managers shall appoint the Chief Executive Officer. The Chief Executive Officer shall appoint the Chief Financial Officer. Such other officers and assistant officers as may be deemed necessary, including any vice-presidents, may be appointed by the Board of Managers. If specifically authorized by the Board of Managers, an officer may appoint one or more officers or assistant officers for the Board of Managers. The same individual may simultaneously hold more than one office on the Board of Managers. A person must be a member of the Board of Managers and a Member of the Company or representative owner of a Member of the Company to serve as an officer of the Board of Managers.    A person need not be a member of the Board of Managers or a Member of the Company or representative of a Member of the Company to serve as an officer of the Company.

        7.2    Appointment and Term of Office.    The officers of the Board of Managers shall be appointed by the Board of Managers for a term as determined by the Board of Managers. If no term is specified, they shall hold office until the first meeting of the Board of Managers held after the next annual meeting of Members. If the appointment of officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient. Each officer shall hold office until the officer's successor shall have been duly appointed, until the officer's death, or until the officer shall resign or shall have been removed in the manner provided in Section 7.3. The designation of a specified term does not grant to the officer any contract rights. The Board of Managers can remove the officer at any time prior to the termination of such term, and the officer shall be employed "at will," unless otherwise provided by a signed contract with the Company. The officers of the Company shall be appointed by the Board of Managers for a term as determined by the Board of Managers. If no term is specified, they shall hold office until removed by the Board of Managers or until they resign.

        7.3    Removal of Officers.    Any officer or agent of the Board of Managers may be removed by a Super Majority Vote of the Board of Managers at any time, with or without cause. The Board of Managers by a Super Majority Vote may remove the Chief Executive Officer at any time, with or without cause. The Chief Executive Officer may remove the Chief Financial Officer at any time, with or without cause. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create contract rights.

        7.4    The Chief Executive Officer.    The Chief Executive Officer shall be the principal executive officer of the Company. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company authorized by the Board of Managers, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Managers from time to time. Notwithstanding the previous sentence, the Chief Executive Officer shall not have the authority to sign deeds, mortgages or debt instruments, except in cases where the signing and execution thereof shall be expressly delegated to the Chief Executive Officer by the Board of Managers, or for the borrowing of money in an amount not exceeding $50,000.00.

        7.5    The Chief Financial Officer.    The Chief Financial Officer shall be the principal financial and accounting officer of the Company. The Chief Financial Officer shall:

          (a)  Have charge and custody of and be responsible for all funds and securities of the Company;

          (b)  Receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected by the Board of Managers; and

          (c)  In general, perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Chief Executive Officer. If required by the Board of Managers or the Chief Executive Officer, the Chief Financial Officer shall give a bond for the faithful discharge of the Chief Financial Officer's duties in such sum and with such surety or sureties as the Board of Managers or Chief Executive Officer shall determine.

        7.6    The President.    The President shall be the presiding officer of the Board of Managers. The President shall, when present, preside at all meetings of the Members and of the Board of Managers. The President may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, deeds, mortgages, bonds, contracts, debt instruments or other instruments, which the Board of Managers have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, Certificates for Capital Units of the Company and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Managers from time to time.

        7.7    The Vice-Presidents.    If appointed, in the absence of the President or in the event of the President's death, inability or refusal to act, the Vice-President, or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their appointment, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. If there is no Vice-President, then any member of the Board of Managers shall perform such duties of the President. Any Vice-President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Company the issuance of which have been authorized by resolution of the Board of Managers; and shall perform such other duties as from time to time may be assigned to the Vice-President by the President or by the Board of Managers.

        7.8    The Secretary.    The Secretary shall:

          (a)  Keep the minutes of the proceedings of the Members and of the Board of Managers in one or more books provided for that purpose;

          (b)  See that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law;

          (c)  Be the custodian of the Company records and of any seal of the Company and if there is a seal of the Company, see that it is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized;

          (d)  When requested or required, authenticate any records of the Company;

          (e)  Keep a register of the mailing address of each Member which shall be furnished to the Secretary by such Member;

          (f)    Sign with the President, or a Vice-President, certificates for Capital Units of the Company, the issuance of which shall have been authorized by resolution of the Board of Managers;

          (g)  Have general charge of the Capital Units transfer books of the Company; and

          (h)  In general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board of Managers.

        7.9    Assistant Secretaries.    The Assistant Secretaries, when authorized by the Board of Managers, may sign with the President or a Vice-President, certificates for Capital Units of the Company the issuance of which shall have been authorized by a resolution of the Board of Managers. The Assistant Secretaries, in general, shall perform such duties as shall be assigned to the Secretary, or by the President or the Board of Managers.

        7.10    Designation of Tax Matters Partner.    The Chief Financial Officer is designated as the Tax Matters Partner of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code. Each Member, by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. If at any time there is no Chief Financial Officer, or if the Chief Financial Officer does not own Capital Units, the Board of Managers shall designate a Manager who owns Capital Units as the Tax Matters Partner of the Company.

        7.11    Duties of Tax Matters Partner.

          (a)  The Tax Matters Partner shall register the Company as a "tax shelter" with the Internal Revenue Service if such registration is required and shall provide the tax shelter registration number to each Member.

          (b)  To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish to the Secretary of the Treasury or his delegate (for the purposes of Sections 7.10 and 7.11 only, the "Secretary") the name, address, profit's interest and taxpayer identification number of each Member.

          (c)  To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Member informed of the administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative proceeding referred to hereinafter as a "tax audit" and such judicial proceeding referred to hereinafter as "judicial review").

          (d)  If the Tax Matters Partner, on behalf of the Company, receives a notice with respect to a tax audit from the Secretary, the Tax Matters Partner shall forward a copy of such notice to the Members who hold or held an interest in the profits or losses of the Company in the taxable year to which the notice relates as required by law.

        7.12    Authority of Tax Matters Partner.    The Tax Matters Partner is hereby authorized, but not required:

          (a)  To enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

          (b)  In the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a "final" adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for

  the district in which the Company's principal place of business is located, or the United States Court of Claims;

          (c)  To intervene in any action brought by any other Member for judicial review of a final adjustment;

          (d)  To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

          (e)  To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;

          (f)    To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations; and

          (g)  To retain attorneys and accountants on an as-needed basis under such terms and conditions as determined solely by the Tax Matters Partner.

        7.13    Expenses of Tax Matters Partner.    The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made of Net Income from Operations, or any discretionary reserves are set aside by the Board of Managers. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of a Manager and indemnification set forth in Article 9 of this Agreement shall be fully applicable to the Tax Matters Partner in his capacity as such.

        7.14    Compensation.    The salaries and terms of employment of the Chief Executive Officer and of the officers of the Board of Managers shall be fixed from time to time by the Board of Managers. The salaries and terms of employment of the other officers of the Company shall also be fixed from time to time by the Board of Managers or person designated by the Board of Managers. Officers of the Board of Managers who are Members of the Company shall receive the same membership benefits that all other Members receive. Officers of the Company and officers of the Board of Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as officers.

ARTICLE 8
MANAGEMENT

        8.1    Management by Board of Managers.

          (a)  Except for situations in which the approval of the Members is required by this Operating Agreement or by nonwaivable provisions of the Act, and subject to the provisions of Section 8.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

              (i)  To manage, supervise and conduct the day-to-day affairs of the Company.

            (ii)  To direct the expenditure of the capital and profits of the Company in furtherance of the Company's purposes.

            (iii)  To direct the investment of Company funds in any manner deemed appropriate or convenient by the Board of Managers to be in the best interests of the Company.

            (iv)  To enter into operating agreements, joint participations, joint ventures, and partnerships with others containing such terms, provisions and conditions as the Board of Managers shall approve.

            (v)  To cause the Company to borrow money from banks and other lending institutions for any Company purpose and in connection therewith to mortgage, grant a security interest in or hypothecate all of the assets of the Company.

            (vi)  To sell, dispose, abandon, trade or exchange assets (but not a sale, disposition, abandonment, trade, or exchange of all or any substantial portion of the Company's assets) of the Company, upon such terms and conditions and for such consideration as the Board of Managers deems appropriate.

          (vii)  To enter into agreements and contracts with any Member or an Affiliate of any Member and to give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Board of Managers may deem advisable or appropriate; provided, however, that any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party.

          (viii)  To make distributions in accordance with and subject to the limitations set forth in Article 6 of this Operating Agreement.

            (ix)  To amend this Operating Agreement in accordance with the provision of Section 14.11.

          (b)  Except as otherwise provided in this Operating Agreement, all acts of the Board of Managers will be by majority vote of the disinterested Managers. The following acts shall require a Super Majority Vote of the disinterested Managers:

              (i)  The removal of the Chief Executive Officer of the Company pursuant to Section 7.3;

            (ii)  The removal of a Manager pursuant to Section 8.6; and

            (iii)  The approval of any action taken by the Board of Managers in writing without a meeting of the Board of Managers pursuant to Section 8.14.

          (c)  Notwithstanding the provisions of Section 8.1(a), the Board of Managers may not cause the Company to take any action set forth in Section 3.9(b), without first obtaining the required approval of the Members.

          (d)  For the purposes of this Operating Agreement, a disinterested Manager shall be a Manager who does not have a material financial interest in any contract or agreement to be approved by the Board of Managers. A Manager who has a material financial interest in any contract or agreement shall not vote on such contract or agreement. If a Manager is an Affiliate or immediate family member (spouse, parent, child, or sibling) of a party with respect to which the Board of Managers intends to act, such Manager shall be deemed to be interested. A Manager shall not be prohibited from voting on the approval of any contract which is made available to all Members of the Company, such as a soybean delivery or similar agreement shall not be prohibited from voting on the approval of the Disposition of the Capital Units, and shall not be prohibited from voting on the approval of per diem and other compensation which is made applicable to all Managers pursuant to Section 8.20.

        8.2    Actions by Managers; Committees; Delegation of Authority and Duties.

          (a)  In managing the business and affairs of the Company and in exercising its powers, the Board of Managers shall act (i) collectively through meetings and written consents consistent with or as may be provided or limited in other provisions of this Operating Agreement; (ii) through committees pursuant to Section 8.2(b); and (iii) through Managers and officers to whom authority and duties have been delegated pursuant to Section 8.2(c).

          (b)  The Board of Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more members of the Board of Managers and/or the Members of the Company. Any such committee, to the extent provided in such resolution shall have and may exercise such authority as is designated by the Board of Managers, subject to the limitations set forth in the Act. At every meeting of any such committee, unless otherwise provided by the Board of Managers, the presence of a majority of all the committee members shall constitute a quorum, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption of any resolution. The Board of Managers may dissolve any committee at any time.

          (c)  Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Operating Agreement.

        8.3    Registration and Transfer of Securities.    Securities and other property owned by the Company shall be registered in the Company's name, in a nominee name, in any such case for the benefit of the Company. Any transfer agent called upon to transfer any securities to or from the name of the Company or such other names shall be entitled to rely on instructions or assignments signed by an officer of the Company, or by any agent or custodian so authorized by the Board of Managers, on its behalf, without inquiry as to the authority of the person signing such instructions or assignments or as to the validity of any transfer to or from the name of the Company. At the time of transfer, any transfer agent is entitled to assume, unless it has actual knowledge to the contrary:

          (a)  that the Company is still in existence;

          (b)  that this Operating Agreement is in full force and effect and has not been amended, unless the transfer agent has received written notice to the contrary; and

          (c)  that the person so signing is authorized to sign on behalf of the Company.

        8.4    Number; Term of Office; Election.

          (a)  The number of initial Managers of the Company shall be set at 21 until such time as the Members vote to change the number of Managers serving on the Board of Managers. If the number of Managers is increased, the newly created Manager positions shall be filled at the next annual meeting by election by the Members. If the number of Managers is decreased, then the decrease shall coincide with an annual or special meeting and all Managers shall be subject to reelection by the Members. Each initial Manager shall hold office according to the provisions of Section 8.4(b) unless such Manager resigns, dies, or becomes disabled.

          (b)  A person must be a Member or a representative owner of a Member of the Company to be elected to the Board of Managers. Each initial Manager shall serve on the Company's Board of Managers until his term would have expired on the Cooperative's board of directors, resulting in staggered elections of seven Managers annually. Thereafter each Manager shall be elected to office by the Members for a term of three years or until the Manager's earlier resignation or removal. No Manager may serve more than three consecutive three year terms on the Board of Managers, and the original terms of the initial Managers' as directors of the Cooperative shall be included in calculating length of service. If a Manager's term expires, the Manager shall continue to serve until the Manager's successor shall have been elected and qualified. If a Manager is appointed to complete an unexpired term, that portion of the unexpired term served shall not be counted when calculating the Manager's length of service.

          (c)  At each annual meeting one Manager shall be elected from each of seven geographic districts. The seven geographic districts are those originally set by the board of directors of the Cooperative. It is intended that each of the seven geographic districts have approximately equal numbers of Members located in each district. Boundaries of districts may be changed by a majority vote of the Members at an annual or special meeting of the Members. However, if the boundaries are changed by a vote taken at an annual meeting, the change of district boundaries shall not be effective until adjournment of the annual meeting so that the election of Managers to be held during said annual meeting shall be completed under the former district boundaries.

          (d)  If a representative of a Member that is a partnership, firm, corporation, limited liability company, unincorporated association or cooperative is seeking election to the Board of Managers, the representative owner of a Member of the Company shall seek election within the district in which the Member is located. For the purpose of electing Managers, a Member shall be deemed to be located in a given district if the Member's principal residence is located within the district for a Member that is an individual, and if the Member's chief executive office is located within the district for a Member that is a partnership, firm, corporation, limited liability company, unincorporated association or cooperative. If a Manager's principal residence or the Member's chief executive office, whichever is applicable, should change from one district to another during a Manager's term, because of a change in location of the principal residence or chief executive office, whichever is applicable, or because the Members vote to change the boundaries of a Manager's district, said Manager may complete his or her term, but may not seek re-election within the former district upon completion of the current term.

          (e)  A Manager shall be elected by a plurality of the votes cast by the Members from the Manager's district voting in the election, with each Member having one vote per position and no cumulative voting. Other aspects of the election process shall be determined by the Board of Managers in advance of the annual election.

        8.5    Death or Disability of Managers.    Upon the death or disability of a Manager, the resulting vacancy on the Board of Managers may be filled in accordance with Section 8.8.

        8.6    Removal.    Managers may be removed for any reason at any annual or special meeting of Members by the affirmative vote of the majority of the Members. The notice calling such meeting shall give notice of the intention to act upon such matter, and if the notice so provides, the vacancy caused by such removal by the Members may be filled at such meeting by vote of the Members represented at such meeting. Managers may also be removed for any reason by a Super Majority Vote of the Board of

Managers. The vacancy caused by such removal by the Board of Managers may be filled by the remaining members of the Board of Managers as provided in Section 8.8 of this Operating Agreement.

        8.7    Resignations.    Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified then at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        8.8    Vacancies.    Any vacancy occurring in the Board of Managers (other than by reason of an increase in the number of Managers) may be filled by appointment through the affirmative vote of a majority of the remaining Managers, though less than a quorum of the Managers. A Manager appointed by the Board of Managers to fill a vacancy shall serve until the next annual meeting or special meeting of Members held for the purpose of electing Managers, at which time, the Members shall elect a new Manager to serve for the remainder of the original unexpired term of the vacated position. Any Manager position to be filled by reason of an increase in the number of members on the Board of Managers shall be filled by election at an annual meeting or at a special meeting of Members called for that purpose.

        8.9    Place and Manner of Meetings.    Meetings of the Board of Managers, regular or special, may be held either within or without the State of South Dakota. Managers may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        8.10    First Meeting.    The first meeting of the newly elected Managers shall be held without further notice within 60 days following the annual meeting of the Members, and at the same place, unless by unanimous consent of the Board of Managers then elected and serving, such time or place shall be changed.

        8.11    Regular Meeting of Board of Managers.    A regular meeting of the Board of Managers may be held at such time as shall be determined from time to time by resolution of the Board of Managers.

        8.12    Special Meeting of Board of Managers.    The Secretary shall call a special meeting of the Board of Managers whenever requested to do so by the President, Chief Executive Officer, or by any three of the Managers. Such special meeting shall be held at the time specified in the notice of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

        8.13    Notice of Board of Managers' Meetings.    All special meetings of the Board of Managers shall be held upon two 2 days' written or oral notice stating the date, place and hour of meeting delivered to each Manager either personally or by facsimile transmission, or upon five days' written notice by mail, at the direction of the President, Chief Executive Officer, the Secretary, or Managers calling the meeting.

        8.14    Action Without Meeting.    Any action that can be taken at a meeting of the Board of Managers, or any action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a Super Majority Vote of the Board of Managers. Such consent shall have the same force and effect as if adopted at a duly called meeting of the Board of Managers.

        8.15    Quorum; Majority Vote.    At all meetings of the Board of Managers, a majority of the members of the Board of Managers shall constitute a quorum for the transaction of business. Except as otherwise provided in this Operating Agreement, the act of a majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

        8.16    Approval or Ratification of Acts or Contracts.    The Board of Managers in its discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the Members shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

        8.17    Interested Managers, Officers and Members.    No contract or transaction between the Company and one or more of its Managers, officers, or Members, or any of their Affiliates, or between the Company and any other limited liability company, corporation, partnership, association or other organization in which one or more of its Managers or Members are managers or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the Person is present at or participates in the meeting of the Board of Managers or of a committee formed by the Board of Managers which authorizes the contract or transaction. Subject to 8.1(d), only disinterested Managers may vote on any particular matter or issue.

        8.18    Expenses of the Company.

          (a)  General and Administrative Expenses. All expenses of the Company shall be billed to and paid by the Company. The Managers may be reimbursed for the actual cost of goods and services used for or by the Company. The Managers may be reimbursed for the administrative services necessary to the prudent operation of the Company; provided, the reimbursement shall be the lower of the Manager's actual cost or the amount the Company would be required to pay persons other than Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee.

          (b)  Organizational and Reorganization Expenses. Organization expenses incurred in connection with the formation of the Company and all expenses in connection with the Reorganization will be charged to and borne by the Company. To the extent any such organization and reorganization expenses have been paid by the Board of Managers, the Board of Managers will be reimbursed in a like amount by the Company. Notwithstanding any other provision hereof, the Company will pay and bear directly all legal, accounting and auditing expenses of the Company, taxes, if any, payable by the Company, interest costs of the Company, custodial fees, and extraordinary expenses, including litigation.

        8.19    Procedure.    The Board of Managers shall keep regular minutes of its proceedings. The minutes shall be placed in the minute book of the Company.

        8.20    Compensation.    The members of the Board of Managers shall receive per diem or other compensation for attending meetings and serving as a Manager as determined by the Board of Managers. Managers who are Members of the Company shall receive the same membership benefits that all other Members receive. Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as Managers.

        8.21    Reports of Financial and Tax Information to Members.

          (a)  Financial Information. Not later than ninety days after the end of each fiscal year of the Company, each Member will be furnished with an annual report of the business and operations of the Company during such fiscal year, which annual report shall constitute the accounting of the Board of Managers for the fiscal year. The annual report will contain financial statements, including a balance sheet, statement of operations, statement of changes in Members' equity and cash flows. The annual report will include the amount and nature of any compensation paid to the officers and Managers and their Affiliates during the period, including a description of the services performed in relation thereto, and will otherwise be in such form and have such content as the Board of Managers deems proper.

          (b)  Tax Information. Appropriate tax information will be delivered to each Member within ninety days after the end of each fiscal year. In addition, concurrently with the delivery of such information, there shall be furnished adequate information relating to the Company's operations to enable each Member to complete and file all federal, state and local estimated tax returns that may be required of the Member.

ARTICLE 9
INDEMNIFICATION

        9.1    Indemnification.    The Company shall indemnify an officer, Member, Manager, former Member, a former officer or a former Manager of the Company against expenses actually and reasonably incurred by said person in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party by reason of being or having been such officer, Member or Manager, except in relation to matters as to which such Person may be adjudged in the action, suit or proceeding to be liable to the Company under Section 9.2 of this Operating Agreement.

        9.2    Liability of Company.    To the full extent permitted by South Dakota law, no officer, Member or Manager shall be liable to the Company or its Members for monetary damages for an act or omission in such Person's capacity as an officer, Member or Manager of the Company, except that this Article does not eliminate or limit the liability of an officer, Member or Manager to the extent the officer, Member or Manager is found liable for:

          (a)  a breach of the duty of loyalty to the Company or its Members;

          (b)  an act or omission not in good faith that constitutes a breach of duty to the Company or its Members or an act or omission that involves gross negligence, intentional misconduct or a known violation of the law;

          (c)  a transaction from which the officer, Member or Manager received an improper benefit whether or not the benefit resulted from an action taken within the scope of the officer's, Member's or Manager's office; or

          (d)  an act or omission for which the liability of an officer, Member or Manager is expressly provided for by applicable statute.

        9.3    Prospective Amendment of Liability and Indemnity.    Any repeal or amendment of this Article by the Members or Board of Managers of the Company shall be prospective only and shall not adversely affect any right of an officer, Member or Manager to indemnification, or any limitation on the liability of an officer, Member or Manager of the Company existing at the time of such repeal or amendment.

        9.4    Non-Exclusive Liability and Indemnity.    The provisions of this Article 9 shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which an officer, Member or

Manager may be entitled under any other provision of this Operating Agreement, or pursuant to any contract or agreement, the Act or otherwise.

ARTICLE 10
CAPITAL UNIT CERTIFICATES

        10.1    Certificates For Membership.    Certificates representing Capital Units of the Company shall be in such form as shall be determined by the Board of Managers. Such certificates shall be signed by the President or the Vice President and by the Secretary or assistant Secretary. All certificates for Membership shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the Capital Units transfer books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate shall have been surrendered or cancelled, or until alternative provisions satisfactory to the Company have been made.

        10.2    Transfer of Certificates.    Transfer of certificates of the Company shall be made pursuant to this Operating Agreement only on the transfer books of the Company by the holder of record thereof or by the holder's legal representative, who shall furnish proper evidence of authority to transfer, or by the Member's attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Company, and on surrender for cancellation of the certificate. The Person in whose name the Certificate stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

        10.3    Loss or Destruction of Certificates.    In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such sum as the Board of Managers may provide.

        10.4    Certificate Regulations.    The Board of Managers shall have the power and authority to make such further rules and regulations not inconsistent with the statutes of the State of South Dakota as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

        10.5    Transfer of Membership.    Membership shall not be transferred except with the approval and consent of the Board of Managers and in accordance with the Capital Units Transfer System.

        10.6    Legends.    The Board of Managers may provide for the placement of legends on Capital Unit certificates to indicate restrictions on transfer, or other restrictions or obligations contained herein.

ARTICLE 11
BANKRUPTCY OF A MEMBER

        Subject to this Article 11, if any Member becomes a Bankrupt Member, the Bankrupt Member's Capital Units shall be offered for sale through the Capital Units Transfer System, and if such a sale is not completed within 240 days after the Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time after expiration of the 240 day period, to redeem and cancel the Bankrupt Member's Capital Units at a purchase price equal to $0.20 per Capital Unit or the lowest amount which may be approved by the Bankruptcy Court. The payment to be made to the Bankrupt Member or its representative pursuant to this Article 11 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) and in respect of the Company, including, without limitation, any Capital Units, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed.

ARTICLE 12
DISSOLUTION

        12.1    Dissolution and Winding-Up.    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

          (a)  the consent of a Super Majority Vote of the Members;

          (b)  an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within 90 days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section;

          (c)  on application by a Member or a dissociated Member, upon entry of a judicial decree that:

              (i)  the economic purpose of the Company is likely to be unreasonably frustrated;

            (ii)  it is not otherwise reasonably practicable to carry on the Company's business in conformity with the Articles and this Operating Agreement; or

            (iii)  the Managers or Members in control of the Company have acted, are acting, or will act in a manner that is illegal, oppressive, fraudulent or unfairly prejudicial to the petitioning Member.

        12.2    Continuation.    Except upon application and receipt of a judicial decree as provided in Section 12.1(c), no Member has the right to dissociate from the Company. The death, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

ARTICLE 13
LIQUIDATION AND TERMINATION

        13.1    Liquidation and Termination.    On dissolution of the Company, the Board of Managers shall proceed diligently to wind up the affairs of the Company and make any final distribution as provided in this Operating Agreement and the Act. The costs of liquidation shall be borne as a Company expense. Liquidation proceeds, if any, shall first be used to pay the Company's obligations and liabilities.

        13.2    Application and Distribution of Proceeds on Liquidation.    Upon an event of liquidation, the business of the Company shall be wound up, the Board of Managers shall take full account of the Company's assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are not sold, gain or loss shall be allocated to the Members in accordance with Article 6 as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to a Member, rather than sold, the distribution shall be treated as a distribution equal to the fair market value of the asset at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

          (a)  to the payment of all debts and liabilities of the Company, including all fees due the Members and Affiliates, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

          (b)  to the establishment of any reserves deemed necessary by the Board of Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

          (c)  to the Members ratably in proportion to the credit balances in their respective capital accounts in an amount equal to the aggregate credit balances in the capital accounts after and including all allocations to the Members under Article 6, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 13.2) of the Company's assets.

        13.3    Deficit Capital Account Balances.    Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Operating Agreement to all Members in proportion to their respective Ownership Percentages, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's capital account to zero.

        13.4    Articles of Dissolution.    On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Board of Managers shall file Articles of Dissolution with the Secretary of State of South Dakota and take such other actions as may be necessary to terminate the Company.

ARTICLE 14
GENERAL PROVISIONS

        14.1    Books and Records.    The Company shall maintain those books and records as provided by the Act and as it may deem necessary or desirable. All books and records provided for by the Act shall be open to inspection of the Members from time to time and to the extent expressly provided by the Act, and not otherwise.

        14.2    Headings.    The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation of this Operating Agreement.

        14.3    Construction and Severability.    Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely. All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes. If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

          (a)  The remainder of this Operating Agreement shall be considered valid and operative; and

          (b)  Effect shall be given to the intent manifested by the portion held invalid or inoperative.

        14.4    Effect of Waiver or Consent.    A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        14.5    Binding Effect.    Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

        14.6    Governing Law/Jurisdiction.    THIS AGREEMENT HAS BEEN EXECUTED IN SOUTH DAKOTA AND SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH DAKOTA. THE MEMBERS CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF SOUTH DAKOTA AND AGREE THAT ANY ACTION ARISING OUT OF OR TO ENFORCE THIS AGREEMENT MUST BE BROUGHT AND MAINTAINED IN SOUTH DAKOTA.

        14.7    Further Assurances.    In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

        14.8    Notice to Members of Provisions of This Agreement.    By becoming a Member, each Member acknowledges that it has actual notice of (a) all of the provisions of this Operating Agreement, including, without limitation, the restrictions on the Disposition of Capital Units set forth in Article 4, and (b) all of the provisions of the Articles. Each Member agrees that this Operating Agreement constitutes adequate notice of all such provisions, and each Member waives any requirement that any further notice thereunder be given.

        14.9    Counterparts.    This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        14.10    Conflicting Provisions.    To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Board of Managers shall have the right to choose which of the conflicting provisions are to be enforced. Wide latitude is given to the Board of Managers in interpreting the provisions of this Operating Agreement to accomplish the purposes and objectives of the Company, and the Board of Managers may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in its sole discretion, even if such interpretation or choice of conflicting provisions to enforce is detrimental to one or more Members.

        14.11    Amendments.    Amendments to the Articles may only be made by the Members. This Operating Agreement may be amended by the Members. This Operating Agreement may also be amended by the Board of Managers subject to the following requirements:

          (a)  The Board of Managers may not adopt, amend or repeal a provision in this Operating Agreement, if the Members in adopting, amending or repealing a provision in this Operating Agreement expressly provide that the Board of Managers may not amend or repeal the provision; and

          (b)  The adoption, amendment or repeal of any provision in this Operating Agreement by the Board of Managers must be approved by the Members at the next annual meeting of Members, but said provision as adopted, amended or repealed by the Board of Managers shall remain effective in any event until such annual meeting is held. If the Members fail to approve at the next annual meeting of the Members, the provision as adopted, amended or repealed by the Board of Managers, said provision shall become null and void as of the close of the annual meeting.

APPENDIX C

AUDITED FINANCIAL STATEMENTS

SOUTH DAKOTA SOYBEAN PROCESSORS

FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

SOUTH DAKOTA SOYBEAN PROCESSORS

[Eide Bailly LLP Letterhead
200 East 10th Street, Suite 500
Post Office Box 5126
Sioux Falls, SD 57117-5126]

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
 South Dakota Soybean Processors
Volga, South Dakota

        We have audited the accompanying balance sheets of South Dakota Soybean Processors as of December 31, 2001 and 2000, and the related statements of operations, changes in members' investments, and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Dakota Soybean Processors as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

January 24, 2002 (except for Notes 11 and 16,
as to which the date is March 14, 2002)
Sioux Falls, South Dakota

SOUTH DAKOTA SOYBEAN PROCESSORS

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

	2001	2000
ASSETS
CURRENT ASSSETS
Cash and cash equivalents	$2,015,257	$7,827
Trade accounts receivable, less allowance for uncollectible accounts (2001—$226,513; 2000—$168,871)	11,230,636	10,166,218
Inventories	7,147,177	7,865,751
Margin deposits	1,114,993	541,010
Prepaid expenses	259,157	202,271

Total current assets	21,767,220	18,783,077

PROPERTY AND EQUIPMENT	44,579,625	42,234,794
Less accumulated depreciation	(12,686,788)	(10,361,848)

	31,892,837	31,872,946

OTHER ASSETS
Investments	5,002,308	4,351,635
Loan fees, net of amortization	18,603	22,662

	5,020,911	4,374,297

	$58,680,968	$55,030,320

LIABILITIES AND MEMBERS' INVESTMENTS
CURRENT LIABILITIES
Excess of outstanding checks over bank balance	$1,576,968	$1,552,818
Current maturities of long-term debt	2,423,843	2,024,168
Accounts payable	468,474	681,046
Accrued commodity purchases	11,683,608	10,070,052
Accrued expenses	1,362,595	1,188,797
Accrued interest	39,677	92,545

Total current liabilities	17,555,165	15,609,426

LONG-TERM LIABILITIES
Long-term debt, less current maturities	8,276,078	8,613,420
Deferred compensation	70,000	36,000

	8,346,078	8,649,420

COMMITMENTS	—	—

MEMBERS' INVESTMENTS
Preferred stock, par value $100 per share—Authorized, 80,000 shares Issued and outstanding, none	—	—
Membership stock, par value $100 per share—Authorized, 2,500 shares Issued and outstanding, 2001—2,097 shares; 2000—2,105 shares	209,700	210,500
Equity stock, par value $.50 per share—Authorized, 59,500,000 shares Issued and outstanding, 14,129,250 shares	7,064,625	7,064,625
Additional paid-in-capital	13,774,012	13,769,012
Accumulated net proceeds	11,731,388	9,727,337

	32,779,725	30,771,474

	$58,680,968	$55,030,320

SOUTH DAKOTA SOYBEAN PROCESSORS

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
NET REVENUE	$148,258,146	$145,273,300	$128,146,355

COST OF REVENUE
Cost of product sold	121,012,364	123,011,594	111,410,410
Production	10,686,189	10,182,881	8,333,777
Freight and rail	9,366,185	6,807,112	5,872,748
Brokerage fees	294,386	292,038	337,641

Total cost of revenue	141,359,124	140,293,625	125,954,576

GROSS PROCEEDS	6,899,022	4,979,675	2,191,779

OPERATING EXPENSES
Administration	2,234,248	1,768,207	1,783,460

OPERATING PROCEEDS	4,664,774	3,211,468	408,319

OTHER INCOME (EXPENSE)
Interest expense	(483,223)	(1,050,880)	(723,031)
Other non-operating income	2,093,316	1,886,858	1,849,309
Patronage dividend income	1,460,386	1,779,755	660,623

Total other income (expense)	3,070,479	2,615,733	1,786,901

NET PROCEEDS BEFORE INCOME TAXES	7,735,253	5,827,201	2,195,220
INCOME TAX EXPENSE	—	—	—

NET PROCEEDS	$7,735,253	$5,827,201	$2,195,220

BASIC AND DILUTED EARNINGS PER SHARE	$0.55	$0.41	$0.16

AVERAGE NUMBER OF SHARES OUTSTANDING FOR CALCULATION OF EARNINGS PER SHARE	14,129,250	14,129,250	14,129,250

SOUTH DAKOTA SOYBEAN PROCESSORS

STATEMENTS OF CHANGES IN MEMBERS' INVESTMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Membership Stock		Equity Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Net Proceeds	Total
BALANCE, JANUARY 1, 1999	2,097	$209,700	14,129,250	$7,064,625	$13,761,412	$5,719,818	26,755,555
Membership stock issued	6	600	—	—	4,000	—	4,600
Net proceeds	—	—	—	—	—	2,195,220	2,195,220
Patronage capital paid to members ($0.24/share)	—	—	—	—	—	(3,436,452)	(3,436,452)

BALANCE, DECEMBER 31, 1999	2,103	210,300	14,129,250	7,064,625	13,765,412	4,478,586	25,518,923
Membership stock issued	2	200	—	—	3,600	—	3,800
Net proceeds	—	—	—	—	—	5,827,201	5,827,201
Patronage capital paid to members ($0.04/share)	—	—	—	—	—	(578,450)	(578,450)

BALANCE, DECEMBER 31, 2000	2,105	210,500	14,129,250	7,064,625	13,769,012	9,727,337	30,771,474
Membership stock redeemed	(8)	(800)	—	—	5,000	—	4,200
Net proceeds	—	—	—	—	—	7,735,253	7,735,253
Patronage capital paid to members ($0.41/share)	—	—	—	—	—	(5,731,202)	(5,731,202)

BALANCE, DECEMBER 31, 2001	2,097	$209,700	14,129,250	$7,064,625	$13,774,012	$11,731,388	$32,779,725

See Notes to Financial Statements

SOUTH DAKOTA SOYBEAN PROCESSORS

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
OPERATING ACTIVITIES
Net proceeds	$7,735,253	$5,827,201	$2,195,220
Charges and credits to net proceeds not affecting cash:
Depreciation	2,457,804	2,802,343	2,632,431
Amortization	4,059	4,059	5,726
Loss on sale of fixed assets	118,920	27	20,625
Non-cash patronage dividends	(1,460,386)	(1,394,902)	(605,748)
Change in assets and liabilities	603,351	(619,457)	(354,121)

NET CASH FROM OPERATING ACTIVITIES	9,459,001	6,619,271	3,894,133

INVESTING ACTIVITIES
Purchase of investments	—	(1,000,000)	—
Retirement of patronage dividends	809,713	11,096	8,474
Sales of property and equipment	122,125	8,948	—
Purchase of property and equipment	(2,718,740)	(720,956)	(2,658,400)

NET CASH USED FOR INVESTING ACTIVITIES	(1,786,902)	(1,700,912)	(2,649,926)

FINANCING ACTIVITIES
Proceeds from members' investment transactions	4,200	3,800	4,600
Patronage capital paid to members	(5,731,202)	(578,450)	(3,436,452)
Proceeds from long-term debt	1,053,948	145,293	2,474,343
Principal payments on long-term debt	(991,615)	(4,488,668)	(286,350)

NET CASH USED FOR FINANCING ACTIVITIES	(5,664,669)	(4,918,025)	(1,243,859)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,007,430	334	348
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,827	7,493	7,145

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,015,257	$7,827	$7,493

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$536,091	$1,103,149	$742,067

Income taxes	$—	$—	$—

See Notes to Financial Statements

SOUTH DAKOTA SOYBEAN PROCESSORS
NOTES TO FINANCIAL STATEMENTS

NOTE 1—PRINCIPAL ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Organization

        South Dakota Soybean Processors is organized as a farmer's cooperative for purposes of manufacturing products from soybeans. Business conducted with its members constitutes patronage business as defined by the Internal Revenue Code. Net proceeds are allocated to patrons on the basis of their participation in the Cooperative.

        The ownership of membership stock, which signifies membership in the Cooperative, is restricted to producers of agricultural products and requires a minimum delivery of two bushels of soybeans for each share owned. The ownership of equity stock is restricted to members of the Cooperative. Preferred stock may be held by persons who are not members of the Cooperative.

        Equity requirements, as determined by the board of directors, may be retained from amounts due to patrons and credited to members' investments in the form of unit retains or allocated patronage.

        The Cooperative reserves the right to acquire any of its stock offered for sale and the right to recall the stock of any stockholder. Any consideration for the acquisition of such stock is the par value or the book value if such book value is less than the par value.

Cash and cash equivalents

        The Cooperative considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories

        Finished goods (soybean meal, oil, and hulls) and raw materials (soybeans) are valued at estimated market value, which approximates net realizable value. Supplies and other are stated at the lower of cost determined by the first-in, first-out method, or market.

Investments

        Investments in cooperatives are carried at cost plus the amount of patronage earnings allocated or estimates of interim allocations to the cooperative, less any cash distributions received.

        The investment in Cenex Harvest States (CHS) is carried at an amount equal to the patronage allocations received, and estimated to be received, from that cooperative organization. The investment in CoBank is carried at an amount equal to the actual patronage allocations received. Patronage allocations represent the Cooperative's proportionate share of the patronage earnings of CHS and CoBank.

        The investments include actual patronage allocations based upon written qualified notices of allocation received from CHS and CoBank and estimated patronage allocations expected to be received. The Cooperative recognizes patronage revenue when it is probable that an allocation will be made and when the amount can be reasonably estimated. The need to estimate patronage allocations arises because of differences between the Cooperative's year-end and the receipt of the actual allocation notification from CHS.

        The Cooperative owns a 4% interest in the common stock of Urethane Soy Systems Company, a non-public company. This investment is carried at cost.

(continued on next page)

Property and equipment

        Property and equipment is stated at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense currently. When depreciable properties are sold or retired, the cost and accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

        The Cooperative reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market value of the asset to the carrying amount of the asset.

        Depreciation is provided for over the estimated useful lives of the individual assets using the straight-line method. The range of the estimated useful lives used in the computation of depreciation are as follows:

Buildings and improvements	10-39 years
Equipment and furnishings	3-15 years

Other assets

        Other assets are carried at cost. Loan fees are being amortized on an interest method of accounting over the term of the related loans.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Revenue is recognized after the related products are shipped and title has transferred to the customer. Revenues are presented net of discounts and sales allowances.

Freight

        The Cooperative presents all amounts billed to the customer for freight as a component of net revenue. Costs incurred for freight are reported as a component of cost of revenue

Advertising costs

        Advertising and promotion costs are expensed as incurred.

Environmental remediation

        It is management's opinion that the amount of any potential environmental remediation costs will not be material to the company's financial condition, results of operations, or cash flow; therefore, no accrual has been recorded.

(continued on next page)

Recently issued accounting pronouncements

        The Financial Accounting Standards Board has recently issued pronouncements regarding Accounting for Asset Retirement Obligations and Accounting for Impairment or Disposal of Long-Lived Assets. Management is reviewing these pronouncements, but does not expect their implementation to have a significant effect on the financial statements.

Accounting for derivative instruments and hedging activities

        All of the Cooperative's derivatives are designated as non-hedge derivatives. The futures and options contracts used by the Cooperative are discussed below. Although the contracts are effective economic hedges of specified risks, they are not designated as and accounted for as hedging instruments.

        The Cooperative, as parts of its trading activity, uses futures and option contracts offered through regulated commodity exchanges to reduce risk. The Cooperative is exposed to risk of loss in the market value of inventories. To reduce that risk, the Cooperative generally takes opposite and offsetting positions using future contracts or options.

        Unrealized gains and losses on futures and options contracts used to hedge soybean, oil and meal inventories are recognized as a component of net proceeds for financial reporting. Inventories are recorded at estimated market value, which approximates net realizable value, so that gains and losses on the derivative contracts are offset by gains and losses on inventories and reflected in earnings currently.

Earnings per share

        The ownership structure of the Cooperative is made up of membership stock and non-membership stock. Membership stock includes equity stock and voting stock. Non-membership stock consists of preferred stock.

        No dividends or allocations of earnings are calculated based on voting stock. Equity stock represents ownership of an equity interest in the Cooperative, and earnings per share are based on the number of shares of equity stock held.

        For purposes of calculating basic earnings per share, equity stock issued by the Cooperative is considered outstanding on the effective date of issuance. During the years ended December 31, 2001 and 2000, there were 14,129,250 share of equity stock outstanding. During the years ended December 31, 2001 and 2000, there were no preferred shares outstanding.

NOTE 2—INVENTORIES

	2001	2000
Finished goods
Soybean meal	$1,618,978	$103,686
Soybean oil	501,521	3,577,831
Soybean hulls	56,650	38,052

	2,177,149	3,719,569
Raw materials
Soybeans	4,695,927	4,019,349
Supplies and other	274,101	126,833

Totals	$7,147,177	$7,865,751

(continued on next page)

        Finished goods and raw materials are valued at estimated market value, which approximates net realizable value. In addition, futures and option contracts are marked to market through cost of revenues, with unrealized gains and losses recorded in the above inventory amounts. Supplies and other inventories are stated at the lower of cost determined by the first-in, first-out method, or market.

NOTE 3—MARGIN DEPOSITS

        The Cooperative maintains deposits with a brokerage firm. The deposits are used for risk management.

        The Cooperative uses futures and option contracts to manage the risk of commodity price volatility of soybeans, oil and meal. Consistent with its inventory accounting policy, these contracts are recorded at market value.

        At December 31, 2001, the Cooperative had contracts maturing through December 2002.

NOTE 4—PROPERTY AND EQUIPMENT

	2001
	Cost	Accumulated Depreciation	Net	2000 Net
Land	$237,643	$—	$237,643	$237,643
Land improvements	17,650	17,650	—	1,471
Buildings and improvements	12,440,816	1,783,372	10,657,444	10,929,578
Machinery and equipment	30,332,794	10,282,579	20,050,215	20,450,710
Company vehicles	92,365	31,893	60,472	34,909
Furniture and fixtures	721,184	571,294	149,890	142,308
Construction in progress	737,173	—	737,173	76,327

Totals	$44,579,625	$12,686,788	$31,892,837	$31,872,946

NOTE 5—INVESTMENTS

	2001	2000
Investments in associated companies:
Cenex Harvest States	$3,654,981	$3,070,051
CoBank	347,327	281,584

	4,002,308	3,351,635
Urethane Soy Systems Co., Inc.	1,000,000	1,000,000

Totals	$5,002,308	$4,351,635

NOTE 6—NOTES PAYABLE—SEASONAL LOAN

        The Cooperative has entered into a revolving credit agreement with CoBank. The agreement will be automatically extended each year, effective April 1, unless either party notifies each other of the contrary. The purpose of the credit is to finance the inventory and accounts receivable of the Cooperative. The Cooperative may borrow up to $2,000,000 between February 1 and September 30 and up to $6,000,000 between October 1 and January 31. Interest is at a variable rate (4.11% at December 31, 2001). Advances on the revolving credit agreement are limited based upon inventory, accounts receivable, and raw material accounts payable. There were no advances outstanding at December 31, 2001 and 2000.

(continued on next page)

NOTE 7—LONG-TERM DEBT

	2001	2000
$16,000,000 Revolving term loan from CoBank, due in semi-annual installments of $1,100,000 plus interest at variable rates (4.11% at December 31, 2001) beginning March 20, 2002, secured by substantially all property and equipment. Loan matures 3/20/09.	$10,105,768	$9,072,402
Note payable to South Dakota Economic Development, due in monthly principal and interest installments of $990, at 5% secured by a second lien on property and equipment. Note matures 12/1/2002.	125,182	130,650
Note payable to South Dakota Economic Development, due in monthly principal and interest installments of $5,823, at 3% secured by a second lien on property and equipment. Note matured 12/1/2001	—	887,090
Note payable to Brookings County Railroad Authority, due in semi-annual principal and interest installments of $36,885 at 5% secured by railroad track assets. Note matures 8/1/2007.	378,350	431,212
Contract payable to City of Volga, due in monthly installments of $3,229 at 0%. Contract matures 12/31/2003.	77,489	116,234
Note payable to Butler Machinery Company, due in annual principal payments of $4,337 at 0%. Note matures 10/31/04.	13,132	—

	10,699,921	10,637,588
Less current maturities	(2,423,843)	(2,024,168)

Totals	$8,276,078	$8,613,420

        The terms of the loan agreement with CoBank contain certain covenants related to the maintenance of working capital of $5,000,000 and members' investments of $18,200,000. The Cooperative has the ability to advance up to $16,000,000 on its revolving term loan. This difference between $16,000,000 and the amount actually advanced is added back to working capital for purposes of meeting the loan covenants. The Cooperative was in compliance with its loan covenants at December 31, 2001 and 2000.

(continued on next page)

        It is estimated that the minimum principal payments on long-term obligations will be as follows:

For the years ending December 31:
2002	$2,423,843
2003	2,301,471
2004	2,265,682
2005	2,264,407
2006	1,373,436
Thereafter	71,082

Total	$10,699,921

NOTE 8—ACCUMULATED NET PROCEEDS

        As of December 31, 2001 and 2000, accumulated net proceeds consists of the following:

	2001	2000
Allocated	$8,697,364	$4,869,842
Unallocated	3,034,024	4,857,495

Totals	$11,731,388	$9,727,337

        The Cooperative allocates all the earnings based on their previous fiscal year end, which is August 31. The unallocated portion represents the Cooperative's earnings between September 1 and December 31.

NOTE 9—INCOME TAXES

        The Cooperative is exempt from income taxes under Section 521 of the Internal Revenue Code. Accordingly, business done with patrons, which are allocated and paid as prescribed in the Internal Revenue Code, will be taxable to the patron and not to the Cooperative. However, the Cooperative pays income tax on income retained as capital reserves.

        The State of South Dakota does not have a corporate income tax.

        A reconciliation of income tax at the statutory rate to the Cooperative's effective rate is as follows:

	2001	2000
Computed at the expected statutory rate	34.0%	34.0%
Patronage exclusion	(34.0)%	(34.0)%

Income tax expense—effective rate	0.0%	0.0%

(continued on next page)

NOTE 10—EMPLOYEE BENEFIT PLANS

        The Cooperative maintains a 401(k) plan for employees who meet the eligibility requirements set forth in the plan documents. The Cooperative matches a percentage of employees' contributed earnings. The amounts charged to expense under this plan were approximately $58,000, $47,000 and $39,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Cooperative has a deferred compensation plan with key employees. The agreements have benefits, which vest for a three-year period. The Cooperative shall make five equal annual installments upon retirement of the employees. The future payments have been discounted at 8%. The amount recognized as expense during the years ended December 31, 2001, 2000 and 1999 was $34,000, $19,000 and $17,000 respectively. The Cooperative anticipates no payments in the next five years.

NOTE 11—OPERATING LEASES

        The Cooperative leases 309 rail cars from GE Capital. The lease requires monthly payments of $123,890. The leases began in 1996 and have eighteen-year terms. The Cooperative has entered into a lease agreement with Trinity Capital for 100 rail cars to begin approximately August 1, 2002. This lease is for a 15 year term, requiring monthly lease payments of $38,300. Lease expense was $1,427,435, $1,406,243 and $1,014,302 for the years ended December 31, 2001, 2000 and 1999, respectively. The Cooperative generates revenues from the use of 299 of these rail cars on other railroads. Such revenues were $1,427,645, $1,456,776 and 1,110,194 for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Cooperative has entered into a sub-lease agreement with the Dakota, Minnesota & Eastern Railroad Corporation (DME) for the hopper rail cars that it leases from GE Capital. The Cooperative recognizes revenue from this sub-lease as the hopper rail cars are used by the DME. The sub-lease is for a twelve-month period and is renewed annually. The Cooperative is responsible for all maintenance of the rail cars.

        The Cooperative also has a number of other operating leases for machinery and equipment. The most significant other leases are for oil storage tanks. These leases have varying terms and expire through January 31, 2003 and may be automatically renewed. The leases contain additional charges based upon oil throughput. Rental expense under these other operating leases was $338,719, $111,827 and $100,689 for the years ended December 31, 2001, 2000 and 1999 respectively.

        The following is a schedule of future minimum rental payments required under these operating leases.

	Rail Cars	Other	Total
Year ended December 31:
2002	$1,641,430	$597,277	$2,238,707
2003	1,946,280	84,234	2,030,514
2004	1,946,280	33,366	1,979,646
2005	1,946,280	33,366	1,979,646
2006	1,946,280	33,116	1,979,396
Thereafter	21,849,800	39,644	21,889,444

Totals	$31,276,350	$821,003	$32,097,353

(continued on next page)

NOTE 12—CASH FLOW INFORMATION

        The following is a schedule of changes in assets and liabilities used to determine cash from operating activities:

	2001	2000	1999
(Increase) decrease in assets:
Trade accounts	$(1,064,418)	$(1,667,599)	$(205,430)
Inventories	718,574	(2,179,814)	(1,710,340)
Margin account deposit	(573,983)	(30,839)	1,967,880
Prepaids	(56,886)	93,544	93,772

	(976,713)	(3,784,708)	145,882

Increase (decrease) in liabilities:
Excess of outstanding checks over bank balance	24,150	(336,532)	(931,932)
Accounts payable	(212,572)	502,518	(2,044)
Accrued commodity purchases	1,613,556	2,456,807	63,063
Accrued expenses	120,930	523,458	353,910
Deferred compensation	34,000	19,000	17,000

	1,580,064	3,165,251	(500,003)

Total	$603,351	$(619,457)	$(354,121)

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

        Estimated fair values of the Company's financial instruments (all of which are held for non-trading purposes) are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$2,015,257	$2,015,257	$7,827	$7,827
Margin deposits	1,114,993	1,114,993	541,010	541,010
Long-term debt	10,699,921	10,696,363	10,637,588	10,521,296

        The carrying amount approximates fair value of cash and margin deposits. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

        The Company has a patronage investment in other cooperatives and common stock in a privately held entity. There is no market for their patronage credits or the entity's common shares, and it was impracticable to estimate fair value of the Company's investment. The investment is carried on the balance sheet at original cost.

(continued on next page)

NOTE 14—COMMITMENTS

        During August 2000, the Cooperative entered into an agreement with Minnesota Soybean Processors Cooperative (MnSP) for certain services and management of a proposed soybean processing plant. The agreement provides the Cooperative a fee of 10% of the equity raised by MnSP for the Cooperative's services related to business planning and construction management services. The Cooperative has agreed to reinvest a minimum of 80% of the fees earned from MnSP in equity units of MnSP. Fees earned under this arrangement were $301,754 and $0 the years ended December 31, 2001 and 2000, respectively.

        In addition, the Cooperative has agreed to provide management and marketing services to MnSP on a cost sharing basis. The agreement is for automatically renewing five-year periods beginning sixty days before the plant is scheduled to begin operations.

        In addition, the Cooperative is making up to $1 million in interest free loans backed by retained local earnings available for members of the Cooperative who invest in MnSP.

        The Cooperative has entered into various contracts for the construction of property and equipment. The remaining commitment on these projects was approximately $700,000 at December 31, 2001.

NOTE 15—BUSINESS CREDIT RISK

        The Cooperative maintains its cash balances with various financial institutions. At times during the year, the Cooperative's balances exceeded the $100,000 insurance limit of the Federal Deposit Insurance Corporation.

        The Cooperative also grants credit to customers throughout the United States and Canada. The Cooperative evaluates each customer's credit worthiness on a case-by-case basis. Accounts receivable are generally unsecured. These receivables were $11,457,149 and $10,335,089 at December 31, 2001 and 2000, respectively.

        Soybean meal sales accounted for approximately sixty-nine percent of total revenues for the year ended December 31, 2001 and sixty-eight percent of total revenues for the years ended December 31, 2000 and 1999. Approximately twenty-three percent, twenty-one percent and thirty percent of these sales were made to one customer for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, this customer owed the Cooperative approximately $967,000 and $1,183,000, respectively. Soybean oil sales represented approximately twenty-nine percent of total revenues for the years ended December 31, 2001 and 2000 and thirty eight percent of sales for the year ended December 31, 1999. These sales were primarily to one customer. This customer owed the Cooperative approximately $246,000 and $886,000 at December 31, 2001 and 2000, respectively.

        Sales by geographic area for these years ended December 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999
United States	$130,558,146	$127,973,300	$118,374,110
Canada	17,700,000	17,300,000	9,000,000
Other foreign countries	—	—	772,245

	$148,258,146	$145,273,300	$128,146,355

NOTE 16—SUBSEQUENT EVENT

        The Cooperative entered into an agreement as of February 26, 2002, with CoBank to amend and restate its Master Loan Agreement (MLA). Under the terms and conditions of the MLA, CoBank agrees to make loans to the Cooperative in the principal amount of $16,000,000 increasing to $21,000,000 through September 2003. Thereafter, the commitment decreases in scheduled periodic increments of $1,300,000 through March 2011.

        In addition, CoBank agrees to make loans between $6,000,000 and $10,000,000 available to the Cooperative through a revolving credit supplement. The purpose is to finance inventory and accounts receivable and amounts are limited to percentages of these assets. This commitment expires March 31, 2005.

        The MLA contains financial covenants related to maintenance of working capital and achieving debt service quotients among other affirmative and negative covenants.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
THE REORGANIZATION
APPRAISAL
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY INFORMATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT
COMPARISON OF RIGHTS OF EQUITY OWNERS
FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A PLAN OF REORGANIZATION
APPENDIX B ARTICLES OF ORGANIZATION AND FORM OF OPERATING AGREEMENT
APPENDIX C AUDITED FINANCIAL STATEMENTS
FINANCIAL STATEMENTS DECEMBER 31, 2001 AND 2000
INDEPENDENT AUDITOR'S REPORT
SOUTH DAKOTA SOYBEAN PROCESSORS BALANCE SHEETS DECEMBER 31, 2001 AND 2000
SOUTH DAKOTA SOYBEAN PROCESSORS STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
SOUTH DAKOTA SOYBEAN PROCESSORS STATEMENTS OF CHANGES IN MEMBERS' INVESTMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
SOUTH DAKOTA SOYBEAN PROCESSORS STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
SOUTH DAKOTA SOYBEAN PROCESSORS NOTES TO FINANCIAL STATEMENTS